                                                      PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-48371
PROSPECTUS
                                     LOGO
                         FACILICOM INTERNATIONAL, INC.

                               OFFER TO EXCHANGE
                    10 1/2% SERIES B SENIOR NOTES DUE 2008

                                FOR ANY AND ALL
                         10 1/2% SENIOR NOTES DUE 2008

($300,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                               ----------------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2,
                             1998, UNLESS EXTENDED

   SEE "RISK  FACTORS"  ON PAGE  17, IMMEDIATELY  FOLLOWING  THE PROSPECTUS
      SUMMARY, FOR  A DISCUSSION OF  CERTAIN INFORMATION THAT  SHOULD BE
          CONSIDERED IN  CONNECTION WITH  THE EXCHANGE  OFFER AND  AN
             INVESTMENT IN THE EXCHANGE NOTES.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION  NOR HAS THE SECURITIES  AND EXCHANGE COMMISSION
    OR  ANY  STATE  SECURITIES  COMMISSION PASSED  UPON  THE  ACCURACY  OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
       A CRIMINAL OFFENSE.

                               ----------------

                  THE DATE OF THIS PROSPECTUS IS JUNE 2, 1998

  FaciliCom International, Inc., a Delaware corporation (the "Company" or "FCI"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $300,000,000 aggregate principal amount of its 10 1/2% Series B Senior Notes due 2008 (the "Exchange Notes") for up to $300,000,000 aggregate principal amount of its 10 1/2% Senior Notes due 2008 (the "Old Notes" and together with the Exchange Notes, the "Notes"). As of the date of this Prospectus, there was $300,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to those of the Old Notes, except that (i) the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined herein), including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer-- Purposes and Effects of the Exchange Offer."

  Based on an interpretation by the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to Exxon Capital Holdings Corp. (available April 13, 1988) and Morgan Stanley & Co. Inc. (available June 5, 1991), among others. The Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activity or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Interest on the Exchange Notes will be payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998. Holders of the Exchange Notes will receive interest from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the later of (i) the most recent date to which interest has been paid thereon or (ii) the date of issuance of the Old Notes, to the date of exchange thereof.

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2003, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to January 15, 2001, the Company may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of the Notes at the redemption price set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined) of one or more Public Equity Offerings (as defined); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change in Control (as defined), each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Company will be able to fund these repurchase obligations in the event of a Change in Control.

  The Notes will be unsecured obligations of the Company, will rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company. As of March 31, 1998, the Company had approximately $309.5 million of Indebtedness (as defined). Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes, and the Company's subsidiaries will not be guarantors of the Notes. As of March 31, 1998, the Company's consolidated subsidiaries had aggregate liabilities of $380.1 million, which included $309.5 million of Indebtedness. See "Capitalization."

  The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange. The Company will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on July 2, 1998 unless extended by the Company (the "Expiration Date"). The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Liquidated Damages if the Exchange Offer is not consummated by June 27, 1998 and, under certain circumstances, file a shelf registration statement with respect to the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions to Exchange Offer." The Company has agreed to pay all expenses incident to the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer.

  The Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market ("Nasdaq"). Although the Initial Purchasers (as defined herein) have informed the Company that they

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currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

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                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified by such reference.

  The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Exchange Notes reports, information and documents specified in Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so long as the Exchange Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Management of the Company, as well as assumptions made by and information currently available to the Management of the Company. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including risk factors, and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" and "FCI" refer to FaciliCom International, Inc. and its subsidiaries, and give effect to the Recapitalization (as defined below) of FaciliCom International, L.L.C. as a Delaware corporation on December 22, 1997, except where the context otherwise requires.

                                  THE COMPANY

  FCI is a rapidly growing multinational carrier focused on providing international wholesale telecommunications services to other carriers worldwide. FCI provides these services over a carrier-grade international network consisting of five international gateway switches in the U.S., Sweden, Denmark and the U.K., as well as transmission capacity owned and leased on a fixed-cost basis that connects its switches in the U.S. and Europe. FCI's network and its operating agreements with traditional incumbent carriers ("PTTs") enable it to offer high quality services to its carrier customers at competitive rates. In addition to wholesale services, as of March 31, 1998, FCI provided domestic and international long distance services on its network to 19,345 retail customers in Sweden and Denmark through its Swedish subsidiary, Nordiska Tele8 AB ("Tele8"). FCI believes that its multinational, facilities-based approach and its established carrier status in Europe through Tele8 provide it with significant competitive advantages including control over transmission quality and reduced termination and network costs, as well as high quality local sales and customer service. FCI, founded in May 1995, reported consolidated revenues for the six months ended March 31, 1998, and for the fiscal year ended September 30, 1997, of $71.0 million and $70.2 million, respectively, and net loss of ($17.7) million and ($14.0) million, respectively.

  FCI was founded to capitalize on opportunities that have developed for facilities-based carriers as a result of (i) the increasing demand for international telecommunications services worldwide, (ii) the rapid pace of deregulation of the approximately $61 billion international telecommunications market and (iii) the erosion of the international Accounting Rate Mechanism ("ARM"). Demand for international telecommunications services is expected to increase as a result of a number of factors, including worldwide economic growth, global deregulation, technological advancements and the introduction of new services. FCI believes that, as in the U.S., deregulation in Europe, Latin America, Asia and the Pacific Rim will accelerate demand for international telecommunications services and lead to the establishment of new carriers in these markets. FCI believes that it is well positioned to capture international traffic from established and emerging carriers seeking carrier-grade network quality, competitively priced network services and flexible, responsive technical support and customer service.

  The Company's target customer base consists primarily of PTTs and other first-tier carriers, emerging carriers and wireless carriers with international traffic. PTTs and other first-tier carriers generally have their own international networks, but will use carriers such as FCI for overflow traffic and least-cost routing. Emerging carriers and wireless carriers constitute rapidly growing industry segments that generally rely on PTTs and wholesale carriers such as the Company to provide international connectivity. As of March 31, 1998, the Company provided service to 97 carriers, including nine of the ten largest U.S. carriers (based on outbound international traffic), three wireless carriers and 14 multinational carriers that originate traffic in more than one of the Company's existing markets.

  To offer high quality international services and to control its termination and network costs, FCI seeks to invest in undersea fiber optic cable systems and international gateway switches in locations and on routes where customer demand justifies such fixed asset investments. As of March 31, 1998, FCI had implemented an international network comprising (i) four NorTel and two Ericsson international gateway switches located in

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New York City; Jersey City, New Jersey; Malmo, Sweden; Copenhagen; Amsterdam
and London; (ii) owned and leased capacity in seven undersea fiber optic cable systems connecting the Company's international gateway switches in the U.S. and
Europe: CANTAT-3, CANUS-1, TAT 12/13, Kattegatt, Odin, the Fiber-optic Link Around the Globe ("FLAG") and DKS-18; and (iii) points of presence ("PoPs") in three U.S. and two European cities for origination and termination of international traffic. During 1998, the Company plans to install 12 additional switches in Australia, Austria, Belgium, France, Germany, Italy, Japan, Norway, Spain, Switzerland and the U.S. (Los Angeles and Miami). In addition, the Company plans to invest in fiber optic transmission capacity connecting North America, Europe, Latin America, Asia and the Pacific Rim, including the Trans Pacific Cable ("TPC-5"), Americas-1, Gemini, APCN(A) and Southern Cross fiber optic cables, and to acquire additional capacity in the FLAG system during 1998. FCI had invested $66.2 million in network facilities as of March 31, 1998, and plans to invest an additional $150.0 million during the next two calendar years.

  FCI currently has operating agreements with 18 foreign carriers, 15 of which are the PTTs in their respective countries. The Company's operating agreements permit it to terminate traffic directed to correspondent carriers in these countries and provide for the Company to receive return traffic. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, return traffic generated under such operating agreements accounted for approximately 1.4% and 2.3%, respectively, of consolidated revenues. The Company is currently negotiating additional operating agreements with carriers in Europe, Latin America, Asia and the Pacific Rim.

STRATEGY

  FCI's objective is to become a leading provider of high quality, competitively priced, dedicated and switched wholesale international telecommunications services to established and emerging carriers worldwide. To achieve this objective, the Company intends to continue to expand its carrier-grade international network and to offer competitively priced network services comparable in quality to that of major PTTs and first-tier carriers while providing highly responsive technical support and customer service. The key elements of the Company's strategy are as follows:

  . Increase multinational presence. FCI seeks to expand its operations by cultivating relationships with PTTs in strategic locations worldwide and establishing operations in markets with significant international traffic as soon as deregulation enables facilities-based carriers to enter such markets. The Company believes that its ability to originate traffic from multiple markets will allow it to benefit from the relatively high growth of non-U.S. originated traffic, to serve multinational carriers and to optimize the use of its facilities. As part of its business strategy, the Company may enter into strategic alliances with, acquire assets or businesses from, or invest in, companies that are complementary to its current operations. The Company has a dedicated Business Development Group which focuses on developing relationships with correspondent carriers and which facilitates new market entry.

  . Expand carrier-grade international infrastructure. FCI intends to expand its carrier-grade international network. The Company uses switches similar to those used by first-tier carriers and PTTs, and continues to implement advanced features, such as asynchronous transfer mode ("ATM") technology, which will permit the Company to transmit voice and data services over a single platform. The Company believes that increasing the percentage of minutes of traffic it carries end-to-end over its facilities and international transmission capacity owned or leased on a fixed-cost basis ("on-net") will enable it to increase margins and profitability and ensure quality of service. By the end of 1998, the Company expects to have such on-net capability on 25 of the top 50 international traffic routes and facilities in countries representing over 60.0% of total international traffic.

  . Focus on wholesale market. FCI's customer base consists primarily of established and emerging competitive carriers and PTTs that purchase the Company's services on a wholesale basis. The Company believes that the wholesale telecommunications market will offer significant growth opportunities as traditional international traffic settlement mechanisms are replaced by competitive

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     cost-based systems. In addition, liberalization of telecommunications markets worldwide is expected to lead to the establishment of new carriers and resellers that require high quality international connectivity at competitive rates. FCI believes that its wholesale strategy enables it to generate the high traffic volumes required to justify investments in network infrastructure, while controlling selling, general and administrative expenses.

  . Continue to leverage Tele8 status. Tele8's status as an established carrier in Sweden has enabled FCI to enter into operating agreements with a number of major European PTTs. The Company intends to continue to leverage Tele8's carrier status and brand name to negotiate additional operating agreements, acquire additional customers and obtain preferential pricing on leased fiber and satellite transmission capacity worldwide.

  . Maintain efficient operations and low cost base. The Company seeks to maintain efficient operations and a low cost base through a disciplined incremental approach to investments in fixed assets, strict control over selling, general and administrative expenses and the operation of a centralized, highly efficient network control center for its global network, which enable the Company to be price competitive.

MANAGEMENT

  The six members of the Company's senior management have over 140 years of combined experience in the telecommunications industry. The breadth of experience of FCI's management team has enabled it to establish correspondent relationships, obtain customers and attract skilled management personnel. Walter Burmeister, co-founder, Chief Executive Officer and President of the Company, has over 36 years of experience in the industry, including serving as Vice President and Chief Financial Officer of Bell Atlantic International. Anand Kumar, co-founder and Executive Vice President of Business Development of the Company, has more than 30 years of experience with Washington International Teleport, GTE Corp. ("GTE") and AT&T Corp. ("AT&T"). Jeffrey Guzy, co-founder and Executive Vice President of Marketing, Sales & Product Development of the Company, has more than 13 years of experience with telecommunications and technology companies, including Interferometrics, Sprint Communications, Inc. ("Sprint"), Bell Atlantic Corp. ("Bell Atlantic") and Overseas Telecommunications Inc. Christopher King, the Company's Chief Financial Officer and Vice President of Finance and Administration, has more than 10 years of finance experience with Bell Atlantic. Donald Dodd, the Company's Managing Director of Operations & Engineering, has over 40 years of experience with telecommunications companies, including Tekelec Incorporated, Bell Atlantic and Northern Telecom. Peter Gardener, the Managing Director of the Company's U.K. subsidiary, has more than 20 years of experience in the industry, including working as a management consultant with Commslogic for 10 years.

RECENT DEVELOPMENTS

  On December 22, 1997, the Company and its stockholders, Armstrong International Telecommunications, Inc. ("AIT"), a subsidiary of Armstrong Holdings, Inc. ("Armstrong"), and FCI Management Group, a Pennsylvania general partnership ("FMG"), effected a reorganization to convert their ownership interests in the Company from limited liability company interests to shares in a corporation. AIT and FMG contributed their membership interests in FaciliCom International, L.L.C. ("FCI LLC") to the Company in exchange for all of the outstanding shares of the Company's common stock on a pro rata basis (the "Reorganization"). As a result of the Reorganization, FCI LLC is a wholly owned subsidiary of the Company. Concurrently, AIT invested an additional $20.0 million in the Company in exchange for an additional equity interest (the "Equity Investment" and together with the Reorganization, the "Recapitalization") by contributing cash and canceling indebtedness. Giving effect to the Recapitalization, AIT and FMG own 84% and 16% of the outstanding stock of the Company. See "Certain Relationships and Related Transactions."

  On January 28, 1998, the Company issued $300,000,000 aggregate principal amount of Old Notes pursuant to an Indenture (as defined herein). Interest on the Old Notes is payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998.

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  The Old Notes are redeemable at the option of the Company in whole or in part at any time on or after January 15, 2003, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of redemption. In addition, at any time prior to January 15, 2001, the Company may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of the Notes at the specified redemption prices plus accrued interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change in Control (as defined in the Indenture), each holder of the Notes has the right to require the Company to purchase all or any of such holder's Old Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

  The Company used approximately $86.5 million of the proceeds from the offering of the Old Notes to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Governmental Obligations (as defined in the Indenture), which are pledged as security and restricted for the first six scheduled interest payments on the Notes. In addition, approximately $16.9 million of existing indebtedness was paid off with the proceeds from the offering of the Old Notes.

  The Old Notes are unsecured obligations of the Company, rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Old Notes and will be pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company.

  The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments (including dividends), transactions with affiliates, liens and asset sales. See "Description of Notes--Covenants."

  On March 31, 1998, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to create a new class of non-voting common stock, and adopted the FaciliCom International, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan"). The Stock Option Plan provides for the grant of options to purchase shares of the Company's non-voting common stock to certain directors, officers, key employees and advisors of the Company. Also on March 31, 1998, all of the phantom shares previously granted to employees and directors of the Company under the FaciliCom International, Inc. 1997 Phantom Stock Rights Plan (the "Phantom Stock Plan") were converted to options under the 1998 Stock Option Plan, and the Company granted additional options to purchase 6,448 shares of non-voting stock to employees, directors and advisors under the 1998 Stock Option Plan. The stock-based compensation arrangements resulted in a charge to operations for the six months ended March 31, 1998 of $5.5 million.

  On April 27, 1998, the Company entered into an agreement to purchase 100% of the issued and outstanding capital stock of Oy Teleykkanen AB ("Tele 1"), a corporation formed under the laws of Finland, for $4.0 million in cash. Tele 1 is a Finnish provider of local and long distance international telecommunication services and has a carrier agreement to exchange customer traffic with Telecom Finland, the dominant carrier in Finland.

                                ----------------

  The Company's headquarters are located at 1401 New York Avenue, NW, Washington, D.C. 20005 and its telephone number is (202) 496-1100.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer..........  The Company is offering to exchange up to
                              $300,000,000 aggregate principal amount of
                              Exchange Notes for up to $300,000,000 aggregate principal amount of Old Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. The terms of the Exchange Notes are substantially identical in all respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

                              Based on an interpretation by the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Registration Rights.........  The Old Notes were issued in transactions exempt from the registration requirements of the Securities Act by the Company on January 28, 1998 to Lehman Brothers Inc. and BT Alex. Brown Incorporated (the "Initial Purchasers") pursuant to a purchase agreement dated as of January 23, 1998 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently sold the Old Notes to (a) qualified institutional buyers in reliance on Rule 144A under the Securities Act and (b) outside the U.S. to certain persons in reliance on Regulation S under the Securities Act. In connection therewith, the Company executed and delivered for the benefit of the holders of the Notes a registration rights agreement (the "Registration Rights Agreement") which grants the holders of the Old Notes certain exchange and registration rights. Pursuant to the Registration Rights Agreement, the Company is obligated to (i) file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer on or prior to 60 days after January 28, 1998 ("the Closing Date"), (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 120 days after the Closing Date, (iii) file all necessary amendments to the Exchange Offer Registration Statement and make other necessary filings pursuant to state securities laws to permit consummation of the Exchange Offer and (iv) use its reasonable best efforts to cause the Exchange Offer to be consummated on or prior to 30 days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission. In the event that applicable law or Commission policy do not permit the Company to effect the Exchange Offer, the Exchange Offer is not consummated by June 1, 1998, or certain holders of the Old Notes notify the Company they are not permitted to participate in, or would not receive freely tradable Exchange Notes pursuant to, the Exchange Offer, the Company will use its reasonable best efforts to cause to be declared effective a registration statement (the "Shelf Registration Statement") with respect to resale of the Old Notes on or prior to the 120th day after such obligation arises and to keep the Shelf Registration Statement continuously effective until up to two years after the date on which the Old Notes were sold. If the Company fails to satisfy these registration obligations, it will be required to pay Liquidated Damages (as defined herein) to the holders of the Notes under certain circumstances. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes, except as described herein. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. See "The Exchange Offer--Purposes and Effects of the Exchange Offer."

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on July 2, 1998, unless the
                              Exchange Offer is extended, in which case the term "Expiration Date" means the date and time to which the Exchange Offer is extended.

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions to Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Old Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Old Notes to the Exchange Agent's account at the Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer by the holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) neither the holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Interest on the Exchange
 Notes......................  The Exchange Notes will bear interest at the rate of 10 1/2% per annum, payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998. Holders of the Exchange Notes will receive interest from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the later of (i) the most recent date to which interest has been paid thereon and (ii) the date of issuance of the Old Notes, to the date of exchange thereof.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Old Notes
 and Delivery of the
 Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to the Expiration Date.

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

U.S. Federal Income Tax
 Considerations.............  The exchange of Old Notes for Exchange Notes by tendering holders should not be a taxable exchange for U.S. federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income for U.S. federal income tax purposes as a result of such exchange. See "Certain United States Federal Income Tax Considerations."

Use of the Proceeds.........  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Effect on Holders of Old
 Notes......................  As a result of making this Exchange Offer, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement and, accordingly, a holder of the Old Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Old Notes who do not tender their Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered, but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

Exchange Agent..............  State Street Bank and Trust Company is serving as
                              Exchange Agent in connection with the Exchange Offer. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

                                   THE NOTES

  The Exchange Offer applies to $300,000,000 aggregate principal amount of Old Notes. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the Exchange Notes will be, issued. See "Description of Notes."

Issue.......................  $300,000,000 aggregate principal amount of 10
                              1/2% Series B Senior Notes due 2008.

Maturity Date...............  January 15, 2008.

Interest Payment Dates......  January 15 and July 15, commencing on July 15,
                              1998.

Security....................  The Indenture requires the Company to purchase and pledge to the Trustee, as security for the benefit of the holders of the Notes, the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities to provide for the payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $86.5 million of the net proceeds of the offering of the Old Notes to acquire the Pledged Securities. Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, any remaining Pledged Securities will be released to the Company from the Pledge Account and the Notes will be unsecured. See "Description of Notes--Security."

Ranking.....................  The Indebtedness evidenced by the Notes will be unsecured (except as described) obligations of the Company, will rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and will be pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company, including trade payables. As of March 31, 1998, the Company had approximately $309.5 million of Indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. The Company's subsidiaries will not be guarantors of the Notes. The Indenture limits, but does not prohibit, the incurrence of certain additional Indebtedness by the Company and its Restricted Subsidiaries and does not limit the amount of Indebtedness Incurred (as defined herein) to finance the cost of Telecommunications Assets (as defined herein). As of March 31, 1998, the Company's consolidated subsidiaries had aggregate liabilities of $380.1 million, which includes $309.5 million of Indebtedness.

Absence of Public Trading
 Market for the Exchange
 Notes......................  There is no public market for the Exchange Notes and the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes through Nasdaq. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

Optional Redemption.........  The Notes are not redeemable at the option of the
                              Company prior to January 15, 2003. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. Notwithstanding the foregoing, prior to January 15, 2001, the Company may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of Notes at a redemption price equal to 110.5% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption with the Net Cash Proceeds of one or more Public Equity Offerings; provided, that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding immediately after such redemption; and provided further that notice of such redemption shall be given within 60 days of the closing of any such Public Equity Offering. See "Description of Notes--Optional Redemption."

Change of Control...........  In the event of a Change of Control, each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of Notes--Repurchase of Notes upon a Change of Control." There can be no assurance that the Company will be able to fund these repurchase obligations in the event of a Change of Control.

Covenants...................  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness, pay dividends or make other distributions, repurchase Capital Stock or subordinated Indebtedness or make certain other Restricted Payments, create certain liens, enter into certain transactions with stockholders and affiliates, sell assets, issue or sell Capital Stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. See "Description of Notes--Covenants."

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to this Prospectus. In consideration for issuing the Exchange Notes as contemplated herein, the Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in the Indebtedness of the Company. The net proceeds to the Company from the offering of the Old Notes, after deducting the underwriting discounts and commissions and estimated expenses, were approximately $290.0 million. The Company applied approximately $86.5 million of the net proceeds to purchase the Pledged Securities and approximately $16.9 million to repay amounts outstanding under its existing vendor financing agreements. The Company intends to apply approximately $150.0 million to fund capital expenditures to expand and develop the Company's network, and the balance to fund operating losses and working capital requirements and other general corporate purposes, including potential acquisitions and investments in joint ventures and strategic alliances.

                                  RISK FACTORS

  Holders of the Notes should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in evaluating the Exchange Offer.

                        SUMMARY FINANCIAL AND OTHER DATA

  The summary financial data for FCI presented below for the fiscal years ended September 30, 1997 and September 30, 1996, and have been derived from the financial statements of FCI, which have been audited by Deloitte & Touche LLP, independent public accountants. The summary financial and certain other data for the six months ended March 31, 1998 and 1997, and actual balance sheet data have been derived from unaudited financial statements of FCI. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the financial statements of FCI included elsewhere in this Prospectus.

                                        SIX MONTHS ENDED   FISCAL YEAR ENDED
                                           MARCH 31,         SEPTEMBER 30,
                                        -----------------  -------------------
                                          1998     1997      1997       1996
                                        --------  -------  ---------  --------
                                        (IN THOUSANDS, EXCEPT SWITCH DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues........................  $ 70,954  $27,094  $  70,187  $ 11,891
Cost of revenues......................    66,486   25,425     65,718    12,742
                                        --------  -------  ---------  --------
Gross margin (deficit)................     4,468    1,669      4,469      (851)
Operating expenses:
Selling, general and administrative
 (including related party)............    12,708    5,852     13,511     7,582
Stock-based compensation..............     5,514      --         --        --
Depreciation and amortization.........     2,854    1,090      2,318     1,143
                                        --------  -------  ---------  --------
Total operating expenses..............    21,076    6,942     15,829     8,725
                                        --------  -------  ---------  --------
Loss from operations..................   (16,608)  (5,273)   (11,360)   (9,576)
Interest expense (including related
 party)...............................    (6,429)    (463)    (1,336)     (312)
Interest income.......................     2,505      --         --        --
Foreign exchange gain (loss)..........      (394)  (1,323)    (1,335)      226
                                        --------  -------  ---------  --------
Loss before income taxes..............   (20,926)  (7,059)   (14,031)   (9,662)
Income tax benefit....................     3,226      --         --        --
                                        --------  -------  ---------  --------
Net loss..............................  $(17,700) $(7,059) $ (14,031) $ (9,662)
                                        ========  =======  =========  ========
REVENUE DATA:
Wholesale.............................  $ 66,394  $25,775  $  66,422  $ 11,664
Retail................................     4,560    1,319      3,765       227
                                        --------  -------  ---------  --------
Total revenues........................  $ 70,954  $27,094  $  70,187  $ 11,891
                                        ========  =======  =========  ========
OTHER DATA:
EBITDA(/1/)...........................  $(13,754) $(4,183) $  (9,042) $ (8,433)
Cash flows from operating activities..   (13,565)  (3,192)    (8,361)   (5,413)
Cash flows from investing activities..  (153,778)    (819)    (1,664)   (1,074)
Cash flows from financing activities..   291,367    2,878      7,914     8,572
Capital expenditures..................    46,752    3,741     12,282     8,404
Number of switches (at period end)....         6        2          4         2

                                 AS OF MARCH 31, 1998
                                 --------------------
                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......       $125,423
Short-term marketable
 securities.....................         80,964
Long-term marketable
 securities.....................         57,470
Working capital (excluding cash
 and marketable securities).....        (39,677)
Property and equipment, net.....         64,890
Total assets....................        375,815
Total long-term obligations
 (including current portion)....        309,541
Total capital accounts..........         (4,280)

--------
(1) EBITDA consists of earnings (loss) before interest expense, interest income, income taxes, depreciation, amortization and foreign exchange gain
    (loss). EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other combined statement of income or cash flow data computed in accordance with generally accepted accounting principles or as a measure of a company's results of operations or liquidity. EBITDA is widely used as a measure of a company's operating performance and its ability to service its indebtedness because it assists in comparing performance on a consistent basis across companies, which can vary significantly.

                                 RISK FACTORS

  Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making an investment in the Notes.

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY; NEGATIVE RATIO OF EARNINGS TO FIXED
CHARGES

  The Company has substantial indebtedness as a result of the offering of the Old Notes. As of March 31, 1998, the Company's total indebtedness was approximately $309.5 million, including $9.5 million of secured indebtedness, its stockholders' equity was approximately ($4.3) million and the Company had total assets of approximately $375.8 million. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, after giving pro forma effect to the offering of the Old Notes and the application of the net proceeds therefrom as if the offering of the Old Notes had been consummated on October 1, 1996, the Company's EBITDA would have been insufficient to cover fixed charges by approximately $29.5 million and $40.5 million, respectively. Cash flows from operating, investing and financing activities were insufficient to cover fixed charges. Historical earnings for the six months ended March 31, 1998 (unaudited), the periods ended September 30, 1997, 1996 and 1995 for the period from January 1, 1995 through June 30, 1995 (Predecessor), were insufficient to cover fixed charges by $20.9 million, $14.0 million, $9.7 million, $1.7 million and $1.3 million, respectively. The Indenture limits, but does not prohibit, the incurrence of certain additional indebtedness by the Company and certain of its subsidiaries and does not limit the amount of Indebtedness that may be incurred to finance the cost of Telecommunications Assets. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. The Company anticipates that it and its subsidiaries will incur substantial additional Indebtedness in the future. See "Selected Consolidated Financial and Other Data" and the Company's Consolidated Financial Statements elsewhere in the Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company may become more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

  The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including its obligations under the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon.

HISTORICAL AND FUTURE OPERATING LOSSES; NEGATIVE CASH FLOW AND EBITDA; NET
LOSSES

  Since its inception through March 31, 1998, the Company had cumulative negative cash flow from operating activities of $29.0 million and cumulative EBITDA of ($32.6) million. In addition, the Company incurred a net loss for the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997 of ($17.7) million and ($14.0) million, respectively, and had an accumulated deficit of $47.6 million as of March 31, 1998. The

Company expects to incur negative EBITDA, negative cash flow from operating, financing and investing activities and significant operating losses and net losses for at least its next two fiscal years as it incurs additional costs associated with the development and expansion of its network, the expansion of its marketing and sales organization and the introduction of new telecommunications services. Furthermore, the Company expects that operations in new target markets will experience negative cash flows until an adequate customer base and related revenues have been established. The Company must substantially increase its net cash flow in order to meet its debt service obligations, including its obligations on the Notes, and there can be no assurance that the Company will achieve or, if achieved, will sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements (including its obligations with respect to the Notes), which could have a material adverse effect on the business, operations and financial condition of the Company. See "--Future Capital Needs; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS TO REPAY NOTES

  FCI is a holding company, the principal assets of which are its operating subsidiaries in the U.S., Sweden, Denmark and the U.K. As a holding company, the Company's internal sources of funds to meet its cash needs, including payment of expenses and principal and interest on the Notes, are dividends, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements. The subsidiaries of the Company are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or to make funds available for such payments and will not be guarantors of the Notes. Additionally, some of the Company's subsidiaries are organized in jurisdictions outside the U.S. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to FCI may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by such operating subsidiaries, as well as statutory and other legal restrictions, and such payments may have adverse tax consequences. The failure to pay any such dividends, repay intercompany loans or make any such other distributions would restrict FCI's ability to repay principal and interest on the Notes and its ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

  Because the Company is a holding company that conducts its business through its subsidiaries, claims of creditors of such subsidiaries will generally have priority over the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness (including the Notes). Accordingly, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of March 31, 1998, the Company's consolidated subsidiaries had aggregate liabilities of $380.1 million, which included $309.5 million of Indebtedness. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In addition, holders of secured indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the holders of the Notes and would have a claim that is pari passu with the holders of the Notes to the extent such security did not satisfy such indebtedness. The Company has no significant assets other than its ownership interests in FCI LLC and it is expected that such ownership interests and the equity interests in the Company's other subsidiaries may be pledged in the future to secure one or more credit facilities.

DEPENDENCE ON KEY CUSTOMERS; BAD DEBT EXPOSURE

  The Company's primary business as a wholesale long distance provider makes it highly dependent upon traffic delivered to the Company by other long distance providers pursuant to arrangements that can generally be terminated on short notice. The Company's carrier customers tend to be extremely price sensitive, rely on low margin business and frequently choose to move their business based solely on incremental price changes. Such customers may and frequently do elect to divert a portion of their service requirements to alternative providers on short notice based solely on price. Traffic volume lost through service terminations or diversions must be replaced through the addition of new customers or incremental business from existing customers to realize revenue growth.

  While the list of the Company's most significant customers varies from quarter to quarter, for the quarter ended March 31, 1998 the Company's ten largest customers accounted for 37.6% of the Company's revenues. For the fiscal year ended September 30, 1996, North American Gateway Inc. and Cherry Communications, Inc. accounted for 30.0% and 11.0%, respectively, of the Company's total revenues. For the fiscal year ended September 30, 1997, North American Gateway Inc. and Telegroup, Inc. accounted for 14.0% and 10.3%, respectively, of the Company's total revenues. The loss or substantial reduction in the level of service to the Company's large customers would have an immediate and material adverse effect on the Company's business. The Company's customer concentration also amplifies the risk of non-payment by customers. If the Company experiences difficulties in the collection of accounts receivable from its major customers, the Company's financial condition and results of operations could be materially adversely affected. See "Business--Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The development and expansion of the Company's network facilities, funding of operating losses and working capital needs and investment in the Company's management information systems will require significant investment. The Company expects that the net proceeds from the offering of the Old Notes and cash flow from operations will provide the Company with sufficient capital to fund planned capital expenditures and anticipated losses and to make interest payments on the Notes. There can be no assurance, however, that the Company will not need additional financing sooner than anticipated. In addition, the Company may be required to obtain additional financing in order to repay the Notes at the Maturity Date. The need for additional financing depends on factors such as the rate and extent of the Company's international expansion, increased investment in ownership rights in fiber optic cable and increased sales and marketing expenses. In addition, the amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions (particularly with respect to the Company's ability to attract incremental traffic) and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the net proceeds of the offering of the Old Notes, together with internally generated funds, prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing.

  The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to obtain the additional financings or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. The Indenture contains certain restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and to create liens on its assets. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, results of operations and financial condition, its ability to compete and its ability to meet its obligations on the Notes.

LIMITED OPERATING HISTORY; ENTRY INTO NEW MARKETS

  FCI LLC was founded in May 1995, acquired Tele8, the Company's principal international subsidiary, in July 1995 and began generating revenues in the U.S. in February 1996. The Company has generated only limited revenues and has a limited operating history. In addition, the Company intends to enter markets where it has limited or no operating experience and where services have previously been provided primarily by the local PTTs. Accordingly, there can be no assurance that the Company's future operations will generate operating or net income, and the Company's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

DEPENDENCE ON OPERATING AGREEMENTS WITH FOREIGN OPERATORS

  The Company's strategy is substantially based on its ability to enter into:
(i) operating agreements with PTTs in countries that have yet to become deregulated so the Company can terminate traffic in, and receive return traffic from, that country; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have deregulated so it can terminate traffic in such countries; and (iii) interconnection agreements with the PTT in each of the countries where the Company has operating facilities (e.g., the U.K.) so it can terminate traffic in that country. The Company believes that it would not be able to serve its customers at competitive prices without such operating or interconnection agreements. Termination of such operating agreements by certain of the Company's foreign carriers or PTTs would have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company will be able to enter into additional operating or interconnection agreements in the future. The failure to enter into additional agreements could limit the Company's ability to increase its revenues on a profitable basis. See "Business--Network."

INTENSE COMPETITION

  The international telecommunications industry is intensely competitive and subject to rapid change precipitated by advances in technology and regulation. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in each of its markets, including the respective PTT in each country in which the Company operates. Other competitors of the Company include large, facilities-based, multinational carriers and smaller facilities-based wholesale long distance service providers in the U.S. and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services and global alliances among some of the world's largest telecommunications carriers. International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and the Company's carrier customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. Several long distance carriers in the U.S. have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the U.S. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, prices for international long distance services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the new competitive opportunities created by the U.S. Telecommunications Act of 1996 (the "1996 Telecommunications Act"), implementation by the Federal Communications Commission (the "FCC") of the U.S. commitment to the World Trade Organization and changes in legislation and regulation in various foreign target markets. There can be no assurance that the Company will be able to compete successfully in the future.

  Competition from Domestic and International Companies. The U.S.-based international telecommunications services market is dominated by AT&T, MCI Communications, Inc. ("MCI"), Sprint and WorldCom, Inc. ("WorldCom"). The Company also competes with second-tier international carriers including ACC Corporation, Pacific Gateway Exchange, Inc., Primus Telecommunications Group, Inc., Star Telecommunications, Inc., TresCom International, Inc. and other U.S. and foreign long distance providers, a number of which have considerably greater financial and other resources and more extensive domestic and international communications networks than the Company. A recent FCC order implementing the United States' open market commitments in the WTO Agreement may also make it easier for certain foreign carriers to enter the U.S. market, thereby increasing competition. See "Business--Industry--Regulatory and Competitive Environment." In addition, the Company anticipates that it will encounter additional competition from global alliances among large long distance telecommunications providers and from new entrants in its recently deregulated target markets outside the U.S. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld;" AT&T's recent alliance with Italy's STET/Telecom Italia to serve international customers with a primary focus on the Latin American and European regions; WorldCom's proposed merger with MCI; and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One." Consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of the proposed mergers and alliances could create increased competition in the telecommunications services market and potentially reduce the number of customers that purchase wholesale international long distance services from the Company. Because many of the Company's current competitors are also the Company's customers, the Company's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with the Company for competitive or other reasons.

  Increased Competition as a Result of a Changing Regulatory Environment. The 1996 Telecommunications Act, which substantially revises the Communications Act of 1934, as amended (the "Communications Act"), promotes additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the Regional Bell Operating Companies ("RBOCs") in the U.S. Moreover, the Company believes that the FCC's recently released order implementing the United States' commitments under the WTO Agreement (as defined) will make it easier for certain foreign carriers to enter the U.S. market, thereby increasing competition in the U.S. market for the Company. The Company believes that competition in non-U.S. markets is likely to follow the intense competition in the U.S. market as non-U.S. markets continue to deregulate.

  Competition from New Technologies. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications and digital wireless communication systems such as Personal Communications Systems ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  For a more detailed discussion of competition in the international telecommunications industry, see "Business--Competition."

EXPANSION AND OPERATION OF THE NETWORK

  The long-term success of the Company is dependent upon its ability to operate, expand, manage and maintain its network. In particular, the Company's ability to increase revenues will be dependent on its ability to expand the capacity of, and eliminate bottlenecks that have developed from time to time on, the Company's network. The continued expansion, operation and development of the network will depend on, among other factors, the Company's ability to accomplish the following: (i) attract and retain customers; (ii) attract and retain experienced and qualified personnel; (iii) obtain one or more switch sites in each country; (iv) obtain interconnectivity to the local Public Switched Telecommunications Network ("PSTN") and/or other carriers; (v) obtain necessary licenses permitting termination and origination of traffic; (vi) obtain access to or ownership of transmission facilities linking a switch to other network switches; and (vii) open new offices in target markets. By expanding its network, the Company will incur additional fixed operating costs that typically exceed, particularly with respect to international transmission lines, the revenues attributable to the transmission capacity funded by such costs until the Company generates additional traffic volume for such expanded capacity. There can be no assurance that the Company will be able to expand its network in a cost effective manner or to operate the network efficiently.

  Although the Company has not experienced quality problems to date, the Company may from time to time experience general problems affecting the quality of the voice and data transmission of some calls transmitted over its network due to its anticipated expansion, which could result in poor quality transmission and interruptions in service. To provide redundancy in the event of technical difficulties with the network and to the extent the Company purchases transit and termination capacity from other carriers, the Company relies upon other carriers' networks. Whenever the Company is required to route traffic over a non-primary choice carrier due to technical difficulties or capacity shortages with its network or the primary choice carrier, those calls will be more costly to the Company and can result in lower transmission quality. Any failure by the Company to operate, expand, manage or maintain its network properly could result in customers diverting all or a portion of their calls to other carriers, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

  As part of its business strategy, the Company may enter into strategic alliances with, acquire assets or businesses from, or make investment in, companies that are complementary to its current operations. Although the Company has no current plans or proposals to acquire assets or businesses other than its pending acquisition of Tele 1, any such future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions. See "Prospectus Summary--Recent Developments." Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, costs associated with the development and integration of such operations, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of changes in management and higher customer attrition with respect to customers obtained through acquisitions. Financial risks involved in acquisitions include the incurrence of Indebtedness by the Company in order to finance such acquisitions and the consequent need to service such Indebtedness.

  Expansion through joint ventures entails additional potential risks for the Company. The Company may not have a majority interest or control of the board of directors of any such local operating project entity or its operations or assets. There is also a risk that the Company's joint venture partner or partners may not have economic, business or legal interests or goals that are consistent with those of the joint venture or the Company. In addition, there is a risk that a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required to fulfill those obligations.

MANAGEMENT OF GROWTH

  The Company's strategy of continuing its growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources and increased demands on its systems and controls. The Company's growth has resulted in increased responsibilities for management personnel. The Company's ability to continue to manage its growth successfully will require it to further expand its network and infrastructure, enhance its management, financial and information systems and controls and expand, train and manage its employee base effectively. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionately high fixed expenses. In addition, as the Company increases its service offerings and expands its target markets, there will be additional demands on its customer service support and sales, marketing and administrative resources. There can be no assurance that the Company will be able to manage successfully its expanding operations. If the Company's management is unable to manage growth effectively or maintain the quality of its service, the Company's business, financial condition and results of operations could be materially and adversely affected.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A key component of the Company's strategy is its expansion in international markets. In many international markets, the PTT controls access to the local networks, enjoys better brand name recognition and customer loyalty and possesses significant operational economies, including a larger backbone network and operating agreements with other PTTs. Moreover, PTTs generally have certain competitive advantages due to their close ties with national regulatory authorities, which have, in certain instances, shown reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local PTT. Pursuit of international growth opportunities may require significant investments for extended periods of time before returns, if any, on such investments are realized. Obtaining licenses in certain target countries may require the Company to commit significant financial resources, which investments may not yield positive net returns in such markets for extended periods of time or ever. In addition, there can be no assurance that the Company will be able to obtain the permits and licenses required for it to operate, obtain access to local transmission facilities or markets or to sell and deliver competitive services in these markets.

  In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks associated with conducting business internationally that could have a material adverse effect on the Company's international operations, including its strategy to open additional offices in foreign countries and its ability to repatriate net income from foreign markets. Such risks may include unexpected changes in regulatory requirements, value added tax, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. In certain countries, particularly in Asia, into which the Company may choose to expand in the future, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties (possibly with a PTT or other dominant carrier) in order to enter the market and/or conduct its operations successfully. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition, or that the Company will not have to modify its current business practices. In addition, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company's reporting currency is the U.S. dollar, the Company expects to derive an increasing percentage of its revenues from international operations. Accordingly, changes in currency exchange rates may have a significant effect on the Company's results of operations. The Company experienced a foreign currency loss for the 12 months ended September 30, 1997 of $1.3 million and may, in the future, continue to experience losses due to fluctuations in foreign currency exchange rates. The Company does not currently engage in exchange rate hedging strategies, although it may choose to limit its exposure to foreign currency fluctuations in the future by purchasing forward foreign exchange contracts or engaging in other similar hedging strategies. The failure by the Company to hedge its foreign currency exchange exposure may result in continued foreign exchange losses to the Company from its non-U.S. operations. In addition, there can be no assurance that any currency hedging strategy that the Company decides to employ, if any, would be successful in avoiding currency exchange-related losses. Exchange-related losses could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON TELECOMMUNICATIONS FACILITIES PROVIDERS AND AVAILABILITY OF TRANSMISSION FACILITIES

  The Company's success will continue to depend, in part, on its ability to obtain and utilize transmission capacity on a cost-effective basis. For the six months ended March 31, 1998, 23.2% of the Company's wholesale international traffic was terminated on-net by the Company and 76.8% was terminated by other long distance carriers pursuant to resale and operating agreements between the Company and such carriers ("off-net"). Traffic routed by the Company may be transmitted via one or more of the following types of circuit capacity: (i) capacity owned by the Company on an indefeasible right of use ("IRU") or ownership basis (such as a Minimum Assignable Ownership Unit, "MAOU"); (ii) capacity leased on a fixed-cost basis from another carrier; or (iii) capacity purchased from another carrier on a per minute basis under a simple resale agreement. In addition, the Company requires leased circuit capacity to provide interconnectivity with the local PSTN in each country and from its PoPs to its gateway switches. As of March 31, 1998, the Company had invested $14.3 million in IRUs and $3.8 million in MAOUs. While the Company has no current commitments to purchase additional IRU or MAOU capacity, the Company expects to invest approximately $50.0 million in IRUs and MAOUs through December 31, 1999.

The Company leases transmission facilities under a variety of arrangements with facilities-based long distance carriers, many of which are, or may become, competitors of the Company. The Company's ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the transmission facilities-based carriers from which the Company leases transmission facilities. Although the Company believes that its relationships with these carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of these carriers could have a material adverse effect on the Company's cost structure, service quality, network diversity, results of operations and financial condition.

  The Company also owns IRUs and MAOUs on several undersea fiber optic cable systems, and has committed to investments in several more. Because undersea fiber optic cables typically take several years to plan and construct, carriers generally make investments in such systems based on a forecast of anticipated traffic. The Company does not always control the planning or construction of undersea fiber optic transmission facilities and must seek access to such facilities through partial ownership positions. If partial ownership positions are not available, the Company must seek access to such facilities through lease arrangements on negotiated terms that may vary with industry and market conditions. The Company's strategy of purchasing or leasing capacity on its principal fiber optic cable lines creates a particular risk in regions and on routes in which capacity is limited relative to call volume, such as on certain U.S. domestic and trans-Atlantic routes at the present time. There can be no assurance of continued availability of transmission facilities on economically viable terms. See "Business--Network" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISK OF DEFAULT UNDER EXISTING FINANCING AGREEMENTS; DEPENDENCE ON KEY
SUPPLIERS

  The Company has entered into financing agreements with Ericsson I.F.S. ("Ericsson") and Northern Telecom in connection with the Company's purchase of switches produced by these manufacturers. These agreements permit Ericsson and Northern Telecom, upon the occurrence of certain events of default, to accelerate the entire unpaid balance of amounts loaned to the Company, if any, for the purchase of switches and to foreclose on the equipment purchased from Ericsson and Northern Telecom. These suppliers also provide the Company with system monitoring services. Accordingly, any failure by the Company to make payments when due on such loans or to comply with certain affirmative and negative covenants set forth in the agreements could adversely affect the Company's business, financial condition and results of operation as well as its ability to provide services through the use of these switches. For a more detailed discussion of these agreements, see "Summary of Other Indebtedness."

SUBSTANTIAL GOVERNMENT REGULATION

  The Company's business is subject to various federal laws, regulations, regulatory actions and court decisions that may adversely affect the Company. The Company's interstate and international facilities-based and resale services are subject to regulation by the FCC. The Company is also subject to FCC rules that regulate the manner in which international services may be provided, including, for example, the circumstances under which carriers may provide international switched services by using private lines or transit agreements to route traffic through third countries. The Company may also be subject to regulation in foreign countries in connection with certain of its business activities. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.

  United States. In the U.S., the provision of the Company's services is subject to the provisions of the Communications Act, the 1996 Telecommunications Act and the FCC's regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commission ("PSC"). Despite recent trends towards deregulation, the FCC and relevant state PSCs continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. Non-dominant carriers such as the Company are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services they provide. Failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that the Company is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on the Company.

  The FCC and certain state agencies also impose prior approval requirements on transfers of control. Such requirements may delay, prevent or deter a change in control of the Company. With regard to international services, the FCC administers a variety of international service regulations, including the International Settlements Policy ("ISP"), that govern the settlements between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks, the accounting rates for such settlement and permissible deviations from these policies. As a consequence of the increasingly competitive global telecommunications market, the FCC has adopted a number of policies that permit carriers to deviate from the ISP under certain circumstances that promote competition. The FCC also requires carriers such as the Company to report any affiliations, as defined by the FCC, with foreign carriers. Failure to comply with the FCC's rules could result in fines, penalties and/or forfeiture of the Company's FCC authorizations, each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Regulatory requirements pertinent to the Company's operations will continue to evolve as a result of the WTO Agreement, federal legislation, court decisions and new and revised policies of the FCC and state PSCs. For a description of the WTO Agreement, see "Business--Industry--Regulatory and Competitive Environment." In particular, the FCC continues to refine its international service regulations to promote competition, reflect and encourage deregulation in foreign countries and reduce international accounting rates toward cost. Among other things, such changes may increase competition and alter the ability of the Company to compete with other service providers that provide the same services or to introduce services currently planned for the future. Any change in applicable regulatory requirements may impact the Company's operations in a manner that cannot be predicted.

  Non-U.S. Markets. To the extent that it seeks to provide telecommunications services in non-U.S. markets, the Company will be subject to the developing laws and regulations governing the competitive provision of telecommunications services in those markets. The Company currently plans to provide a limited range of services in certain countries in Europe, Asia, the Pacific Rim and Latin America, as permitted by regulatory conditions in those markets, and to expand its operations as these markets liberalize to permit competition in the full range of telecommunications services. The nature, extent and timing of the opportunity for the Company to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that any of these countries will implement competition in the near future or at all, that the Company will be able to take advantage of any such liberalization in a timely manner or that the Company's operations in any such country will be successful. For a more detailed discussion of how government regulation impacts the Company, see "Business--Licenses and Regulation."

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

  The Company's success depends in significant part upon the continued service of its senior management personnel, including, in particular, Walter Burmeister, the Company's President and Chief Executive Officer, and certain other employees with longstanding industry relationships and technical knowledge of the Company's operations. In addition, several of the Company's key personnel have joined the Company within the past twelve months. The Company does not maintain any "key person" insurance. None of the Company's executive officers is bound by an employment agreement. An equipment loan agreement with one of the vendors from which the Company purchases switching equipment provides that the termination, resignation, death or permanent disability of Walter Burmeister is an event of default under the agreement if the Company does not, within 180 days, replace Mr. Burmeister with a successor acceptable to the vendor.

  The Company's future success also depends on its ability to attract, train, retain and motivate highly skilled personnel. Competition for qualified, high-level telecommunications personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. In particular, the Company is seeking to expand its middle-management personnel in certain target markets in Western Europe in which the number of available qualified managers is extremely limited. The loss of the services of one or more of the Company's key individuals, or the failure to attract and retain additional key personnel, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

DEPENDENCE ON EFFECTIVE MANAGEMENT INFORMATION SYSTEMS

  To complete its billing, the Company must record and process massive amounts of data quickly and accurately. The Company has entered into a contract with Armstrong pursuant to which Armstrong will provide billing and management information systems ("MIS") support for the Company and its subsidiaries through September 30, 2002, on terms that the Company believes are competitive with similar services offered in the industry. The contract may be terminated by Armstrong or the Company upon 180 days' notice to the other party. See "Business--Operations and Systems" and "Certain Relationships and Related Transactions--Relationship with Armstrong."

  In addition, the Company has entered into agreements with other contractors, including certain of its equipment suppliers, to provide facilities and services required for its operations, including monitoring its network transmission equipment. These agreements are subject to termination after notice. The Company's reliance upon others to provide essential services on behalf of the Company may result in relative inability to control the efficiency, timeliness and quality of such contracted services. Management expects that the Company will be required to rely on independent contractors for some time in the future.

RISK OF NETWORK FAILURE

  The success of the Company is largely dependent upon its ability to deliver high quality, uninterrupted telecommunications services and on its ability to protect its software and hardware against damage. Any failure of the Company's network or other systems or hardware that causes interruptions in the Company's operations could have a material adverse effect on the Company. As the Company expands its network and the volume of call traffic grows, there will be increased stress on hardware, circuit capacity and traffic management systems. There can be no assurance that the Company will not experience system failures. The Company's operations are also dependent on its ability to expand the network successfully and integrate new and emerging technologies and equipment into the network, which could increase the risk of system failure and result in further strains upon the network. The Company attempts to minimize customer inconvenience in the event of a system disruption by routing traffic to other circuits and switches which may be owned by other carriers. However, significant or prolonged system failures of, or difficulties for customers in accessing and maintaining connection with, the Company's network could damage the reputation of the Company and result in customer attrition and financial losses.

CONTROL BY PRINCIPAL STOCKHOLDERS

  AIT, a wholly owned subsidiary of Armstrong, is the record owner of 84.0% of the outstanding shares of the Company's capital stock. AIT's controlling interest in the Company provides it with the power to exercise voting and management control of the Company. Because certain material corporate actions cannot be taken by the Company without the approval of the holders of a majority of the outstanding shares of the Company's common stock, AIT will have the power to approve or disapprove significant corporate transactions regardless of the wishes of the other stockholders of the Company. Such power may have the effect of delaying or preventing a change in control of the Company, including a merger, consolidation or other business combination or takeover, and allows AIT to otherwise direct the Company's business and affairs without the agreement of the Company's other stockholders. In addition, AIT, FMG and the Company entered into an Investment and Shareholders Agreement dated December 22, 1997 (the "Stockholders Agreement") that restricts the transferability of shares of the Company's common stock.

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

  The Exchange Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes through Nasdaq. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes that remain outstanding after the Exchange Offer could be adversely affected.

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. See "The Exchange Offer."

IMPACT OF THE YEAR 2000 ISSUE

  The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Neither management nor Armstrong has developed a plan to review software that was internally developed or externally purchased or licensed. Management has not reviewed with its key vendors and service providers their software, for compliance with Year 2000 processing requirements. If the systems of other companies on whose services the Company depends, including Armstrong, or with whom the Company's systems interface are not Year 2000 compliant, there could be a material adverse effect on the Company's business, financial condition and results of operation.

                              THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

  The Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company is obligated to file with the Commission, subject to the provisions described below, the Exchange
Offer Registration Statement on an appropriate form permitting the Exchange Notes to be offered in exchange for the Transfer Restricted Securities and to permit resales of Exchange Notes held by broker-dealers as contemplated by the Registration Rights Agreement. The Registration Rights Agreement provides that unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will (i) file the Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date,
(ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 120 days after the Closing Date, (iii) (A) file all pre-effective amendments to such Exchange Offer Registration Statement as may be necessary in order to cause such Exchange Offer Registration Statement to become effective, (B) file if applicable, a post-effective amendment to such Exchange Offer Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualifications of the Exchange Notes to be made under the blue sky laws of such jurisdictions as are necessary to permit consummation of the Exchange Offer and (iv) use its reasonable best efforts to cause the Exchange Offer to be consummated on or prior to 30 days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission.

  For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest to occur of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for Exchange Notes in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of such Note for one or more Exchange Notes, the date on which such Exchange Notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is eligible for distribution to the public pursuant to Rule 144 under the Securities Act.

  Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that, in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Holders of Old Notes that desire to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

  If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy,
(ii) any holder of Transfer Restricted Securities that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) notifies the Company at least 20 business days prior to the consummation of the Exchange Offer that (a) applicable law or Commission policy prohibits the Company from participating in the Exchange Offer, (b) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such Holder or (c) such holder is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, (iii) the Exchange Offer is not for any other reason consummated by June 1, 1998 or (iv) the Exchange Offer has been completed and in the opinion of counsel for the Initial Purchasers a Registration Statement must be filed and a prospectus must be delivered by the Initial Purchasers in connection with any offering or sale of Transfer Restricted Securities, the Company will use its reasonable best efforts to: (A) file a Shelf Registration Statement within 60 days of the earliest to occur of (i) through (iv) above and (B) cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 120th day after such obligation arises. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to ensure that it is available for resales of Notes by the holders of Transfer Restricted Securities entitled to this benefit and to ensure that such Shelf Registration Statement conforms and continues to conform with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time, until the second anniversary of the Closing Date; provided, however, that during such two-year period the holders may be prevented or restricted by the Company from effecting sales pursuant to the Shelf Registration Statement as more fully described in the Registration Rights Agreement. A holder of Notes that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification and contribution obligations).

  If (i) the Company fails to file with the Commission any of the Registration Statements required by the Registration Rights Agreement on or before the date specified therein for such filing, (ii) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated within 30 days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), additional cash interest ("Liquidated Damages") shall accrue to each holder of the Notes commencing upon the occurrence of such Registration Default in an amount equal to .50% per annum of the principal amount of Notes held by such holder. The amount of Liquidated Damages will increase by an additional .50% per annum of the principal amount of Notes with respect to each subsequent 90-day period (or portion thereof) until all Registration Defaults have been cured, up to a maximum rate of Liquidated Damages of 1.50% per annum of the principal amount of Notes. All accrued Liquidated Damages will be paid to holders by the Company in the same manner as interest is paid pursuant to the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed with the Commission as an Exhibit to Exchange Offer Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue up to $300,000,000 aggregate principal amount of Exchange Notes in exchange for up to $300,000,000 aggregate principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

  The form and terms of the Exchange Notes will be identical in all material respect to the form and terms of the Old Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the Exchange Notes will be, issued, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $300,000,000 aggregate principal amount of the Old Notes was outstanding. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on July 2, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "--Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "-- Conditions to Exchange Offer."

  If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Exchange Notes for, any Old Notes, or is unable to accept for exchange of, or issue Exchange Notes for, any Old Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Old Notes tendered, and such Old Notes may not be withdrawn except as otherwise provided below in "--Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the Exchange Notes, for any Old Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Old Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

PROCEDURES FOR TENDERING

  Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holders must comply with the guaranteed delivery procedures described below under "--Guaranteed Delivery Procedures."

  Any financial institution that is a participant in the Depository's Book-Entry Transfer facility system may make book-entry delivery of the Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received and confirmed by the Exchange Agent at its addresses set forth under "--Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF

THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner of the Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes either make appropriate arrangements to register ownership of the Old Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Old Notes) or if delivery of the Old Notes is to be made to a person other than the registered holder, such Exchange Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Old Notes with the signature on the Old Notes or the bond power guaranteed by an Eligible Institution (as defined below).

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing an "Eligible Institution").

  If the Letter of Transmittal or any Old Notes or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Old Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions to Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Old Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes, (iv) the holder understands that a secondary resale transaction described in clause
(iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if such holder is an affiliate of the Company, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

RETURN OF OLD NOTES

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes (or complete the procedures for book-entry transfer), the Letters of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Old Notes in proper form (or transfer for a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Old Notes delivered electronically), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Old Notes delivered electronically), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to the holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Old Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its Subsidiaries; or

    (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its Subsidiaries which, in the reasonable judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. See "Description of Notes." Such conditions are not intended to modify those rights or remedies in any respect.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION OF REGISTRATION RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of any transfer-restricted Old Notes, certain information in order to permit resales of such Old Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement this Prospectus in order to permit this Prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as is necessary to comply with applicable law in connection with any resale of the Exchange Notes; provided, however, that such period shall not exceed 180 days after the Exchange Offer has been consummated. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                      State Street Bank and Trust Company
                          Corporate Trust Department
                                   4th Floor
                            Two International Place
                               Boston, MA 02110
                            Attn: Sandra Szczponik
                                (617) 664-5587

  Requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $1,000,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Old Notes.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Notes.

                                CAPITALIZATION

  The following table sets forth FCI's capitalization as of March 31, 1998. The information set forth in the following table should be read in conjunction with the Company's financial statements and notes thereto included elsewhere in this Prospectus.

                                                              AS OF
                                                         MARCH 31, 1998
                                                  -----------------------------
                                                           ACTUAL
                                                  -----------------------------
                                                   (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents .......................         $125,423
                                                          ========
Short-term marketable securities.................         $ 80,964
                                                          ========
Long-term marketable securities..................         $ 57,470
                                                          ========
Current maturities of long-term
 obligations(/1/)................................         $  4,027
Long-term debt (less current portion):
  Other debt obligations(/1/)....................            5,514
  10 1/2% Senior Notes due 2008..................          300,000
                                                          --------
    Total debt...................................          309,541
Capital accounts:
  Common stock, par value $0.01 per share--
   300,000 shares authorized; 225,741 shares
   issued and outstanding........................                2
  Additional paid-in capital.....................           36,534
  Stock option compensation......................            5,802
  Holding loss on marketable securities..........             (118)
  Cumulative translation adjustment..............            1,067
  Accumulated deficit............................          (47,567)
                                                          --------
    Total capital accounts.......................           (4,280)
                                                          --------
    Total capitalization.........................         $305,261
                                                          ========

--------
(1) Represents obligations outstanding under financing arrangements that the Company entered into in connection with its acquisition of IRU and MAOU capacity on certain fiber circuits.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected financial data for FCI presented below for the period from the Company's inception on May 5, 1995 to September 30, 1995 and for the fiscal years ended September 30, 1997 and 1996 have been derived from the financial statements of FCI, which have been audited by Deloitte & Touche LLP, independent public accountants. The financial data for the Company for the six months ended March 31, 1998 and 1997 have been derived from the Company's unaudited financial statements which, in the opinion of Management, include all significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited period. The statements of operations data for Tele8 for the period January 1, 1995 through June 30, 1995, have been derived from the financial statements of Tele8, which have been audited by Deloitte & Touche, independent chartered accountants. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and the financial statements of FCI included elsewhere in this Prospectus.

                                                                                 PERIOD FROM
                                               FISCAL YEAR                        JANUARY 1,
                          SIX MONTHS ENDED        ENDED          PERIOD FROM       1995 TO
                             MARCH 31,        SEPTEMBER 30,     MAY 5, 1995 TO  JUNE 30, 1995
                          -----------------  -----------------  SEPTEMBER 30,      TELE8--
                            1998     1997      1997     1996         1995      PREDECESSOR(/1/)
                          --------  -------  --------  -------  -------------- ----------------
                                      (DOLLARS IN THOUSANDS, EXCEPT OTHER DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Wholesale revenues.....  $ 66,394  $25,775  $ 66,422  $11,664     $   547         $   367
 Retail revenues........     4,560    1,319     3,765      227         --              --
                          --------  -------  --------  -------     -------         -------
 Total revenues.........    70,954   27,094    70,187   11,891         547             367
Cost of revenues........    66,486   25,425    65,718   12,742       1,022             938
                          --------  -------  --------  -------     -------         -------
 Gross margin
  (deficit).............     4,468    1,669     4,469     (851)       (475)           (571)
Operating expenses:
 Selling, general and
  administrative
  (including related
  party)................    12,708    5,852    13,511    7,582         943             537
 Stock-based
  compensation..........     5,514      --        --       --          --              --
 Depreciation and
  amortization..........     2,854    1,090     2,318    1,143         142             197
                          --------  -------  --------  -------     -------         -------
 Total operating
  expenses..............    21,076    6,942    15,829    8,725       1,085             734
                          --------  -------  --------  -------     -------         -------
Loss from operations....   (16,608)  (5,273)  (11,360)  (9,576)     (1,560)         (1,305)
Interest expense
 (including related
 party).................    (6,429)    (463)   (1,336)    (312)        (80)            (44)
Interest income.........     2,505      --        --       --          --              --
Foreign exchange (loss)
 gain...................      (394)  (1,323)   (1,335)     226         (85)              8
                          --------  -------  --------  -------     -------         -------
Loss before income
 taxes..................   (20,926)  (7,059)  (14,031)  (9,662)     (1,725)         (1,341)
Income tax benefit......     3,226      --        --       --          --              --
                          --------  -------  --------  -------     -------         -------
Net loss................  $(17,700) $(7,059) $(14,031) $(9,662)    $(1,725)        $(1,341)
                          ========  =======  ========  =======     =======         =======
Ratio of earnings to
 fixed charges(/2/).....       --                 --
                          ========           ========
OTHER FINANCIAL DATA:
Gross margin (deficit)
 as a percentage of
 revenue (%)............       6.3      6.2       6.4     (7.2)      (86.8)         (155.6)
SG&A as a percentage of
 revenue (%)............      25.7     21.6      19.3     63.8       172.4           146.3
EBITDA ($)(/3/).........   (13,754)  (4,183)   (9,042)  (8,433)     (1,418)         (1,108)
Cash flows from
 operating activities...   (13,565)  (3,192)   (8,361)  (5,413)     (1,624)            563
Cash flows from
 investing activities...  (153,778)    (819)   (1,664)  (1,074)     (1,055)           (545)
Cash flows from
 financing activities...   291,367    2,878     7,914    8,572       2,788             --
Capital expenditures
 ($)....................    46,752    3,741    12,282    8,404       1,105           1,213
OTHER DATA:
Wholesale customers (at
 period end)............        97       34        53       17           3             N/A
Retail customers
 (Sweden) (at period
 end)...................    19,345    5,736    12,365    1,615         --              N/A
Billed minutes of use
 (in thousands).........   292,587   93,359   252,290   41,276       2,725             N/A
Revenue per billed
 minute of use ($)......     0.243    0.290     0.278    0.288       0.201             N/A
Number of employees (at
 period end)............       163       74        93       63          16             N/A
Number of switches (at
 period end)............         6        2         4        2           1             N/A

                                                         SEPTEMBER 30,
                                         MARCH 31,  -------------------------
                                           1998       1997     1996     1995
                                         ---------  --------  -------  ------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .............. $ 125,423  $  1,016  $ 2,198  $  109
Short-term marketable securities........    80,964       --       --      --
Long-term marketable securities.........    57,470       --       --      --
Working capital (excluding cash and
 marketable securities) ................   (39,677)  (11,243)  (7,377) (1,852)
Property and equipment, net.............    64,890    20,244   10,144   2,661
Total assets............................   375,815    44,017   21,008   5,664
Total long-term obligations (including
 current portion).......................   309,541    22,589    9,795   1,906
Capital accounts........................    (4,280)   (9,421)  (1,715)  1,109

--------
(1) Data for periods prior to January 1, 1995 have not been presented because amounts were insignificant and not meaningful. Cumulative revenue and losses from inception through December 31, 1994 were $35,758 and $287,564, respectively, and both total assets and liabilities at December 31, 1994 were $2.6 million.
(2) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and that portion of rental expense the Company believes to be representative of interest. For the period January 1, 1995 through June 30, 1995 (Predecessor), the periods ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1998 (unaudited), earnings were insufficient to cover fixed charges by $1.3 million, $1.7 million, $9.7 million, $14.0 million and $20.9 million, respectively.
(3) EBITDA consists of earnings (loss) before interest expense, interest income, income taxes, depreciation, amortization and foreign exchange gain
    (loss). EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other combined statement of income or cash flow data computed in accordance with generally accepted accounting principles or as a measure of a company's results of operations or liquidity. EBITDA is widely used as a measure of a company's operating performance and its ability to service its indebtedness because it assists in comparing performance on a consistent basis across companies, which can vary significantly.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. Certain information contained below and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. See "Risk Factors" for a discussion of important factors which could cause actual results to differ materially from the forward-looking statements contained herein.

OVERVIEW

  FCI is a rapidly growing multinational carrier focused on providing international wholesale telecommunications services to other carriers worldwide. As a facilities-based carrier, the Company seeks primarily to provide service over its facilities and international transmission capacity owned or leased on a fixed-cost basis ("on-net"). The Company believes that it is better able to control the quality and the termination costs of on-net traffic and that increasing the proportion of on-net traffic significantly improves the Company's gross margins. For the six months ended March 31, 1998, 23.2% of the Company's wholesale international traffic was terminated on-net and 76.8% was terminated by other long distance carriers pursuant to resale and operating agreements between the Company and such carriers ("off-net"). The Company plans to expand its facilities to increase the percentage of on-net traffic.

  FCI LLC, the Company's predecessor, was formed as a Delaware limited liability company in May 1995 by AIT and FMG, with AIT and FMG contributing $180,000 and $60,000, respectively, in exchange for ownership interests of 75.0% and 25.0% in the Company, respectively. As the Company's majority stockholder, AIT has supplied substantially all of the Company's capital. In September 1996, AIT provided FCI LLC with working capital of $10.2 million in the form of an additional capital contribution (the "Additional Capital"). As a result of the Additional Capital, AIT was entitled to a guaranteed return through September 30, 1997 for the use of the Additional Capital, pursuant to the terms of FCI LLC's limited liability company agreement. In November 1996, AIT provided FCI LLC a $5.0 million convertible line of credit, at a rate of 10.0% per annum, due October 31, 1999, and also guaranteed a $10.0 million letter of credit facility for the benefit of FCI LLC (collectively, the "Convertible Debenture").

  In September 1997, AIT increased its equity ownership in the Company from 75.0% to 81.0% by converting into permanent equity (1) the Convertible Debenture (which, together with accrued interest, totaled $5.4 million) and
(2) capital contributions of $10.9 million (representing the $10.2 million furnished by AIT in September 1996 plus a guaranteed return of $724,000 related thereto). Also in September 1997, AIT established a bridge loan for the benefit of the Company, pursuant to which AIT advanced funds to the Company for working capital purposes at a rate equal to the prime rate plus 1.0% per annum.

  In November 1997, the Company's stockholders, AIT and FMG, formed FaciliCom International, Inc. On December 22, 1997, as a result of the Reorganization, FCI LLC became a wholly owned subsidiary of the Company. Also on December 22, 1997, AIT made the Equity Investment of $20.0 million by making a cash contribution of $13.7 million and a noncash contribution of $6.3 million in the form of cancellation of amounts outstanding under the bridge loan, thereby increasing AIT's equity ownership in the Company from 81.0% to 84.0%.

  The Company provides its services over a carrier-grade international network consisting of international gateway switches, transmission capacity owned or leased on a fixed-cost basis and various multinational termination agreements and resale arrangements with other long distance providers. FCI generates revenues in Sweden primarily via an international gateway switch in Malmo operated through Tele8. In February 1996, the Company installed its first U.S. international gateway switch in New York City and began providing international long distance services in the U.S. In January 1997, the Company began operation of its second U.S. international gateway switch in Jersey City, New Jersey. In April 1997, the Company generated its first revenues in the U.K. through resale agreements, and in August 1997, installed its fourth international gateway switch in London. In July 1997, the Company generated its first revenues in Denmark through resale arrangements, and in December 1997, the Company began operating its fifth international gateway switch in Copenhagen. In March 1998, the Company began operating its sixth international gateway switch in Amsterdam.

  The Company's strategy is to invest in network facilities as it expands its customer base, allowing it to enhance service quality and increase gross margins on particular routes. However, this approach also causes the Company's gross margins to fluctuate with changes in network utilization due to the Company's fixed-cost investment in its network. The Company intends to expand its international presence significantly during 1998 by installing 12 additional switches in Australia, Austria, Belgium, France, Germany, Italy, Japan, Norway, Spain, Switzerland and the U.S. (Los Angeles and Miami). The Company believes that expansion into these additional markets will provide the Company with an opportunity to increase its traffic volume.

  Currently, the Company's revenues are generated through the sale of international long distance services on a wholesale basis to telecommunications carriers and through the sale of domestic and international long distance services on a retail basis in Sweden. The Company records revenues from the sale of telecommunications services at the time of customer usage. The Company earns revenue based on the number of minutes it bills to and collects from its customers. The Company's agreements with its wholesale customers are short-term in duration and are subject to significant traffic variability. The rates charged to customers are subject to change from time to time, generally requiring seven days' notice to the customer. However, the Company is beginning to offer longer-term, fixed-price arrangements to select customers who historically have generated large volumes of traffic, specifically on routes where the Company provides on-net service. Consolidated revenues grew to $71.0 million for the six months ended March 31, 1998, from $27.1 million for the six months ended March 31, 1997, and to $70.2 million for the fiscal year ended September 30, 1997, from $11.9 million for the fiscal year ended September 30, 1996. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, 93.6% and 94.6%, respectively, of the Company's consolidated revenues were generated from the sale of services to wholesale customers and 6.4% and 5.4%, respectively, were generated from the sale of services to retail customers. For the six months ended March 31, 1998, the Company's U.S., Swedish, Danish, Dutch and U.K. business units generated 72.8%, 17.0%, 3.6%, 0.3% and 6.3% of consolidated revenues, respectively.

  The Company believes its services are competitively priced in each country in which the Company offers its services. Prices for wholesale and retail telecommunications services in many of the Company's markets have declined in recent years as a result of deregulation and increased competition. The Company believes that worldwide deregulation and increased competition are likely to continue to reduce the Company's wholesale and retail revenues per billed minute of use. The Company believes, however, that any decrease in wholesale and retail revenues per minute will be at least partially offset by an increase in billed minutes by the Company's wholesale and retail customers, and by a decreased cost per billed minute as a result of the expansion of the Company's network and the Company's ability to use least cost routing.

  The Company currently has operating agreements with established long distance providers in Belgium, Denmark, the Dominican Republic, Estonia, Finland, Germany, Hungary, Iceland, Italy, Nicaragua, Norway, Poland, Portugal, Slovenia, the U.K. and Venezuela, and is in the process of negotiating additional operating agreements with carriers in other countries. Under its operating agreements, FCI typically agrees to send traffic to its foreign partners who agree to send a proportionate amount of return traffic via the Company's network at negotiated rates. The Company and its foreign partners typically settle the amounts owed to each other in cash on a net basis, subsequent to the receipt of return traffic. FCI records the amount due to each foreign partner as an expense in the period during which the Company's traffic is delivered. FCI recognizes revenue on return traffic in the period in which it is received. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, the Company received 11.3 million and
16.1 million minutes of return traffic, respectively, which accounted for 1.4% and 2.3%, respectively, of the Company's consolidated revenues. See "Risk Factors--Dependence on Operating Agreements with Foreign Operators."

  Cost of revenues includes those costs associated with the transmission and termination of international long distance and domestic telecommunications services. Historically, this expense has been variable, based upon minutes of use, consisting largely of payments to other long distance providers and, to a lesser extent, customer/carrier interconnect charges, leased fiber circuit charges and switch facility costs. For the six months ended March 31, 1998, 76.8% of the Company's traffic was terminated off-net and 23.2% of the Company's traffic was terminated on-net. The Company's resale agreements with its carriers provide for fluctuating rates with rate change notice periods varying from seven days to several months. To reduce termination costs for off-net traffic, the Company is currently negotiating with several large carriers for longer-term arrangements that are based on minimum usage commitments. The variability and short-term nature of many of its existing contracts subject the Company to the possibility of unanticipated cost increases and the loss of cost-effective routing alternatives.

  Selling, general and administrative expenses consist primarily of personnel costs, facilities costs, travel, commissions, consulting fees, professional fees and advertising and promotion expenses. Consistent with the Company's recent growth, these expenses increased from $5.9 million for the six months ended March 31, 1997 to $18.2 million for the six months ended March 31, 1998 and from $7.6 million for the fiscal year ended September 30, 1996, to $13.5 million for the fiscal year ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 21.6% for the six months ended March 31, 1997 to 25.7% for the six months ended March 31, 1998, and decreased from 63.8% for the fiscal year ended September 30, 1996, to 19.3% for the fiscal year ended September 30, 1997. Included within selling, general and administrative expenses for the six months ended March 31, 1998, is approximately $5.5 million of expense associated with stock-based compensation arrangements. Although selling, general and administrative expenses are expected to increase on an absolute basis in order to support expansion of the Company's operations, the Company expects that selling, general and administrative expenses as a percentage of revenues will continue to decrease.

  The Company has made since its inception, and expects to continue to make, significant investments to expand its network. Increased capital expenditures in the future can be expected to affect the Company's operating results due to increased depreciation charges and interest expense in connection with borrowings to fund such expenditures.

  Although the Company's reporting currency is the U.S. dollar, the Company expects to derive an increasing percentage of its revenues from international operations. Accordingly, changes in currency exchange rates may have a significant effect on the Company's results of operations. For example, the accounting rate under operating agreements is often defined in monetary units other than U.S. dollars, such as "special drawing rights" or "SDRs." To the extent that the U.S. dollar declines relative to units such as SDRs, the dollar equivalent accounting rate would increase. In addition, as the Company expands into foreign markets, its exposure to foreign currency rate fluctuations is expected to increase. Although the Company does not currently engage in exchange rate hedging strategies, it may choose to limit such exposure by purchasing forward foreign exchange contracts or other similar hedging strategies. The Company's board of directors (the "Board of Directors") periodically reviews and approves the overall interest rate and foreign exchange risk management policy and transaction authority limits. Specific hedging contracts, if any, will be subject to approval by certain specified officers of FCI acting within the Board of Directors' overall policies and limits. The Company intends to limit its hedging activities to the extent of its foreign currency exposure. There can be no assurance that any currency hedging strategy would be successful in avoiding currency exchange-related losses. For the fiscal years ended September 30, 1996 and September 30, 1997, the Company realized a foreign currency exchange gain
(loss) of $226,000 and ($1.3 million), respectively, as a result of currency exchange fluctuations. For the six months ended March 31, 1997 and March 31, 1998, the Company realized a foreign exchange loss of $1.3 million and $394,000, respectively, as a result of currency exchange fluctuations.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percentage of revenues:

                                  SIX MONTHS                                                        PERIOD FROM
                                    ENDED                                                           MAY 5, 1995
                                  MARCH 31,                 FISCAL YEAR ENDED SEPTEMBER 30,              TO
                         --------------------------------   -------------------------------------  SEPTEMBER 30,
                              1998             1997               1997               1996               1995
                         ---------------   --------------   ------------------  -----------------  ---------------
                            $        %        $       %         $        %         $        %         $       %
                         --------  -----   -------  -----   ---------  -------  --------  -------  -------  ------
                                            (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Wholesale.............. $ 66,394   93.6 % $25,775   95.1 % $  66,422    94.6 % $ 11,664    98.1 % $   547   100.0 %
 Retail.................    4,560    6.4     1,319    4.9       3,765     5.4        227     1.9       --      --
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
   Total revenues.......   70,954  100.0    27,094  100.0      70,187   100.0     11,891   100.0       547   100.0
Cost of revenues........   66,486   93.7    25,425   93.8      65,718    93.6     12,742   107.2     1,022   186.8
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
Gross margin............    4,468    6.3     1,669    6.2       4,469     6.4       (851)   (7.2)     (475)  (86.8)
Operating expenses:
 Selling, general and
  administrative
  (including related
  party)................   12,708   17.9     5,852   21.6      13,511    19.3      7,582    63.8       943   172.4
 Stock-based
  compensation..........    5,514    7.8       --     --          --      --         --      --        --      --
 Depreciation and
  amortization..........    2,854    4.0     1,090    4.0       2,318     3.3      1,143     9.6       142    26.0
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
   Total operating
    expenses............   21,076   29.7     6,942   25.6      15,829    22.6      8,725    73.4     1,085   198.4
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
Loss from operations....  (16,608) (23.4)   (5,273) (19.5)    (11,360)  (16.2)    (9,576)  (80.6)   (1,560) (285.2)
Interest expense
 (including related
 party).................   (6,429)  (9.0)     (463)  (1.7)     (1,336)   (1.9)      (312)   (2.6)      (80)  (14.6)
Interest income.........    2,505    3.5       --     --          --      --         --      --        --      --
Foreign exchange gain
 (loss).................     (394)  (0.6)   (1,323)  (4.9)     (1,335)   (1.9)       226     1.9       (85)  (15.5)
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
Loss before income
 taxes..................  (20,926) (29.5)   (7,059) (26.1)    (14,031)  (20.0)    (9,662)  (81.3)   (1,725) (315.3)
Income tax benefit .....    3,226   (4.6)      --     --          --      --         --      --        --      --
                         --------  -----   -------  -----   ---------  ------   --------  ------   -------  ------
Net loss................ $(17,700) (25.0)% $(7,059) (26.1)% $ (14,031)  (20.0)% $ (9,662)  (81.3)% $(1,725) (315.3)%
                         ========  =====   =======  =====   =========  ======   ========  ======   =======  ======

FOR THE SIX MONTHS ENDED MARCH 31, 1998, AS COMPARED TO THE SIX MONTHS ENDED MARCH 31, 1997

  Revenues increased by $43.9 million to $71.0 million for the six months ended March 31, 1998, from $27.1 million for the six months ended March 31, 1997. The growth in revenue resulted primarily from an increase in billed customer minutes of use resulting from an increase in wholesale customers in the U.S., U.K., Netherlands and Scandinavia and an increase in retail customers in Sweden, as well as usage increases from existing wholesale customers. Offsetting the growth in revenue during this period was a decrease in the price per billed minute to $0.243 for the six months ended March 31, 1998, from $0.290 for the six months ended March 31, 1997, as a result of increased competition and increased on-net traffic. For the six months ended March 31, 1998, U.S. revenues totaled $51.7 million or 72.8% of the Company's consolidated revenues. Swedish revenues totaled $12.1 million, or 17.0% of consolidated revenues, Danish revenues totaled $2.5 million, or 3.6% of consolidated revenues, U.K. revenues totaled $4.5 million, or 6.3% of consolidated revenues and Dutch revenues totaled $200,000, or 0.3% of consolidated revenues.

  Wholesale customers increased by 63 or 185.3%, to 97 wholesale customers at March 31, 1998, from 34 at March 31, 1997. Retail customers in Sweden and Denmark increased by 13,609, to 19,345 retail customers at March 31, 1998, from 5,736 at March 31, 1997. Billed minutes of use increased by 199.2 million, to 292.6 million minutes of use for the six months ended March 31, 1998, from 93.4 million minutes of use for the six months ended March 31, 1997.

  Cost of revenues increased by $41.1 million, to $66.5 million for the six months ended March 31, 1998, from $25.4 million for the six months ended March 31, 1997. As a percentage of revenues, cost of revenues declined to 93.7% for the six months ended March 31, 1998, from 93.8% for the six months ended March 31, 1997, primarily as a result of increased minutes of use on the Company network, improved efficiencies of network fiber facilities due to higher traffic volumes and reductions in rates charged by the Company's carrier suppliers. Cost of revenues as a percentage of revenues is expected to decrease as a result of higher traffic volumes generated by the Company, which are expected to result in volume discounts for off-net traffic, as well as from an anticipated increase in the percentage of on-net traffic.

  Gross margin increased by $2.8 million to $4.5 million for the six months ended March 31, 1998, from $1.7 million for the six months ended March 31, 1997. As a percentage of revenues, gross margin increased to 6.3% for the six months ended March 31, 1998, from 6.2% for the six months ended March 31, 1997.

  Selling, general and administrative expenses increased by $12.3 million to $18.2 million for the six months ended March 31, 1998, from $5.9 million for the six months ended March 31, 1997, primarily as a result of the Company's increased sales, an increase in customer service, billing, collections and accounting staff required to support revenue growth, approximately $708,000 in settlement expenses related to litigation arising from an international telephone services agreement and related billing, collection and factoring services agreements with third parties and approximately $5.5 million of expenses related to stock-based compensation arrangements. Staff levels grew by 89, or 120.3%, to 163 employees at March 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased to 25.7% for the six months ended March 31, 1998, from 21.6% for the six months ended March 31, 1997. Bad debt expense was $828,000 for the six months ended March 31, 1998, or 1.2% of revenues.

  Depreciation and amortization increased by $1.8 million to $2.9 million for the six months ended March 31, 1998, from $1.1 million for the six months ended March 31, 1997, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of the Company's network.

  Interest expense increased by $6.0 million to $6.4 million for the six months ended March 31, 1998, from $463,000 for the six months ended March 31, 1997, primarily due to the offering of $300 million Senior Notes.

  Interest income for the six months ended March 31, 1998, was $2.5 million and related principally to interest on proceeds from the $300 million Senior Notes offering which were invested in Marketable Securities (as defined).

  Foreign exchange loss decreased by $929,000 to $394,000 for the six months ended March 31, 1998, from $1.3 million for the six months ended March 31, 1997.

  Income tax benefit of $3.2 million was recorded for the six months ended March 31, 1998 related to a tax benefit of $3.6 million utilized by AHI and a $393,000 tax charge related to the change in tax status as a result of the Reorganization on December 22, 1997. The Company also fully reserved $804,000 of net operating loss carryforwards related to foreign subsidiaries.

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, AS COMPARED TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

  Revenues increased by $58.3 million to $70.2 million in the fiscal year ended September 30, 1997, from $11.9 million in the fiscal year ended September 30, 1996. The growth in revenue resulted primarily from an increase in billed customer minutes of use resulting from an increased number of wholesale customers in the U.S., the U.K. and Scandinavia and an increased number of retail customers in Sweden, as well as usage increases from existing wholesale customers. Offsetting the growth in revenue during this period was a decrease in the price per billed minute of 3.5%, to $0.278 for the fiscal year ended September 30, 1997 from $0.288 for the fiscal year ended September 30, 1996, as a result of increased competition. In the fiscal year ended September 30, 1997, U.S. revenues totaled $53.7 million, or 76.5% of the Company's consolidated revenues, Swedish revenues totaled $15.5 million, or 22.1% of consolidated revenues and U.K. revenues totaled $1.0 million, or 1.4% of consolidated revenues.

  Wholesale customers increased by 36, or 211.8%, to 53 wholesale customers at September 30, 1997, from 17 at September 30, 1996. Retail customers in Sweden increased by 10,750, to 12,365 retail customers at September 30, 1997, from 1,615 at September 30, 1996. Billed minutes of use increased by 211.0 million, to 252.3 million minutes of use in the fiscal year ended September 30, 1997, from 41.3 million minutes of use in the fiscal year ended September 30, 1996.

  Cost of revenues increased by $53.0 million, to $65.7 million in the fiscal year ended September 30, 1997, from $12.7 million in the fiscal year ended September 30, 1996. As a percentage of revenues, cost of revenues declined to 93.6% in the fiscal year ended September 30, 1997, from 107.2% in the fiscal year ended September 30, 1996, primarily as a result of increased minutes of use on the Company's network, improved efficiencies of network facilities due to higher traffic volumes and reductions in rates charged by the Company's carrier suppliers. Cost of revenues as a percentage of revenues is expected to continue to decrease as a result of higher traffic volumes, which are expected to result in volume discounts for off-net traffic, as well as from an anticipated increase in the percentage of on-net traffic.

  Gross margin increased to $4.5 million in the fiscal year ended September 30, 1997, from ($851,000) in the fiscal year ended September 30, 1996. As a percentage of revenues, gross margin increased to 6.4% in the fiscal year ended September 30, 1997, from (7.2%) in the fiscal year ended September 30, 1996.

  Selling, general and administrative expenses increased by $5.9 million to $13.5 million in the fiscal year ended September 30, 1997, from $7.6 million in the fiscal year ended September 30, 1996, primarily as a result of the Company's increased sales, and an increase in customer service, billing, collections and accounting staff required to support revenue growth. Staff levels grew by 30, or 47.6%, to 93 employees at September 30, 1997, from 63 employees at September 30, 1996. As a percentage of revenues, selling, general and administrative expenses decreased to 19.3% in the fiscal year ended September 30, 1997, from 63.8% in the fiscal year ended September 30, 1996, as a result of improved efficiencies. Bad debt expense was $1.3 million for the fiscal year ended September 30, 1997, or 1.8% of revenues.

  Depreciation and amortization expenses increased by $1.2 million to $2.3 million in the fiscal year ended September 30, 1997, from $1.1 million in the fiscal year ended September 30, 1996, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of the Company's network.

  Interest expense, net increased by $1.0 million to $1.3 million in the fiscal year ended September 30, 1997, from $312,000 in the fiscal year ended September 30, 1996, primarily due to increased levels of vendor financing and loans from AIT.

  Foreign exchange gain (loss) decreased by $1.5 million to ($1.3) million in the fiscal year ended September 30, 1997, from $226,000 in the fiscal year ended September 30, 1996.

  Income taxes were $0 for both years, as all net operating losses from foreign subsidiaries were fully reserved.

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996, AS COMPARED TO THE PERIOD FROM MAY 5, 1995 (INCEPTION) TO SEPTEMBER 30, 1995

  Revenues increased by $11.4 million to $11.9 million in the fiscal year ended September 30, 1996, from $547,000 for the period from May 5, 1995 (inception) to September 30, 1995. The growth in revenue resulted primarily from an increase in billed customer minutes of use resulting from an increased number of wholesale customers in the U.S. and Sweden and an increased number of retail customers in Sweden, as well as usage increases from existing wholesale customers. Contributing to the growth in revenue during this period was an increase in the price per billed minute of 43.3%, to $0.288 for the fiscal year ended September 30, 1996 from $0.201 for the fiscal year ended September 30, 1995, as a result of the commencement of the Company's operations in the U.S.

  Wholesale customers increased by 14, or 466.7%, to 17 wholesale customers at September 30, 1996, from 3 at September 30, 1995. Retail customers in Sweden at September 30, 1996 totaled 1,615. Billed minutes of use increased by 38.6 million, to 41.3 million minutes of use in the fiscal year ended September 30, 1996, from 2.7 million minutes of use for the period from May 5, 1995 (inception) to September 30, 1995.

  Cost of revenues increased by $11.7 million, to $12.7 million in the fiscal year ended September 30, 1996, from $1.0 million for the period from May 5, 1995 (inception) to September 30, 1995.

  Gross margin decreased by $376,000, to ($851,000) in the fiscal year ended September 30, 1996, from ($475,000) for the period from May 5, 1995 (inception) to September 30, 1995. As a percentage of revenues, gross margin increased to (7.2%) in the fiscal year ended September 30, 1996, from (86.8%) for the period from May 5, 1995 (inception) to September 30, 1995.

  Selling, general and administrative expenses increased by $6.6 million to $7.6 million in the fiscal year ended September 30, 1996, from $943,000 for the period from May 5, 1995 (inception) to September 30, 1995, primarily as a result of the Company's increased sales, and an increase in customer service, billing, collections and accounting staff required to support revenue growth. Staff levels grew by 47, or 293.8%, to 63 employees at September 30, 1996, from 16 employees at September 30, 1995. As a percentage of revenues, selling, general and administrative expenses decreased to 63.8% in the fiscal year ended September 30, 1996, from 172.4% for the period from inception (May 5, 1995) to September 30, 1995.

  Depreciation and amortization expenses increased by $1.0 million to $1.1 million in the fiscal year ended September 30, 1996, from $142,000 for the period from May 5, 1995 (inception) to September 30, 1995, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of the Company's network.

  Interest expense increased by $232,000 to $312,000 in the fiscal year ended September 30, 1996, from $80,000 for the period from May 5, 1995 (inception) to September 30, 1995, primarily due to increased levels of vendor financing.

  Foreign exchange gain increased by $311,000 to $226,000 in the fiscal year ended September 30, 1996, from a foreign exchange loss of $85,000 for the period from May 5, 1995 (inception) to September 30, 1995.

  Income taxes were $0 for both periods, as all net operating losses from foreign subsidiaries were fully reserved.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has incurred significant operating losses and negative cash flows as a result of the development and operation of its network, including the acquisition and maintenance of switches and undersea fiber optic capacity. The Company has financed its growth primarily through equity and a credit facility provided by AIT, credit facilities with two equipment vendors and capital lease financing. The Company expects to require additional capital to fund network expansion, operating losses and other general corporate purposes.

  Net cash provided by (used in) operating activities was ($13.6) million for the six months ended March 31, 1998, ($3.2) million for the six months ended March 31, 1997, ($8.4) million in the fiscal year ended September 30, 1997, ($5.4) million in the fiscal year ended September 30, 1996 and ($1.6) million for the period from May 5, 1995 (inception) to September 30, 1995. The ($10.4) million year-over-year change in net cash used in operating activities for the six months ended March 31, 1998 was principally the result of an increase in net loss of $10.6 million. The year-over-year change in net cash used in operating activities in the fiscal year ended September 30, 1997 was primarily the result of an increase in net loss of $4.4 million. This change was offset by an increase in cash resulting from year-over-year increases in accounts payable exceeding year-over-year increases in accounts receivable. In the fiscal year ended September 30, 1996, net cash provided by (used in) operating activities of ($5.4) million resulted from a net loss of $9.7 million, offset in part by $1.1 million in depreciation and amortization expenses and an increase in cash of $4.4 million resulting from year-over-year increases in accounts payable exceeding year-over-year increases in accounts receivable. For the period from May 5, 1995 (inception) to September 30, 1995, net cash provided by (used in) operating activities of ($1.6) million resulted primarily from a net loss of $1.7 million.

  Net cash provided by (used in) investing activities was ($153.8) million for the six months ended March 31, 1997, ($819,000) for the six months ended March 31, 1997, ($1.7) million in the fiscal year ended September 30, 1997, ($1.1) million in the fiscal year ended September 30, 1996 and ($1.1) million for the period from May 5, 1995 (inception) to September 30, 1995. Net cash utilized by investing activities in each period resulted from an increase in capital expenditures to expand the Company's network and the purchase of Marketable Securities.

  Net cash provided by (used in) financing activities was $291.4 million for the six months ended March 31, 1998, $2.9 million for the six months ended March 31, 1997, $7.9 million in the fiscal year ended September 30, 1997, $8.6 million in the fiscal year ended September 30, 1996 and $2.8 million for the period from May 5, 1995 (inception) to September 30, 1995. Net cash provided by financing activities for the six months ended March 31, 1998 resulted from the $20.0 million equity investment by AIT, including a noncash conversion of debt to equity of $6.3 million as a result of loans made by AIT to the Company and the issuance of $300 million of Senior Notes. Net cash provided by financing activities in fiscal year ended September 30, 1997 resulted from $9.7 million of borrowings from AIT offset by $1.8 million of repayments of long-term obligations. On September 30, 1997, the Company converted $5.4 million of convertible debt held by AIT to permanent equity. In addition, on September 30, 1997, $724,000 of guaranteed return for the year ended September 30, 1997 was recognized as excess capital contributions and the guaranteed return feature for the excess capital contributions made by AIT was eliminated as part of the FaciliCom International, L.L.C. First Amended and Restated Limited Liability Company Agreement. For the fiscal year ended September 30, 1996, net cash provided by financing activities of $8.6 million resulted from $7.1 million of capital contributions and $2.0 million of borrowings from AIT offset by $540,000 of repayments of long-term obligations. For the period from May 5, 1995 (inception) to September 30, 1995, net cash provided by financing activities of $2.8 million resulted from $2.8 million of capital contributions.

  Non-cash financing activities for the six months ended March 31, 1998 and March 31, 1997, for the fiscal years ended September 30, 1997 and 1996 and for the period from May 5, 1995 (inception) to September 30, 1995 resulted from the financing of network equipment provided by NTFC Capital Corp. ("NTFC") and Ericsson I.F.S., and financing of undersea fiber circuits provided by Teleglobe Cantat-3 Inc. and Telecom A/S (collectively "Globesystems").

  The Ericsson IFS loan agreement requires maintenance of certain financial and nonfinancial covenants. FCI received a waiver of certain covenant violations of the original and amended and restated loan agreements. The covenants were then modified. The covenants violated were related to the requirement of mandatory prepayments of the loan, revisions to the Company's limited liability company agreement, limitations on distribution to owners and patents, licenses and franchises, earnings before interest, taxes, depreciation and amortization ("EBITDA") coverage ratio, minimum tangible net worth, current ratio, debt to annualized EBITDA ratio, and limitation on capital expenditures. The Company repaid all outstanding indebtedness under the Ericsson loan agreement with a portion of the net proceeds from the Offering and the Ericsson loan agreement was terminated.

  The NTFC loan agreement requires maintenance of certain financial and nonfinancial covenants. FCI received a waiver of certain covenant violations for the year ended September 30, 1997 and maintenance of those covenants was also waived through and including the year ended September 30, 1998. The covenants violated were related to the delinquent payment of current liabilities, the debt service coverage ratio, the debt to net worth ratio, the prohibition of business changes, the limitation of investments and the limitation on transactions with affiliates. The Company repaid all outstanding indebtedness under the NTFC loan agreement with a portion of the net proceeds from the Offering and terminated the agreement.

  The Company's business strategy contemplates aggregate capital expenditures of $150.0 million through December 31, 1999. Such capital expenditures are expected to be used primarily for international gateway switches, PoPs, transmission equipment, undersea and international fiber circuits (including IRUs and MAOUs) for new and existing routes and other support systems. During 1998, the Company plans to install 12 additional switches in Australia, Austria, Belgium, France, Germany, Italy, Japan, Norway, Spain, Switzerland and the U.S. (Los Angeles and Miami). In addition, the Company plans to invest in fiber optic transmission capacity connecting North America, Europe, Latin America, Asia and the Pacific Rim, including the Americas-1, Gemini, TPC-5, APCN (A) and Southern Cross fiber optic cables, and to acquire additional capacity in the FLAG system during 1998.

  On December 22, 1997, the Company received the Equity Investment from AIT, which consisted of a contribution of cash and the cancellation of indebtedness. See "Certain Relationships and Related Transactions." Following the Recapitalization, AIT owned approximately 84.0% of the outstanding shares of common stock of the Company.

  On January 28, 1998, FCI issued $300,000,000 aggregate principal amount of Old Notes. Interest on the Old Notes is payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998.

  The Notes are redeemable at the option of FCI, in whole or in part at any time on or after January 15, 2003, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of redemption. In addition, at any time prior to January 15, 2001, FCI may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of the Notes at the specified redemption prices plus accrued interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change in Control (as defined in the Indenture), each holder of the Notes has the right to require FCI to purchase all or any of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and paid interest and Liquidated Damages, if any, to the date of purchase.

  FCI used approximately $86.5 million of the proceeds from the offering of the Old Notes to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Government Obligations (as defined in the Indenture), which are pledged as security and restricted for the first six scheduled interest payments on the Notes. In addition, approximately $16.9 million of existing indebtedness was paid off with the proceeds from the offering of the Old Notes.

  The Company continuously reviews opportunities to further its business strategy through strategic alliances with, investments in, or acquisitions of companies that are complementary to the Company's operations. The Company may finance such alliances, investments or acquisitions with cash flow from operations or through additional bank debt, vendor financing or one or more public offerings or private placements of securities.

  The Company believes that the net proceeds from the offering of the Old Notes will provide the Company with sufficient capital to fund planned capital expenditures and anticipated losses and to make interest payments on the Notes. There can be no assurance, however, that the Company will achieve or, if achieved, will sustain profitability or positive cash flow from operating activities in the future.

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is to be implemented for fiscal years ending after December 15, 1997; in June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which (i) establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements, (ii) requires an enterprise to report a total for comprehensive income in condensed financial statements of interim periods and (iii) is to be implemented for fiscal years beginning after December 15, 1997; in June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders and is to be implemented for fiscal years beginning after December 15, 1997. The implementation of such standards will not have a material impact on the Company's financial position or results of operations.

                                   BUSINESS

THE COMPANY

  FCI is a rapidly growing multinational carrier focused on providing international wholesale telecommunications services to other carriers worldwide. FCI provides these services over a carrier-grade international network consisting of five international gateway switches in the U.S., Sweden, Denmark and the U.K., as well as transmission capacity owned and leased on a fixed-cost basis that connects its switches in the U.S. and Europe. FCI's network and its operating agreements with PTTs enable it to offer high quality services to its carrier customers at competitive rates. In addition to wholesale services, as of March 31, 1998, FCI provided domestic and international long distance services on its network to over 19,345 retail customers in Sweden and Denmark through Tele8. FCI believes that its multinational, facilities-based approach and its established carrier status in Europe through Tele8 provide it with significant competitive advantages including control over transmission quality and reduced termination and network costs, as well as high quality local sales and customer service.

  FCI was founded to capitalize on opportunities that have developed for facilities-based carriers as a result of (i) the increasing demand for international telecommunications services worldwide, (ii) the rapid pace of deregulation of the approximately $61 billion international telecommunications market and (iii) the erosion of the international ARM. Demand for international telecommunications services is expected to increase as a result of a number of factors, including worldwide economic growth, global deregulation, technological advancements and the introduction of new services. FCI believes that, as in the U.S., deregulation in Europe, Latin America, Asia and the Pacific Rim will accelerate demand for international telecommunications services and lead to the establishment of new carriers in these markets. FCI believes that it is well positioned to capture international traffic from established and emerging carriers seeking carrier-grade network quality, competitively priced network services and flexible, responsive technical support and customer service.

  The Company's target customer base consists primarily of PTTs and other first-tier carriers, emerging carriers and wireless carriers with international traffic. PTTs and other first-tier carriers generally have their own international networks, but will use carriers such as FCI for overflow traffic and least-cost routing. Emerging carriers and wireless carriers constitute rapidly growing industry segments that generally rely on PTTs and wholesale carriers such as the Company to provide international connectivity. As of March 31, 1998, the Company provided service to 97 carriers, including nine of the ten largest U.S. carriers (based on outbound international traffic), three wireless carriers and 14 multinational carriers that originate traffic in more than one of the Company's existing markets.

  To offer high quality international services and to control its termination and network costs, FCI seeks to invest in undersea fiber optic cable systems and international gateway switches in locations and on routes where customer demand justifies such fixed asset investments. As of March 31, 1998, FCI had implemented an international network comprising (i) four NorTel and two Ericsson international gateway switches located in New York City; Jersey City, New Jersey; Malmo, Sweden; Amsterdam; Copenhagen and London; (ii) owned and leased capacity in seven undersea fiber optic cable systems connecting the Company's international gateway switches in the U.S. and Europe: CANTAT-3, CANUS-1, TAT 12/13, Kattegatt, Odin, FLAG and DKS-18; and (iii) PoPs in three U.S. and two European cities for origination and termination of international traffic. During 1998, the Company plans to install 12 additional switches in Australia, Austria, Belgium, France, Germany, Italy, Japan, Norway, Spain, Switzerland and the U.S. (Los Angeles and Miami). In addition, the Company plans to invest in fiber optic transmission capacity connecting North America, Europe, Latin America, Asia and the Pacific Rim, including the Americas-1, Gemini, TPC-5, APCN(A) and Southern Cross fiber optic cables, and to acquire additional capacity in the FLAG system during 1998. FCI had invested $66.2 million in network facilities as of March 31, 1998, and plans to invest an additional $150.0 million during the next two calendar years.

  FCI currently has operating agreements with 18 foreign carriers, 15 of which are the PTTs in their respective countries. The Company's operating agreements permit it to terminate traffic directed to correspondent carriers in these countries and provide for the Company to receive return traffic. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, return traffic generated under such operating agreements accounted for approximately 1.4% and 2.3%, respectively, of consolidated revenues. The Company is currently negotiating additional operating agreements with carriers in Europe, Latin America, Asia and the Pacific Rim.

INDUSTRY

  Overview. The international long distance industry, which principally consists of the transport of voice and data traffic from one country to another, is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in usage of international telecommunications services. According to TeleGeography, in 1996 the international long distance telecommunications industry accounted for approximately $61 billion in revenues and 70 billion minutes of use, up from approximately $22 billion in revenues and 17 billion minutes of use in 1986. According to TeleGeography, it is estimated that by the year 2000 this market will have expanded to $86 billion in revenues and 122 billion minutes of use, representing compound annual growth rates from 1996 of 9.0% and 15.0%, respectively.

  The Company believes that growth in international long distance services is being driven by (i) the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector, (ii) declining prices and a wider selection of products and services driven by greater competition resulting from deregulation, (iii) increased telephone accessibility resulting from technological advances and greater investment in telecommunications infrastructure, including deployment of wireless networks and (iv) increased international business and leisure travel. The Company believes that growth of traffic originated in markets outside the U.S. will be higher than growth in traffic originated within the U.S. due to recent deregulation in many foreign markets and increasing access to telecommunications facilities in emerging markets.

  Deregulation has encouraged competition, which in turn has prompted carriers to offer a wider selection of products and services at lower prices. In recent years, prices for international long distance services have decreased substantially and are expected to continue to decrease in most of the markets in which the Company currently competes. Several long distance carriers in the U.S. have introduced pricing strategies that provide for fixed, low rates for both domestic and international calls originating in the U.S. The Company believes that revenue losses resulting from competition-induced price decreases have been more than offset by cost decreases, as well as an increase in telecommunications usage. For example, based on FCC data for the period 1989 through 1995, per minute settlement payments by U.S.-based carriers to foreign PTTs fell 31.4%, from $0.70 per minute to $0.48 per minute. Over this same period, however, per minute international billed revenues fell only 13.7%, from $1.02 in 1989 to $0.88 in 1995. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenues and gross margin per minute. See "Risk Factors--Intense Competition."

  The Company believes that the market opportunity for facilities-based international wholesale carriers will continue to be attractive due to a number of factors, including (i) the increasing demand for international telecommunications services worldwide, (ii) the rapid pace of deregulation of the approximately $61 billion international telecommunications market and
(iii) the erosion of the international ARM.

  Regulatory and Competitive Environment. Prior to deregulation, long distance carriers were generally government-owned monopoly carriers such as British Telecom plc in the U.K., Tele Danmark AS ("Tele Danmark") in Denmark and Telia AB in Sweden. Deregulation of a particular telecommunications market has typically started with the introduction of a second long distance carrier, followed by the governmental authorization of multiple carriers. In the U.S., one of the first deregulated markets, deregulation began in the 1960s with MCI's authorization to provide long distance service and was followed in 1984 by AT&T's divestiture of the RBOCs and, most recently, by the passage of the 1996 Telecommunications Act. Deregulation has occurred elsewhere, such as the U.K., Sweden and Denmark, and is currently being implemented in other countries, including most EU countries, several Latin American countries and selected Asian countries.

  In addition, on February 15, 1997, the U.S. and 68 other countries signed the World Trade Organization Basic Telecom Agreement ("WTO Agreement") and agreed to open their telecommunications markets to competition and foreign ownership starting January 1, 1998. These 69 countries represent approximately 90% of worldwide telecommunications traffic. The Company believes that the WTO Agreement will provide FCI with significant opportunities to compete in markets where it did not previously have access, and to provide end-to-end facilities-based services to and from these countries.

  The FCC recently released an order that significantly changes U.S. regulation of international services in order to implement the United States' "open market" commitments under the WTO Agreement (the "Foreign Participation Order"). Among other measures, the FCC's order (i) eliminated the FCC's Effective Competitive Opportunities ("ECO") test for applicants affiliated with carriers in WTO member countries, while imposing new conditions on participation by dominant foreign carriers, (ii) allowed nondominant U.S. carriers to enter into exclusive arrangements with nondominant foreign carriers and scaled back the prohibition on exclusive arrangements with dominant carriers and (iii) adopted rules that will facilitate approval of flexible alternative settlement payment arrangements.

  The Company believes that the Foreign Participation Order will have the following effects on U.S. carriers: (i) fewer impediments to investments in U.S. carriers by foreign entities; (ii) increased opportunities to enter into innovative traffic arrangements with foreign carriers located in WTO member countries; (iii) new opportunities to engage in international simple resale ("ISR") to additional foreign countries; and (iv) modified settlement rates offered by foreign affiliates of U.S. carriers to U.S. carriers to comply with the FCC's settlement rate benchmarks. In accordance with the recent criteria set forth in its recent order, on April 22, 1998 the FCC authorized ISR to a number of additional foreign countries, specifically, France, Belgium, Denmark, Germany, Luxembourg, and Norway.

  While the Foreign Participation Order is expected to increase competition for international telecommunications services, and reduce prices for such services, the Company believes that the order will provide it with opportunities to enter into innovative and potentially more advantageous traffic arrangements with foreign carriers from WTO member countries, thereby allowing the Company to provide an increased volume of service in a more cost effective manner. Moreover, the Company believes that the opportunities to enter into innovative arrangements as well as the creation of new opportunities for carriers to engage in ISR to additional foreign countries likely will result in an increasing amount of international traffic and, therefore, an increasing demand for services provided by international wholesale carriers such as the Company. See "Risk Factors--Intense Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations Overview."

  International Traffic Dynamics. A long distance telephone call consists of three parts--origination, transport and termination. Generally, a domestic long distance call originates on a local network and is transported to the network of a long distance carrier, which in many countries is the same as the local carrier. The call is then carried over the long distance network to another local exchange network where the call is terminated. An international long distance call is similar to a domestic long distance call, but typically involves at least two long distance carriers: the first carrier transports the call from the country of origination, and the second carrier terminates the call in the country of termination. These long distance telephone calls are classified as one of three types of traffic. For example, a call made from the U.S. to the U.K. is referred to as outbound traffic for the U.S. carrier and inbound traffic for the U.K. carrier. The third type of traffic, international transit traffic, originates and terminates outside a particular country, but is transported through that country on a carrier's network. Since most major international fiber optic cable systems are connected to the U.S. and international long distance prices are substantially lower in the U.S. than in other countries, a large volume of international transit traffic is routed through the U.S.

  International calls are transported by land-based or undersea cable or via satellites. A carrier can obtain voice circuits on cable systems either through ownership or leases. Ownership in cables is acquired either through IRUs or MAOUs. The fundamental difference between an IRU holder and an owner of MAOUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a "half-circuit" of a cable, essentially dividing the ownership of the cable into two equal components. Additionally, any carrier may generally lease circuits on a cable from another carrier. Unless a carrier owns a satellite, capacity also must be leased from one of several existing satellite systems.

  Accounting Rate Mechanism. Under the ARM, which has been the traditional model for handling traffic between international carriers, traffic is exchanged under bilateral carrier agreements, or operating agreements, between carriers in two countries. Operating agreements generally are three to five years in length and provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to an operating agreement at a negotiated rate (which must be the same for all U.S.-based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the U.S. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them. The following chart illustrates an international long distance call originating in the U.S. using the ARM:

                             [CHART APPEARS HERE]

  Operating agreements typically provide that a carrier will return terminating traffic ("return traffic") to a carrier in proportion to the traffic it receives from that carrier. Return traffic generally is more profitable than outgoing traffic because the settlement rate per minute is substantially greater than the incremental cost of terminating a call in the country due to the lack of marketing expense and billing costs, as well as the lower cost structure associated with terminating calls within the country. Generally, there is a six-month lag between outbound traffic and the allocation of the corresponding return traffic and, in certain instances, a minimum volume commitment must be achieved before qualifying for receipt of return traffic.

  Alternative Calling Procedures. As the international long distance market is being deregulated, long distance companies have devised alternative calling procedures ("ACPs") in order to complete calls more economically than under the ARM. Some of the more significant ACPs include (i) transit, (ii) refiling or "hubbing" and (iii) ISR. The most common method is transit, which allows traffic between two countries to be carried through a third country on another carrier's network. This procedure, which requires agreement among the particular long distance companies and the countries involved, generally is used either for overflow traffic during peak periods or where the direct circuit may not be available or justified based on traffic volume. Refiling or "hubbing" of traffic, which takes advantage of disparities in settlement rates between different countries, allows traffic to a potential country to be treated as if it originated in another country that enjoys lower settlement rates with the destination country, thereby resulting in lower overall costs on an end-to-end basis. U.S.-based carriers generally are beneficiaries of refiling on behalf of other carriers because of low international rates in the U.S. The difference between transit and refiling is that, with respect to transit, the carrier in the destination country has a direct relationship with the originating carrier, while with refiling, the carrier in the destination country is likely not to even know the identity of the originating carrier. The choice between transit and refiling is determined primarily by cost. With ISR, a carrier may completely bypass the settlement system by connecting an international leased line to the PSTN of a foreign country or directly to customers' premises, which may be expected to result in reduced costs for such carrier. It may be anticipated that routes where ISR is permitted will benefit from increased competition, reduced prices, and increased demand. As discussed above, it is anticipated that the Foreign Participation Order will create new opportunities for carriers to engage in ISR to additional foreign countries. As noted above, the FCC has recently authorized ISR to additional foreign countries, specifically, France, Belgium, Denmark, Germany, Luxembourg, and Norway.

  Description of Operating Markets. As of March 31, 1998, FCI terminated traffic through a combination of operating agreements, refiling, resale and ISR to over 200 countries worldwide and originated traffic in the U.S., Sweden, Denmark, the Netherlands and the U.K. The Company intends to establish facilities that will permit it to originate traffic in 12 additional markets by the end of 1998.

  United States. With a population of approximately 268 million people, the U.S. has a telecommunications services market that generated revenues of approximately $222.3 billion in 1996 according to the FCC. The U.S. long distance market is highly deregulated and is the largest in the world. According to the FCC, in 1996 long distance telephone revenues were approximately $99.7 billion, including approximately $17.1 billion from international services (representing 17.2% of the total market). According to TeleGeography, AT&T is the largest international long distance carrier in the U.S. market, with market share of approximately 50.2% of international outgoing minutes in 1996, while MCI and Sprint had market shares of 28.4% and 13.2%, respectively. AT&T, MCI, WorldCom and Sprint constitute what generally is regarded as the first-tier in the U.S. long distance market. Other large long distance companies with more limited ownership of transmission capacity, such as Frontier and LCI, constitute the second-tier of the industry. The remainder of the U.S. long distance market is comprised of several hundred smaller companies, largely resellers, which are known as third-tier carriers.

  Sweden. With a population of approximately nine million people, Sweden has a telecommunications market that generated approximately $6.0 billion in revenues in 1996 according to the International Telecommunications Union (the "ITU"). Sweden has fully liberalized its telecommunications market and Tele8, together with its established competitor Tele-2 AB, accounted for approximately 30.0% of the market for international outgoing minutes in 1996 according to TeleGeography. Telia AB, the PTT in Sweden, is a member of the Unisource consortium and is also authorized to provide facilities-based end-to-end services between the U.S. and Sweden.

  Denmark. With a population of approximately five million people, Denmark has a telecommunications market that generated approximately $3.6 billion in revenues in 1996 according to the ITU. The Danish Parliament recently approved legislation to liberalize its telecommunications industry. The new law allows carriers to provide public voice services and to build and lease networks. Most services, including voice telephony, may be provided under a general class license. The international telecommunications market in Denmark has been historically dominated by the PTT, Tele Danmark, which, according to TeleGeography, accounted for approximately 92.5% of the international market in 1996.

  United Kingdom. With a population of over 58 million people, the U.K. has a telecommunications market that generated approximately $25.4 billion in revenues in 1995 according to the ITU. According to Oftel, the U.K.'s international and domestic long distance services market accounted for approximately $6.6 billion in revenues in the 12 months ended March 31, 1997. In addition to British Telecom plc and Mercury

Communications Ltd. there are over 50 companies in the U.K. that presently hold licenses authorizing the operation of systems which may be connected to foreign systems.

  Other Markets. As liberalization occurs in other European countries and in Asia and the Pacific Rim, the Company intends to establish operating facilities and/or obtain licenses to provide telecommunications services as market conditions permit. The combined population of other European markets in which the Company intends to install facilities during 1998, including Belgium, France, Germany, Italy, the Netherlands, Norway and Switzerland, is approximately 235 million people with combined international telecommunications traffic, according to TeleGeography, of 15.5 billion minutes, which represented 22.0% of worldwide international traffic in 1996. The combined population of Australia, Japan and New Zealand, other countries in which the Company intends to install facilities during 1998, is approximately 148 million people and, according to TeleGeography, the combined international telecommunications traffic generated in those markets in 1996 was approximately 3.4 billion minutes.

STRATEGY

  FCI's objective is to become a leading provider of high quality, competitively priced, dedicated and switched wholesale international telecommunications services to established and emerging carriers worldwide. To achieve this objective, the Company intends to continue to expand its carrier-grade international network and to offer competitively priced network services comparable in quality to that of major PTTs and first-tier carriers while providing highly responsive technical support and customer service. The key elements of the Company's strategy are as follows:

  . Increase multinational presence. FCI seeks to expand its operations by cultivating relationships with PTTs in strategic locations worldwide and establishing operations in markets with significant international traffic as soon as deregulation enables facilities-based carriers to enter such markets. The Company believes that its ability to originate traffic from multiple markets will allow it to benefit from the relatively high growth of non-U.S. originated traffic, to serve multinational carriers and to optimize the use of its facilities. As part of its business strategy, the Company may enter into strategic alliances with, acquire assets or businesses from, or invest in, companies that are complementary to its current operations. The Company has a dedicated Business Development Group which focuses on developing relationships with correspondent carriers and which facilitates new market entry.

  . Expand carrier-grade international infrastructure. FCI intends to expand its carrier-grade international network. The Company uses switches similar to those used by first-tier carriers and PTTs, and continues to implement advanced features, such as ATM technology, which will permit the Company to transmit voice and data services over a single platform. The Company believes that increasing the percentage of minutes of traffic it carries on-net will enable it to increase margins and profitability and ensure quality of service. By the end of 1998, the Company expects to have such on-net capability on 25 of the top 50 international traffic routes and facilities in countries representing over 60.0% of total international traffic.

  . Focus on wholesale market. FCI's customer base consists primarily of established and emerging competitive carriers and PTTs that purchase the Company's services on a wholesale basis. The Company believes that the wholesale telecommunications market will offer significant growth opportunities as traditional international traffic settlement mechanisms are replaced by competitive cost-based systems. In addition, liberalization of telecommunications markets worldwide is expected to lead to the establishment of new carriers and resellers that require high quality international connectivity at competitive rates. FCI believes that its wholesale strategy enables it to generate the high traffic volumes required to justify investments in network infrastructure, while controlling selling, general and administrative expenses.

  . Continue to leverage Tele8 status. Tele8's status as an established carrier in Sweden has enabled FCI to enter into operating agreements with a number of major European PTTs. The Company intends to continue to leverage Tele8's carrier status and brand name to negotiate additional operating agreements, acquire additional customers and obtain preferential pricing on leased fiber and satellite transmission capacity worldwide.

  . Maintain efficient operations and low cost base. The Company seeks to maintain efficient operations and a low cost base through a disciplined incremental approach to investments in fixed assets, strict control over selling, general and administrative expenses and the operation of a centralized, highly efficient network control center for its global network, which enable the Company to be price competitive.

NETWORK

  General. In its first two years of operation, the Company has successfully installed an international facilities-based network comprised of international gateway switches, related peripheral equipment and undersea fiber optic cable systems, as well as leased satellite and cable capacity. FCI believes its installation of a facilities-based network will permit it to terminate an increasing percentage of traffic on-net, allowing the Company to control both the quality and cost of telecommunications services it provides to its customers. To provide high quality telecommunications services, the Company's network employs digital switching and fiber optic technologies, uses SS7 signaling and is supported by comprehensive monitoring and technical services. In addition, the Company is implementing an ATM network that will permit the Company to transmit voice and data services over a single platform, enabling the Company to diversify its service offerings.

  The Company currently operates two major gateway switches in the U.S. and similar switches in Sweden, Denmark and the U.K. These international gateway switches are connected by undersea fiber optic cable systems. The Company operates three additional PoPs in the U.S. and two additional PoPs in Sweden which allow it to originate and terminate traffic outside of the international gateway cities. The Company also operates an earth station in Sweden which provides satellite coverage of all of Africa and most of Asia through INTELSAT, to which the Company is a signatory. Using a combination of owned network facilities, capacity leased on a fixed-cost basis and the resale of third party capacity, the Company is able to provide service to any country in the world.

  The Company carries international traffic traditionally carried between U.S. and foreign international long distance carriers over its own network. In addition, FCI's international gateway switches and European hubs allow the Company to terminate traffic within countries, thereby ensuring quality and minimizing termination costs. The following chart illustrates a typical on-net international long distance call originating in the U.S.

                            [CHART APPEARS HERE]

  Operating Agreements. The Company's strategy is substantially based on its ability to enter into: (i) operating agreements with PTTs in countries that have yet to become deregulated so the Company can terminate traffic in, and receive return traffic from, that country; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have deregulated so it can terminate traffic in such countries; and (iii) interconnection agreements with the PTT in each of the countries where the Company has operating facilities (e.g., the U.K.) so it can terminate traffic in that country. The Company believes that Tele8's status as an established carrier in Sweden has been a significant factor in enabling the Company to enter into operating agreements with first-tier carriers in Europe. As of March 31, 1998, FCI had operating agreements with 15 PTTs and three alternative carriers. The Company believes that it has more operating agreements with European PTTs than most other emerging carriers. These operating agreements allow the Company to terminate traffic at lower rates than by resale in markets where it cannot establish an on-net connection due to the current regulatory environment. The Company believes that it would not be able to serve its customers at competitive prices without such operating or interconnection agreements. Termination of such operating agreements by certain of the Company's foreign carriers or PTTs would have a material adverse effect on the Company's business. In addition, these operating agreements provide a source of profitable return traffic for the Company. See "Risk Factors--Dependence on Operating Agreements with Foreign Operators."

   COUNTRY                     CARRIER                       CARRIER STATUS
   -------                     -------                       --------------
   Belgium.................... Belgacom N.V.                 PTT
   Denmark.................... Tele Danmark                  PTT
   Dominican Republic......... Tricom, S.A.                  Alternative carrier
   Estonia.................... Eesti Tele Fon                PTT
   Finland.................... Telecom Finland               PTT
                               Tele 1                        Alternative carrier
   Germany.................... Deutsche Telekom A.G.         PTT
   Hungary.................... MATAV                         PTT
   Iceland.................... Post & Telecom Iceland        PTT
   Italy...................... Telecom Italia S.p.A.         PTT
   Nicaragua.................. ENITEL                        PTT
   Norway..................... Telenor Carrier Services A.S. PTT
   Poland..................... Telekomunikacja Polska S.A.   PTT
   Portugal................... Telecom Portugal              PTT
   Slovenia................... Telekom Slovenije             PTT
   United Kingdom............. British Telecom plc           PTT
                               Mercury Communications Ltd.   Alternative carrier
   Venezuela.................. CANTV                         PTT

  Undersea Fiber Optic Cable Systems. The Company seeks ownership positions in undersea fiber optic cable systems where it believes its customers' demand will justify the investment in those fixed assets. To link its switches in the U.S., Denmark, Sweden and the U.K., the Company currently either owns or leases capacity on a number of undersea fiber optic cable systems, including purchased capacity on the CANTAT-3, CANUS-1, TAT 12/13, Kattegatt and Odin undersea fiber optic cable systems on an IRU basis, and on the CANTAT-3 and DKS-18 undersea fiber optic cable systems on a MAOU basis. The Company believes that its current and projected volume of wholesale international traffic makes its investment in these fiber optic cable systems cost-effective. Tele8 recently participated in a consortium that included Tele Danmark, TeleNordia and Swedish Rail, which constructed and currently operates a fiber cable (DKS-18) between Sweden and Denmark.

  In addition, the Company is one of the signatory members of the FLAG project, which, when completed, will be the world's longest undersea fiber optic cable, originating in the U.K. and terminating in Japan. FLAG will enable the Company to (i) target markets in Bangladesh, China, Hong Kong, India, Italy, Japan, Malaysia, Pakistan, Singapore and Spain and (ii) provide high quality seamless services over Company-owned fiber optic cable to those regions by connecting to the Company's facilities in the U.K. and Sweden. The Company's ability to provide seamless telecommunications services to the countries served by FLAG is contingent upon its ability to enter into operating agreements with PTTs or other carriers in such countries. The Company plans to invest in the Americas-1, Gemini, TPC-5, APCN(A) and Southern Cross cables, and acquire additional capacity in the

FLAG system to provide access to other markets, including countries in Europe, Latin America, Asia and the Pacific Rim, and to expand capacity to existing markets. The Company may also seek ownership positions in digital microwave systems that link major sources and destinations of international traffic to
(i) lower the cost of its international connections to a particular country or region and/or (ii) bypass a transmission facility "bottleneck" that constrains the Company's ability to enter the international market in that country or region.

  The Company believes that no single MAOU or IRU agreement is material to the Company's financial condition or its historical or intended business operations. With the passage of time, an increasing amount of fiber optic cable capacity is becoming available and the terms and pricing of such capacity have become effectively commoditized. Accordingly, the Company believes that, if one or more such agreements were to terminate, the Company would be able to replace, at similar costs and within reasonable time periods, similar capacity on competing fiber optic cable systems through MAOU purchases and/or IRU lease agreements. Further, the Company believes that the current rights and obligations of the Company as a MAOU owner would be unchanged if the Company were to acquire capacity on a competing fiber optic cable system.

INTERNATIONAL FIBER OPTIC CIRCUITS

                                                                     READY FOR
   FIBER CIRCUIT                                     MAOU/IRU/LEASE SERVICE DATE
   -------------                                     -------------- ------------
   TRANSATLANTIC:
   CANTAT-3
     U.S.-Denmark...................................     MAOU        In Service
     U.S.-Denmark...................................     IRU         In Service
     U.S.-U.K.......................................     IRU         In Service
     CANUS-1, U.S.-Canada...........................     IRU         In Service
     TAT 12/13, U.S.-U.K............................     IRU         In Service
     MFS, New York-London...........................     Lease       In Service
     Gemini, U.S.-Europe............................     IRU         1998
   INTRAEUROPEAN:
     CANTAT-3
     U.K.-Denmark...................................     Lease       In Service
     Germany-Denmark................................     IRU         Q2/98
     FLAG
     U.K.-Spain.....................................     MAOU        Q2/98
     Spain-Italy....................................     MAOU        Q2/98
     DKS-18, Denmark-Sweden.........................     MAOU        In Service
     Kattegatt, Denmark-Sweden......................     IRU         In Service
     Hermes, Amsterdam-U.K..........................     Lease       In Service
     Odin, Amsterdam-Denmark........................     IRU         In Service
   OTHER ROUTES:
     TPC-5, U.S.-Pacific Rim........................     IRU         1998
     Southern Cross, New Zealand-Australia..........     IRU         1998
     APCN(A), Australia-Japan.......................     IRU         1998
     Americas-1, U.S.-Latin America.................     IRU         1998
     FLAG
     U.K.-India.....................................     MAOU        Q2/98
     Japan-Hong Kong................................     MAOU        Q2/98
     Japan-China....................................     MAOU        Q2/98

  International Gateway and Domestic Switches. As of March 31, 1998, the Company operated four NorTel DMS 250/300 international gateway switches located in Jersey City, New Jersey, Copenhagen, Amsterdam and London, and two Ericsson AXE-10 international gateway switches located in New York City and Malmo, Sweden. Traffic from North America to Europe is generally routed through either the New York City or Jersey City, New Jersey gateway to London or Malmo, Sweden. The Company also operates smaller Ericsson switches in Sweden for aggregating regional and domestic traffic and is considering the installation of similar switches in other European countries for the same purpose. In addition, the Company has PoPs to terminate and originate traffic in Miami and Tampa, Florida and Washington, D.C.

  The Company intends to expand its switching network in the U.S. by adding international gateway switches during 1998 in Los Angeles and Miami that will generally serve as the Company's international gateways to Asia and the Pacific Rim, and Latin America, respectively. The Company's plans for expanding its switching network in Europe include the addition of switches in Belgium, France, Germany, Italy, Norway and Switzerland during 1998. The Company also intends to install switches in Australia, Japan and New Zealand during 1998. FCI is also considering installing switches in Latin American, Asian and other Pacific Rim countries, as well as additional European locations.

  Backbone Transmission Network. The Company connects its switches over a frame relay backbone network, which the Company intends to upgrade to ATM in early 1998. ATM will enable the Company to combine switched voice, private line and data traffic on the same international circuits. For example, the Company will be able to add Internet capability and integrate Internet traffic with its existing traffic.

  Satellite Facilities. The Company owns and operates the Swedish International Teleport, an INTELSAT, Standard B, 13-meter earth station in Malmo, Sweden that connects to an INTELSAT satellite over the Indian Ocean. Through its signatory status, the Company can acquire satellite transmission capacity on a preferential basis worldwide. The earth station and INTELSAT satellite, which provide coverage to Africa and most of Asia, currently connect customers on the Indian subcontinent with locations in Europe and North America on a private line basis. The Company uses this facility to provide connectivity with carriers in developing countries before international cable capacity becomes available in such countries and on low-volume international routes. The Company is negotiating agreements with several Asian carriers to interconnect with Sweden for the transmission of public switched-voice traffic through the Company's earth station.

  Network Monitoring and Technical Support. The Company's resilient network has diverse switching and routing capabilities. For example, on the high volume North America to Europe routes the Company splits customer traffic between its New York City and Jersey City, New Jersey international gateway switches, over two transatlantic cable routes and over its two European gateways in London and Malmo, Sweden. All gateway switches have backup power systems, and each cable has built-in redundancies that reroute traffic in the event of an interruption in cable service.

  The Company has technical staff located in Sweden, the U.S. and the U.K. to provide support for the network. The Company's technical staff located in Sweden provides network management and operations support for the Company's Ericsson switches. The Company has entered into a one year agreement with Northern Telecom to provide network management and operations services for the Company's NorTel switches. The agreement also gives FCI the right to request full-time on-site support at a new switch location. The agreement obligates Northern Telecom to accept service calls on behalf of the Company 24 hours per day, seven days per week, and to dispatch service personnel when necessary. The Company believes that its network management arrangement with Northern Telecom is a cost effective alternative to the Company providing such services itself, which allows the Company to direct its resources toward expanding its network while providing its customers with network support. The Company expects to develop an internal network monitoring capability during 1998.

SERVICES

  FCI offers high quality international telecommunications services over its own international network and by interconnecting its network with the networks of other carriers. The Company operates under the name FaciliCom International(R) in the U.S. and the U.K., and the name "Tele8" in Scandinavia. The Company provides primarily wholesale international telecommunications services and, to a limited extent, retail domestic and international long distance services in Sweden. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, wholesale services represented approximately 93.6% and 94.6%, respectively, of the Company's consolidated revenues and retail services represented approximately 6.4% and 5.4%, respectively, of such consolidated revenues.

  Wholesale Services. The Company provides wholesale international long distance voice services to carrier customers located in the U.S., Sweden, Denmark and the U.K. FCI provides wholesale termination to over 200 countries using a mix of owned facilities, operating agreements and by resale agreements. The Company terminates international network traffic to the U.S., the U.K., Sweden and Denmark over its own network, and traffic to 16 countries using operating agreements. In addition to wholesale voice services, the Company also intends to offer value-added, back office and billing services to its wholesale customers in Europe. The Company believes that offering additional services on a wholesale basis will increase customer loyalty and lead to higher margins. Wholesale value-added services are expected to include international toll-free numbers, pre-paid calling cards, data services and network access through FCI/Tele8 carrier access codes.

  Retail Services. FCI provides international and domestic long distance voice services to retail customers within Sweden using Tele8's carrier access codes and service through pre-paid calling cards. The Company plans to provide pre-selected long distance services in Sweden, as soon as regulations prescribe equal access. In addition, FCI provides international private line service to business customers, and intends to offer international toll-free services and data services to business customers.

CUSTOMERS

  The Company's wholesale marketing strategy is to offer wholesale international telecommunications services to the broadest range of carriers, focusing on carriers that originate traffic in multiple locations. The Company's wholesale customers include first-tier carriers and PTTs as well as emerging facilities-based, switched-based, switchless and wireless carriers that purchase the Company's services for resale to their own customers. As of March 31, 1998, the Company provided service to 97 carriers, including nine of the ten largest U.S. carriers based on outbound international traffic, three European wireless carriers and 14 multinational carriers that originate traffic in more than one of the Company's existing markets. For the quarter ended March 31, 1998, the Company's 10 largest customers accounted for 37.6% of the Company's revenues. For the fiscal year ended September 30, 1996, North American Gateway Inc. and Cherry Communications, Inc. accounted for 30.0% and 11.0%, respectively, of the Company's total revenues. For the fiscal year ended September 30, 1997, North American Gateway Inc. and Telegroup, Inc. accounted for 14.0% and 10.3%, respectively, of the Company's total revenues. The Company anticipates that the percentage of revenues attributable to its largest customers will decrease as its customer base grows. The Company's agreements with its customers do not currently establish minimum term or usage requirements.

  The Company uses a comprehensive credit screening process when identifying new customers, which the Company believes has resulted in a bad debt expense ratio below the industry average. For the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997, FCI's bad debt expenses represented approximately 1.2% and 1.8%, respectively, of its consolidated revenues. The Company rates its potential customers' creditworthiness based on several factors, including: (i) traditional bank and trade (e.g., Dun & Bradstreet) reports; (ii) internal assessments of the Company's exposure based on the costs of terminating international traffic in certain countries and the capacity requested by the proposed carrier; and (iii) references provided by the potential customer. Depending on the results of the Company's credit analysis, a customer's payment terms and/or billing cycle may be adjusted to shorten the length of time the Company's receivables are outstanding (and the corresponding risk to the Company). In addition, the Company may require a customer to post collateral in the form of a security deposit or an irrevocable letter of credit.

  The Company's target market for retail services in Sweden is primarily small- and medium-size businesses, residential customers, travelers and marketing organizations.

SALES AND MARKETING

  FCI's approach to marketing and selling wholesale services consists of local sales staff, who are responsible for day-to-day relationships with local carrier representatives and who have experience in the industry and long standing relationships with such carriers. In addition to local direct sales, the Company has a multinational

Global Account Group, which coordinates sales to major international accounts in multiple locations and is responsible for client relationships at the senior management level. The Company has several international carrier customers which use FCI to transport traffic from multiple locations. FCI focuses on hiring and retaining experienced marketing and sales people with extensive knowledge of the industry and who have existing relationships with decision makers at carrier customers. As of March 31, 1998, the Company's sales and marketing staff included 52 employees.

  The Company believes that its success in entering into customer agreements in its target markets is due largely to (i) network quality which is equivalent to that provided by PTTs and first-tier carriers, (ii) responsiveness that is superior to that of PTTs and first-tier carriers and
(iii) pricing that is generally below the wholesale market price of the PTTs and first-tier carriers.

  The Company's sales and marketing employees utilize extensive, customer specific usage reports and network utilization data generated daily by the Company's customized information systems to negotiate agreements with customers and prospective customers more effectively and to respond rapidly to changing market conditions. The Company believes that it has been able to compete more effectively as a result of the high quality personalized service that is given to each customer. The Company supports its wholesale marketing efforts in many ways, including direct mail campaigns, publishing articles in industry journals, sponsoring and giving presentations at industry events, networking through its membership in industry associations and advertising in industry publications and at industry events.

  FCI conducts retail sales and marketing in Sweden through agents and a direct sales force.

BUSINESS DEVELOPMENT

  The Company's Business Development Group is responsible for creating and implementing an effective long-term growth strategy for the Company. The Business Development Group's objective is to establish relationships with PTTs and regulatory authorities in strategic markets worldwide in order to expedite the execution of operating agreements and the grant of licenses to own, operate and/or lease transmission facilities from such regulatory authorities. The Business Development Group may pursue joint ventures, strategic alliances or acquisitions to expand the Company's global presence or to establish a strategic presence in markets with high telecommunications traffic volume. It also seeks to optimize the Company's investment in fiber optic cable in order to support the current and future operational requirements of the Company.

OPERATIONS AND SYSTEMS

  The Company provides customer service and support, 24 hours per day network monitoring, trouble reporting and response procedures, service implementation coordination, billing assistance and problem resolution. The Company provides a single point of contact for each customer and accepts total responsibility for installation, maintenance and problem resolution.

  The need to bill customers timely and accurately, and to monitor and manage network traffic profitability, requires the accurate operation of management information systems ("MIS"). To accommodate these needs, the Company currently contracts with Armstrong for its billing and MIS services.

  Armstrong provides billing, financial accounting and specialized information technology ("IT") services to its subsidiary companies, including the Company, from its data processing center headquartered in Butler, Pennsylvania. Armstrong's subsidiaries include domestic local exchange telephone companies and cable television companies. Based on its knowledge of billing in the telecommunications industry, Armstrong has developed customized systems to provide call collection, processing, rating, reporting and bill rendering for the Company. These customized systems enable the Company to (i) analyze accurately its traffic, revenues and margins by customer and by route on a daily basis, (ii) validate carrier settlements and (iii) monitor least cost routing of customer traffic. See "Certain Relationships and Related Transactions."

  Armstrong and the Company are in the process of converting their respective billing and computer systems to make them Year 2000 compliant. The Company does not expect that the cost of converting its systems will be material to its financial condition or results of operations. Each of Armstrong and the Company believes that it will be able to achieve Year 2000 compliance by the end of 1999. Neither Armstrong nor the Company currently has any information concerning the Year 2000 compliance status of its suppliers and customers.

  The Company believes that contracting with Armstrong for these customized systems gives the Company a strategic advantage over many emerging carriers because the Company receives timely and accurate reporting of its customer traffic, revenues and margins without incurring the significant costs associated with developing and maintaining its own data center. The Armstrong data center utilizes an IBM AS/400 with full disaster recovery and back-up facilities and provides 24 hours per day, seven days per week data center support. Armstrong provides the Company with experienced IT professionals and programmers to further customize and support the Company's growing and changing MIS needs. To date, the Company has not experienced any significant delays in billing customers. The Company attempts to bill its customers within five business days after a billing cycle has been completed. The Company believes that its arrangement with Armstrong enables it to most effectively and efficiently manage the Company's growing IT requirements.

  Pursuant to a contract it recently signed with the Company, Armstrong will continue to provide billing and MIS support for the Company and its subsidiaries on terms that the Company believes are competitive with similar services offered in the industry. This contract extends through September 30, 2002 and may be terminated by Armstrong or the Company upon 180 days' notice to the other party.

  In consultation with Armstrong's IT staff, the Company is currently considering advanced billing and MIS software solutions to provide billing for enhanced products and services and to further enhance the Company's ability to monitor its growing operations.

COMPETITION

  The international telecommunications industry is intensely competitive and subject to rapid change precipitated by advances in technology and regulation. The Company's competitors in the international wholesale switched long distance market include large facilities-based multinational carriers and PTTs, smaller facilities-based wholesale long distance service providers in the U.S. and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services and international joint ventures and global alliances among many of the world's largest telecommunications carriers. International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and the Company's carrier customers are especially price sensitive.

  Within the U.S.-based international telecommunications services market, the Company competes with AT&T, MCI, Sprint and WorldCom, and to a lesser extent, with other emerging international carriers. Many of these providers have considerably greater financial and other resources and more extensive domestic and international communications networks than the Company. The Company anticipates that it will encounter additional competition as a result of the formation of global alliances among large long distance telecommunications providers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld;" AT&T's recent alliance with Italy's STET/Telecom Italia to serve international customers with a primary focus on the Latin American and European regions; WorldCom's proposed merger with MCI; and Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One." Consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of the proposed mergers and alliances could create increased competition in the telecommunications services market and potentially reduce the number of customers that purchase wholesale international long distance services from the Company. Because many of the Company's current competitors are also the Company's customers, the Company's business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with the Company for competitive or other reasons.

  The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications and digital wireless communication systems such as PCS. The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

  The 1996 Telecommunications Act permits, and is designed to promote, additional competition in the intrastate, interstate and international telecommunications markets by both U.S.-based and foreign companies, including the RBOCs. RBOCs, as well as other existing or potential competitors of the Company, have significantly more resources than the Company. The Company also expects that competition from carriers will increase in the future as deregulation increases in telecommunications markets worldwide. In addition, the Company believes that the FCC's recently released order implementing the United States' "open market" commitments under the WTO Agreement will make it easier for certain foreign carriers to enter the U.S. market, thereby increasing competition in the U.S. market for the Company. As a result of these and other factors, there can be no assurance that the Company will continue to compete favorably in the future. See "Risk Factors--Substantial Government Regulation" and "Risk Factors--Intense Competition."

  The Company believes that it competes favorably on the basis of price, transmission quality and customer service. The number of the Company's competitors is likely to increase as a result of the new competitive opportunities created by the WTO Agreement. FCI believes, however, that its focus on providing wholesale international services will enable it to benefit from the emergence of new carriers as it will be able to provide them with switched international telecommunications services. FCI believes that Tele8, its Swedish subsidiary, provides the Company with a competitive advantage because of Tele8's existing relationships with European PTTs. Tele8's relationships with other PTTs allow the Company to accelerate its in-country presence in certain markets, to obtain administrative leases in Europe and to negotiate operating agreements.

LICENSES AND REGULATION

  United States. In the U.S., provision of the Company's services is subject to the provisions of the Communications Act, as amended by the 1996 Telecommunications Act, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state PSCs. The FCC and relevant state PSCs continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. Non-dominant carriers, such as the Company, are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services they provide.

  For domestic services, the FCC and certain state agencies also impose prior approval requirements on transfers of control. With regard to international services, the FCC administers a variety of international service regulations, including the ISP. The ISP governs the permissible arrangements between U.S. carriers and their foreign correspondents to settle the cost of terminating traffic over each other's networks, the rates for such settlement and permissible deviations from these policies. As a consequence of the increasingly competitive global telecommunications market, the FCC has adopted a number of policies that permit carriers to deviate from the ISP under certain circumstances that promote competition. The FCC also requires carriers such as the Company to report any affiliations, as defined by the FCC, with foreign carriers.

  Regulatory requirements pertinent to the Company's operations will continue to evolve as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC and state PSCs. The FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries and reduce international accounting rates toward cost. The FCC recently adopted new lower accounting rate "benchmarks" that became effective January 1, 1998. Under the FCC's new benchmarks, after a transition period of one to four years depending on a country's income level, U.S. carriers will be required to pay foreign carriers significantly lower rates for the termination of international services.

  International Service Regulation. International common carriers, such as the Company, are required to obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms and conditions applicable to their services prior to initiating their international telecommunications services. The Company has obtained "global"
Section 214 authority from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched and private line services. Non-dominant international carriers, such as the Company, must file their international tariffs and any revisions thereto with one day's notice. The Company has filed international tariffs for switched and private line services with the FCC. Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including foreign carrier agreements, with the FCC within 30 days of execution. The Company has filed each of its foreign carrier agreements with the FCC. The FCC's rules also require that the Company periodically file a variety of reports regarding the volume of its international traffic and revenues and use of international facilities. In addition to the general common carrier principles, the Company is also required to conduct its facilities-based international business in compliance with the FCC's ISP, or an FCC-approved alternative accounting rate arrangement.

  The FCC has decided to allow U.S. carriers, subject to certain competitive safeguards, to propose methods to pay for international call termination that deviate from traditional bilateral accounting rates and the ISP. The Company's FCC authorizations also permit the Company to resell international private lines interconnected to the PSTNs for the provision of switched services in those countries that have been found by the FCC to offer "equivalent opportunities" to U.S. carriers. To date, the FCC has found that only Canada, Australia, the U.K., Sweden, the Netherlands and New Zealand offer such opportunities. The FCC currently imposes certain restrictions upon the use of the Company's private lines between the U.S. and "equivalent" countries. The Company may not route traffic to or from the U.S. over a private line between the U.S. and an "equivalent" country (e.g., the U.K.) if such traffic originates or terminates in a third country and such third country has not been found by the FCC to offer "equivalent" resale opportunities. Following implementation of the Full Competition Directive by EU member states, and the WTO Agreement by the signatories, the FCC may authorize the Company to originate and terminate traffic over its private line between the U.S. and the U.K. and (pursuant to ISR authority) over additional private lines to additional member states if the FCC finds that such additional member states provide equivalent resale opportunities or that such authority would otherwise promote competition. The FCC recently adopted rules to permit U.S. carriers to provide ISR to WTO member countries without a finding of equivalency. These rules became effective on February 9, 1998. Among other rules, the FCC's new rules provide that ISR will be permitted to any WTO member country if settlement rates for at least 50% of the settled U.S.-billed traffic on the route or routes in question are at or below the settlement rate benchmark or the destination country offers equivalent resale opportunities. Once a carrier makes such a showing and the FCC approves ISR on a route, all carriers holding a global section 214 authorization will be permitted to offer ISR on that route. On April 22, 1998, the FCC granted the application of Unisource USA, Inc. for ISR authority to France, Germany, Belgium, Norway, Denmark, and Luxembourg. As a result, the Company and all other carriers holding global section 214 authorizations will be permitted to offer ISR to these additional foreign countries. The Company anticipates that these new opportunities to engage in ISR will result in reduced costs and prices, increased competition and increased demand on these routes.

  The FCC's Policies on Transit and Refile. The FCC is currently considering whether to limit or prohibit the practice whereby a carrier routes, through its facilities in a third country, traffic originating from one country and destined for another country. The FCC has permitted third country calling where all countries involved consent to the routing arrangements (referred to as "transiting"). Under certain arrangements referred to as "refiling," the carrier in the destination country does not consent to receiving traffic from the originating country and does not realize the traffic it receives from the third country is actually originating from a different country.

To date, the FCC has made no pronouncement as to whether refiling arrangements are inconsistent with U.S. or ITU regulations, although it is considering these issues in connection with MCI's 1995 petition to the FCC for declaratory ruling regarding Sprint's FONACCESS service. It is possible that the FCC will determine that refiling violates U.S. and/or international law.

  Domestic Service Regulation. The Company's provision of domestic long distance service in the U.S. is subject to regulation by the FCC and relevant state PSCs, which regulate interstate and intrastate rates, respectively. The majority of the states require the Company to register or apply for certification prior to initiating intrastate interexchange telecommunications services. Fines and other penalties also may be imposed for such violations.

  Europe. In Europe, each country regulates its telecommunications industry. The member states of the European Union (consisting of the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the U.K.) are obligated to implement legislation issued by the European Commission, which is responsible for creating pan-European policies and developing a regulatory framework to ensure an open, competitive telecommunications market.

  In 1990, the European Commission issued the Services Directive requiring each EU member state to abolish existing monopolies in telecommunications services with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive offering of all services, other than voice telephony, including value-added services and voice services to closed user groups ("CUGs"). However, as a consequence of local implementation of the Services Directive through the adoption of national legislation, there are differing interpretations of the definition of prohibited voice telephony and permitted value-added and CUG services. Voice services accessed by customers through leased lines are permissible in all EU member states. The European Commission has generally taken a narrow view of the services classified as voice telephony, declaring that voice services may not be reserved to the PTTs if (i) dedicated customer access is used to provide the service, (ii) the service confers new value-added benefits on users (such as alternative billing methods) or (iii) calling is limited by a service provider to a group having legal, economic or professional ties.

  In March 1996, the EU adopted the Full Competition Directive containing two provisions which required EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and which reaffirmed the obligation of EU member states to abolish the PTTs' monopolies in voice telephony by 1998. The Full Competition Directive encouraged EU member states to accelerate liberalization of voice telephony. To date, Denmark, Finland, the Netherlands, Sweden and the U.K. have liberalized facilities-based competition. Certain EU countries may delay the abolition of the voice telephony monopoly based on exemptions established in the Full Competition Directive. These countries include Luxembourg (July 1, 1998), Spain (November 30, 1998), Portugal and Ireland (January 1, 2000) and Greece (December 31, 2000).

  Each EU member state in which the Company currently conducts or plans to conduct its business has a different regulatory regime and such differences are expected to continue beyond January 1998. The requirements for the Company to obtain necessary approvals vary considerably from country to country and are likely to change as competition is permitted in new service sectors.

  Asia and the Pacific Rim. The extent and timing of liberalization, and the scope and nature of regulation varies among the Pacific Rim and Asian countries. The Company's ability to provide voice telephony services is restricted in some Asian and Pacific Rim countries e.g., China which remains largely closed to competition. The Company has a pending application to provide international telecommunications services in Hong Kong, where the regulator has encouraged limited competition. On July 1, 1997, the People's Republic of China resumed sovereignty over Hong Kong, and there can be no assurance that China will continue the existing licensing regime with respect to the Hong Kong telecommunications industry. In New Zealand, regulation of the Company's proposed provision of telecommunications services is relatively permissive, and the Company has been granted registration as an international services operator.

  The Company's services in Japan are or will be subject to regulation by the Ministry of Post and Telecommunications (the "Japanese Ministry") under the Telecommunications Business Law (the "Japanese Law"). In Japan, the Company must obtain a license as a Type I facilities-based business before it provides telecommunications services over its own facilities. It must register as a Special Type II business before it provides telecommunications services over international circuits leased from another carrier, or provides domestic service in Japan over leased circuits if the volume of traffic exceeds a certain amount. A registered Special Type II business may provide over leased lines value-added and/or basic telecommunications services, and/or services to closed user groups. The Company must notify the Japanese Ministry as a General Type II business only if it provides domestic service in Japan over leased circuits and does not exceed the traffic threshhold applicable to Special Type II businesses. Although the Japanese government until recently prohibited greater than 33.0% foreign ownership of a Type I business, as well as the resale of international private lines interconnected to the PSTN at both ends, the Japanese Ministry recently has begun awarding authorizations to foreign-affiliated carriers to provide telecommunications services using their own facilities and to resell interconnected international private lines. The Japanese Ministry also regulates the interconnection charges imposed by Type I businesses, and must approve intercarrier agreements between Type I carriers or between Type I and Special Type II carriers. The Company has also filed an application in Japan requesting a Type I (facilities-based) telecommunications license requesting authorization to allow the Company to construct and operate its own network facilities, as well as to originate and terminate traffic over resold lines. The Type I license process is onerous and involves extensive consultation with the Japanese Ministry. To date, WorldCom is the only U.S.- based carrier to have successfully completed the process and been awarded a Type I license.

  Licenses. Consistent with its global strategy, the Company or its local operating subsidiary has received facilities-based and resale authorization to provide telecommunications services in Sweden, Denmark, the Netherlands, Germany and the U.K. The Company also participates in the numbering plans of Sweden, Denmark and the U.K. The Company is also licensed in Belgium as a provider of non-reserved services, including voice services for CUGs and value-added services, and has requested additional authorization to provide ISR. The Company has been awarded an access code in El Salvador to allow the Company to operate as a facilities-based provider of international telecommunications services. The Company has been granted registration by the New Zealand Ministry of Commerce as an operator under the Telecommunications (International Services) Regulation 1994.

  The Company has pending applications for various authorizations in Belgium, France and Hong Kong. The Company also anticipates filing requests for authorization to provide services open to competition in Australia, Italy, Japan, Guatemala, Norway, Spain and Switzerland, where it is engaging in discussions with foreign regulators, as well as in other countries as appropriate in furtherance of its strategic goal of establishing a multinational presence.

  In the U.S., the Company has obtained facilities and resale licenses from the FCC. In addition, the Company is certified or registered to provide intrastate interexchange telecommunications services or may provide such services based upon its unregulated status in 25 states. Applications for registration or certification have been filed in an additional 17 states. Applications for certification are pending in 25 states. State issued certificates of authority to provide intrastate interexchange telecommunications services generally can be conditioned, modified, canceled, terminated or revoked by state PSCs for failure to comply with state law and/or the rules, regulations and policies of the state PSCs.

EMPLOYEES

  As of March 31, 1998, the Company had 163 employees. None of the Company's employees are covered by a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company makes routine filings and is a party to customary regulatory proceedings with the FCC relating to its operations. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

  Intellectual Property. The Company owns U.S. registration number 2,107,157 for the service mark FaciliCom International(R) for international long distance telecommunications services. The Company relies primarily on common law rights to establish and protect its intellectual property, its name, products and long distance services. There can be no assurance that the Company's measures to protect its intellectual property will deter or prevent the unauthorized use of the Company's intellectual property. If the Company is unable to protect its intellectual property rights, including existing trademarks and service marks, it could have a material adverse effect upon the Company's business, financial condition and results of operations.

  Proprietary Information. To protect rights to its proprietary know-how and technology, the Company requires certain of its employees and consultants to execute confidentiality and invention agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements also require disclosure and assignment to the Company of discoveries and inventions made by such persons while employed by the Company. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's confidential information will not otherwise become known or be independently developed by competitors or others.

PROPERTY

  The Company leases certain office space under operating leases and subleases that expire at various dates through November 2008, including the Company's principal headquarters in Washington, D.C. The principal offices currently leased or subleased by the Company as of March 31, 1998 are as follows:

                                                       SQUARE
   LOCATION                                            FOOTAGE LEASE EXPIRATION
   --------                                            ------- ----------------
   Washington, DC (Corporate Headquarters)...........  49,602   March 2008
   New York, NY (Switch Location)....................   1,500   September 2000
   Jersey City, NJ (Switch Location).................   1,404   July 1999
   Los Angeles, CA (Switch Location).................   5,350   November 2002
   Miami, FL (Switch Location).......................   3,578   November 2008
   London, U.K. (Switch Location)....................     838   April 2002
   London, U.K. (Sales Office).......................   3,839   December 2002
   Amsterdam, the Netherlands (Switch Location)......   1,122   May 2003
   Amsterdam, the Netherlands (Sales Office).........   3,264   December 2002
   Copenhagen, Denmark (Sales & Switch Location).....   5,870   August 2007
   Malmo, Sweden (Sales Office)......................   8,160   December 1999
   Malmo, Sweden (Switch Location)...................   8,302   September 2000
   Brussels, Belgium (Sales Office and Switch
    Location.........................................  10,196   April 2001
   Milan, Italy (Sales Office and Switch Location)...   6,279   May 2004
   Paris, France (Sales Office and Switch Location)..   5,250   February 2008
   Frankfurt, Germany (Sales Office and Switch
    Location)........................................   2,783   February 2003
   Oslo, Norway (Switch Location)....................      42   May 1999

  The Company's switches in New York City, Jersey City, New Jersey, Malmo, Sweden, London and Copenhagen are located in various facilities pursuant to separate agreements. The Company's aggregate rent expense for its domestic and international operations was $856,200 and $889,380, respectively, for the six months ended March 31, 1998 and for the fiscal year ended September 30, 1997.

                                  MANAGEMENT

  For purposes of this "Management" section, unless the context otherwise requires, (i) references to offices held by certain individuals with the Company prior to December 1997 reflect officer positions held by those individuals with FCI LLC prior to the Recapitalization and (ii) references to directorships held by certain individuals with the Company prior to December 1997 reflect positions held by those individuals as members of the management committee of FCI LLC prior to the Recapitalization. For a discussion of the Recapitalization, see "Prospectus Summary--Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" and "Certain Relationships and Related Transactions--Relationship with Armstrong."

OFFICERS AND DIRECTORS

  The officers and directors of the Company, and their ages as of January 1, 1998, are as follows:

   NAME                       AGE POSITION
   ----                       --- --------
   Walter J. Burmeister......  58 Chief Executive Officer, President, Director
   Anand Kumar...............  54 Executive Vice President--Business Development
   Jeffrey J. Guzy...........  46 Executive Vice President--Marketing, Sales &
                                   Product Development
   Juan Carlos Valls.........  43 Executive Vice President--Latin America
   Christopher S. King.......  36 Vice President--Finance and Administration,
                                   Chief Financial Officer
   Donald Dodd...............  64 Managing Director--Operations & Engineering
   Peter Gardener............  46 Managing Director--FCI-U.K.
   Robert M. Trehin..........  53 Managing Director--FCI-France
   Ronald L. Honselaar.......  43 Managing Director--FCI-Netherlands
   Rainer L. Zettl...........  33 Managing Director--FCI-Germany
   Kirby J. Campbell.........  50 Treasurer, Vice President, Director
   Dru A. Sedwick............  33 Secretary, Vice President, Director
   Bryan Cipoletti...........  37 Director
   Robert L. Reed............  46 Director
   Jay L. Sedwick............  62 Director
   William C. Stewart........  58 Director

  WALTER J. BURMEISTER is a co-founder of the Company and has served as its Chief Executive Officer, President, and as a Director of the Company since its inception in May 1995. Prior to co-founding the Company, Mr. Burmeister founded Telecommunications Management Group, Inc. ("TMG"), a telecommunications consulting firm, and has served as its Chairman from 1992 to present. Prior to founding TMG, Mr. Burmeister served as Vice President and Chief Financial Officer of Bell Atlantic International from 1989 to 1992. In these positions, Mr. Burmeister was responsible for overseeing business development in Central and South America, the Middle East and Africa, as well as managing that company's financial affairs. During his 31 years with Bell Atlantic, Mr. Burmeister served as Vice President of Bell of Pennsylvania and Diamond State Telephone sales organization and headed the C&P Telephone Operations Staff. Mr. Burmeister has served as a director of Skysat Communications Network Corp. since 1992.

  ANAND KUMAR is a co-founder of the Company and has served as its Executive Vice President--Business Development since its inception in May 1995. Prior to co-founding the Company, Mr. Kumar founded and served as President of Communications Strategy Group, a technology consulting firm, from 1980 to 1996. Mr. Kumar was founder and, from 1986 to 1992, President of Washington International Teleport ("WIT"), a privately held transport facility with more than 25 earth stations. Prior to founding WIT, Mr. Kumar served in various positions with GTE and AT&T.

  JEFFREY J. GUZY is a co-founder of the Company and has served as its Executive Vice President-- Marketing, Sales of Product Development since its inception in May 1995. Prior to co-founding the Company, Mr. Guzy served as Vice President of Business Development at Interferometrics from 1993 to 1995, a scientific organization dedicated to low earth orbit satellite technology. Mr. Guzy served as Director of Information Services at Bell Atlantic from 1991 to 1993. Before joining Bell Atlantic, Mr. Guzy served as Marketing Director at Sprint International from 1989 to 1991 and as a Vice President at Overseas Telecommunications Inc., an international private line carrier, from 1983 to 1989.

  JUAN CARLOS VALLS has served as the Company's Executive Vice President-- Latin America since January 1997. Prior to joining the Company, Mr. Valls co-founded TMG and has served as its President from 1992 to present. Prior to founding TMG, Mr. Valls served as Director of Business Development for Bell Atlantic International and held various positions with Bell Atlantic.

  CHRISTOPHER S. KING has served as the Company's Vice President--Finance and Administration and Chief Financial Officer since July 1996. Prior to joining the Company, Mr. King was employed by Bell Atlantic from 1987 to 1996 where he served in a variety of management positions in corporate finance, business planning, marketing and new product development. In his last position at Bell Atlantic, Mr. King served as Director of Public Calling Services and Director of Video Services. Before joining Bell Atlantic, Mr. King served as Assistant Comptroller for Creative Technologies Incorporated, a manufacturer of graphic arts and video presentation products.

  DONALD DODD has served as the Company's Managing Director--Operations and Engineering since April 1996. Prior to joining the Company, Mr. Dodd served as Senior Director of Marketing from 1994 to 1996 at Tekelec Incorporated, an equipment manufacturer. From 1992 to 1994, Mr. Dodd served as a consultant with TMG. Prior to that time, Mr. Dodd held a number of positions with Bell Atlantic and Northern Telecom, where he was General Manager of Operations for the eastern region from 1984 to 1992.

  PETER GARDENER has served as Managing Director--FCI-U.K. since July 1996. Prior to joining FCI-U.K., Mr. Gardener was a managing consultant with Commslogic, a leading communications consulting company, from 1986 to 1996. Before working at Commslogic, Mr. Gardener held a number of senior management positions with National Westminster Bank and British Telecom plc.

  ROBERT M. TREHIN has served as Managing Director--FCI-France since December 1997. Prior to joining FCI-France, Mr. Trehin served as Managing Director of Cable & Wireless France from 1993 to 1997. Mr. Trehin served as Director for Sales and Support for Quest Standard Telematique from 1989 to 1993 and in various management positions at Tymnet, a global data communications company, for over 10 years.

  RONALD L. HONSELAAR has served as Managing Director--FCI-Netherlands since December 1997. Prior to joining FCI-Netherlands, Mr. Honselaar served in various management positions, including Business Unit Manager, at Racal Datacom B.V., a data communications company, from 1995 to 1997. Prior to that time, Mr. Honselaar served in various sales and management positions at Memorex Telex from 1986 to 1995.

  RAINER L. ZETTL has served as Managing Director--FCI-Germany since December 1997. Prior to joining FCI-Germany, Mr. Zettl served in various management positions, including Sales Office Manager, at Viag Interkom, from 1993 to 1997. Prior to that time, Mr. Zettl served as Product Manager for Markt & Technik, a software company, from 1991 to 1992.

  KIRBY J. CAMPBELL has served as a Vice President, Treasurer and as Director of the Company since its inception in May 1995. Mr. Campbell has served since June 1997 as Chief Executive Officer of Armstrong Holdings, Inc., the Company's indirect majority stockholder and previously served as Executive Vice President of Armstrong Holdings, Inc. Mr. Campbell also holds various executive and board positions with Armstrong's affiliated companies.

  DRU A. SEDWICK has served as Vice President, Secretary and as a Director of the Company since its inception in May 1995. Mr. Sedwick has served since June 1997 as President of Armstrong Holdings, Inc., the Company's indirect majority stockholder, and previously served as Senior Vice President of Armstrong Holdings, Inc. Mr. Sedwick also holds various executive and board positions with Armstrong's affiliated companies.

  BRYAN CIPOLETTI has served as a Director of the Company since September 1997. Mr. Cipoletti has served as Vice President of Finance of Armstrong Holdings Inc., the Company's indirect majority stockholder, since 1993. Mr. Cipoletti also holds various executive and board positions with Armstrong's affiliated companies.

  ROBERT L. REED has served as a Director of the Company since its inception in May 1995. In 1987, Mr. Reed founded EPIC Capital Corp., an investment banking firm that specializes in the privately-held business market, and has served as its Chairman since that time.

  JAY L. SEDWICK has served as a Director of the Company since its inception in May 1995. Since 1992, Mr. Sedwick has served as the Chairman of the Board of Armstrong Holdings, Inc., the Company's indirect majority stockholder. Mr. Sedwick also serves as Chairman of many of Armstrong's affiliated companies and has served as a director of North Pittsburgh Systems, Inc. since 1980.

  WILLIAM C. STEWART has served as a Director of the Company since September 1997. Mr. Stewart has served as President and Chief Executive Officer of Armstrong Utilities, Inc., an affiliate of the Company's majority stockholder, since June 1997 and previously served as Executive Vice President and Chief Operating Officer of Armstrong Utilities, Inc. Mr. Stewart also holds various executive and board positions for Armstrong's affiliated companies.

  Members of the Company's Board of Directors hold office for the term for which they are elected. Currently, each director has been elected to serve until the next annual stockholders meeting or until his death, resignation or removal. Officers of the Company serve at the discretion of the Board of Directors.

  Jay L. Sedwick is a brother-in-law of William C. Stewart. Jay L. Sedwick is the father of Dru A. Sedwick. There are no other family relationships among any of the directors and executive officers of the Company.

MANAGEMENT RELATIONSHIP WITH ARMSTRONG

  Kirby J. Campbell and Dru A. Sedwick devote approximately 10% of their working time to activities related to the Company. Other than the Company, Armstrong owns six independent local telephone companies. These local telephone companies provide primarily local exchange services and long distance access to residential and business customers in defined service areas. The activities of these independent local telephone companies are neither competitive with, nor complementary to, the activities of the Company. The Company believes that this avoids any potential conflicts of interest.

MANAGEMENT RELATIONSHIP WITH TELECOMMUNICATIONS MANAGEMENT GROUP

  TMG, co-founded by Messrs. Burmeister and Valls, provides international telecommunications consulting services. TMG has provided consulting services to the Company since the Company's inception in May 1995, principally with respect to business development opportunities in Latin America. Since the Company's inception, Mr. Burmeister has devoted less than 5% of his working time to performing services for TMG. Prior to January 1, 1998, at which time he was hired as an executive officer of the Company, Mr. Valls devoted all of his working time to performing services for TMG. Since January 1, 1998, Mr. Valls has devoted less than 5% of his working time to performing services for TMG. To avoid possible conflicts of interest, TMG has refused several requests from competitors of the Company to provide consulting services for such competitors. The majority of TMG's revenues are generated from providing consulting services to governmental entities in Latin America and the Middle East as well as to non-governmental organizations worldwide. Although Messrs. Burmeister and Valls could be subject to conflicts of interest in the future, TMG intends to continue to decline requests for consulting services from the Company's direct competitors. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  FCI LLC's Management Committee did not have a compensation committee in the fiscal year ended September 30, 1997. Messrs. Burmeister, Campbell and Dru Sedwick, each an executive officer of FCI LLC and the Company, comprised all of the members of the Management Committee in 1997. The Management Committee is responsible for reviewing executive officer compensation matters, including Mr. Burmeister's compensation. Other than members of the Management Committee, no other directors, officers or employees of the Company or FCI LLC performed functions equivalent to those discharged by a compensation committee during 1997. Messrs. Campbell and Dru Sedwick did not receive compensation from FCI LLC in the fiscal year ended September 30, 1997 for their participation on the Management Committee or their service as officers of FCI LLC. During fiscal year 1997, Messrs. Campbell, Dru Sedwick, Jay Sedwick, Cipoletti and Stewart, directors of the Company, served on the board of directors and as executive officers of various Armstrong entities.

  Management Relationships with Armstrong

  Financing Transactions. FCI LLC, the Company's predecessor, was formed as a Delaware limited liability company in May 1995 by AIT and FMG, with AIT and FMG contributing $180,000 and $60,000, respectively, in exchange for ownership interests of 75.0% and 25.0% in the Company, respectively.

  As the Company's majority stockholder, AIT has supplied substantially all of the Company's capital. In September 1996, AIT provided FCI LLC with the Additional Capital in the amount of $10.2 million. As a result of the Additional Capital, AIT was entitled to a guaranteed return through September 30, 1997 for the use of the Additional Capital, pursuant to the terms of FCI LLC's limited liability company agreement. In November 1996, AIT provided FCI LLC with additional working capital in the form of a $5.0 million convertible line of credit and a guaranteed $10.0 million letter of credit facility for the benefit of FCI LLC.

  In September 1997, AIT increased its equity ownership in the Company from 75.0% to 81.0% by converting into permanent equity (1) the Convertible Debenture (which, together with accrued interest, totaled $5.4 million) and
(2) capital contributions of $10.9 million (representing the $10.2 million furnished by AIT in September 1996 plus a guaranteed return of $724,000 related thereto). Also in September 1997, AIT established a bridge loan for the benefit of the Company, pursuant to which AIT advanced funds to the Company for working capital purposes at a rate equal to the prime rate plus 1.0% per annum.

  In November 1997, the Company's stockholders, AIT and FMG, formed FaciliCom International, Inc. On December 22, 1997, as a result of the Reorganization, FCI LLC became a wholly owned subsidiary of the Company. Also, on December 22, 1997, AIT made the Equity Investment of $20.0 million by making a cash contribution of $13.7 million and a noncash contribution of $6.3 million in the form of cancellation of amounts outstanding under the bridge loan, thereby increasing AIT's equity ownership in the Company from 81.0% to 84.0%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

  On March 31, 1998, the Company granted options to purchase 3,401 shares of non-voting common stock, under the 1998 Stock Option Plan, to non-employee directors and advisors of the Company who are related to the non-employee directors. The options were granted at an exercise price of $1.00, and as a result, the Company recognized compensation cost of $2,112,640 as of March 31, 1998.

  MIS Services Agreement. The Company has entered into a contract with Armstrong pursuant to which Armstrong will provide billing and MIS support services, including, but not limited to, call collection, processing, rating and reporting for the Company and its subsidiaries. In addition, Armstrong will also provide the Company with access to experienced MIS professionals and programmers on an as-needed basis. The costs for such services are as follows:
(i) professional services are billed at up to $75 per hour, (ii) data center management, operations and hardware services are billed at a rate of $40 per megasecond (iii) AS/400 disk storage services are billed at a rate of $25 per gigabyte, (iv) software applications and direct hardware purchased by the Company are billed at actual cost and (v) telecommunications facilities are billed based on actual facilities used by the Company. Armstrong has reserved the right to increase the cost of its services upon thirty days' written notice. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company paid $431,000, $0 and $0, respectively, to Armstrong for MIS services provided under this agreement. The agreement may be terminated by the Company or Armstrong upon 180 days' notice to the other party. Armstrong provides similar services to other telecommunications companies with which it is affiliated. The Company believes that the terms of its MIS Services Agreement with Armstrong are competitive with those offered by other providers of MIS services. The agreement expires on September 30, 2002.

  Financial Accounting Services Agreement. The Company also has entered into an agreement with Armstrong whereby Armstrong provides to the Company certain financial accounting services, such as payroll, accounts payable, general ledger services and income tax return preparation services. The costs for these services are as follows: (i) payroll processing is billed at $2.75 per check, (ii) accounts payable processing is billed at $2.75 per check, (iii) income tax return preparation is billed at $75 per hour and (iv) paralegal services are billed at $40 per hour. Armstrong has reserved the right to increase the cost of its services upon thirty days' written notice. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company paid $7,800, $7,400 and $0, respectively, to Armstrong for financial accounting services provided under this agreement. The agreement may be terminated by the Company or Armstrong upon 180 days' notice to the other party. Armstrong provides similar services to other telecommunications companies with which it is affiliated. The Company believes that the terms of its Financial Accounting Services Agreement with Armstrong are competitive with those offered by other providers of financial accounting services in the industry. The agreement expires on June 30, 2002.

  In December 1997, the Company adopted a tax sharing agreement with Armstrong, whereby the Company is obligated to file a consolidated federal income tax return with Armstrong and its subsidiaries. Under the agreement, the Company is obligated to pay, with certain exceptions, its share of the consolidated tax liability to Armstrong, and the Company will not be paid by Armstrong for tax benefits realized in the consolidated returns. To date, the Company has not made any payment to Armstrong under the tax sharing agreement.

 Management Relationships with Telecommunications Management Group

  Messrs. Burmeister and Valls are the co-founders, sole shareholders and directors of TMG. TMG is an international telecommunications consulting company. During 1997, the Company utilized the consulting services of TMG principally for business development opportunities in Latin America. Since the Company's inception in May 1995, Mr. Burmeister has devoted less than 5% of his working time to performing services for TMG. Prior to January 1, 1998, at which time he was hired as an executive officer of the Company, Mr. Valls devoted all of his working time to performing services for TMG. Since January 1, 1998, Mr. Valls has devoted less than 5% of his working time to performing services for TMG. Since becoming employees of the Company, neither Mr. Burmeister nor Mr. Valls has provided any of the services provided by TMG to the Company. Pursuant to its arrangements with TMG, the Company paid TMG fees of $21,692 and $85,097 in the six months ended March 31, 1998 and the fiscal year ended September 30, 1997, respectively. During the six months ended March 31, 1997 and the fiscal years ended September 30, 1996 and 1995, the Company paid TMG fees of $39,628, $58,274 and $14,843, respectively. The Company believes that the fees paid to TMG for the services rendered are competitive with those charged for comparable services by other companies in the industry.

DIRECTOR COMPENSATION

  Members of the Management Committee of FCI LLC did not, and members of the Company's Board of Directors currently do not, receive any compensation for their participation at meetings of the Management Committee or the Board of Directors, respectively, or any committees thereof. Directors are not currently reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors or any committee thereof. The Company may, from time to time and in the sole discretion of the Company's Board of Directors, grant options and/or phantom stock rights to directors under the Company's Stock option plans and Phantom Stock Plan. See "--Phantom Stock Plan" and "--Stock Option Plans."

PHANTOM STOCK PLAN

  The Board of Directors adopted the Phantom Stock Plan on December 22, 1997. The Phantom Stock Plan provides for the grant of phantom stock rights ("Phantom Shares") to certain directors, officers and key employees of the Company and its subsidiaries. Each Phantom Share entitles the holder thereof (the "participant") to receive a cash payment upon the occurrence of (i) the retirement of the participant from the Company or a subsidiary if the participant is over 65 years old and has been continuously employed by the Company or a subsidiary for not fewer than ten years, (ii) the Company's written agreement that the termination of the participant's employment with the Company or a subsidiary will not result in such forfeiture or (iii) the death or total disability of the participant (the "Triggering Event") equal to the excess of the fair market value of the Phantom Share (as determined in good faith by the Board of Directors) less the value assigned to that Phantom Share on the date the Phantom Share is granted. The total number of Phantom Shares which may be granted pursuant to the Phantom Stock Plan is 6,175, subject to adjustments for stock splits and stock dividends. The plan is administered by persons who have been designated by the Board of Directors to serve as administrator (the "administrator"). The administrator is charged with determining, among other things, the eligibility of directors, officers and employees to receive Phantom Shares under the plan, how many Phantom Shares will be granted to directors, officers and employees, and the rules, regulations and procedures in connection with the operation of the plan.

  In determining the eligibility of a director, officer or employee to receive Phantom Shares, the administrator will consider the position and responsibilities of such director, officer or employee, the nature and value to the Company or a subsidiary of his or her services and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries and such other factors as the administrator may deem relevant.

  Phantom Shares that have not vested may be forfeited upon the termination of the participant's employment for a reason other than a Triggering Event. In addition, the Board of Directors may terminate all rights in Phantom Shares held by a participant, whether or not they have vested, if the participant (i) actively competes with the Company or a subsidiary, (ii) is terminated from the Company or a subsidiary for the commission of any crime, (iii) is terminated from the Company or a subsidiary for cause or (iv) is terminated from the Company or a subsidiary for gross negligence or willful misconduct.

  Phantom Shares granted under the Phantom Stock Plan may not be transferred by a participant other than by operation of a will or by the laws of descent and distribution. Phantom Shares will immediately vest upon the occurrence of certain events, including a merger or consolidation in which the Company is not the surviving entity, the acquisition of 50% or more of the combined voting power of the Company (other than by AIT or FMG) or a transaction requiring stockholder approval involving the disposition of all or substantially all of the Company's assets.

STOCK OPTION PLANS

 1998 Stock Option Plan

  The Board of Directors adopted the FaciliCom International, Inc. 1998 Stock Option Plan ( the "1998 Stock Option Plan") on March 31, 1998. The 1998 Stock Option Plan provides for the grant of options to purchase shares of the Company's non-voting common stock to certain directors, officers, key employees and advisors of the Company and its subsidiaries. The purpose of the 1998 Stock Option Plan is to promote the growth and profitability of the Company by enabling it to attract and retain the best available personnel for positions of substantial responsibility, to provide directors, officers, key employees and advisors with an opportunity for investment in the Company's non-voting common stock and to give them an additional incentive to increase their efforts on behalf of the Company. The aggregate number of shares of Common Stock as to which options may be granted pursuant to the 1998 Stock Option Plan is 22,574, subject to adjustments for stock splits and stock dividends, and no option may be granted under the plan after March 31, 2008. The plan is administered by persons who have been designated by the Board of Directors to serve as administrator, consisting of one or more, but no more than three, members of the Board of Directors. The administrator is charged with, among other things, granting options and determining the purchase price of the shares of common stock covered by each option, determining the term of each option, determining the persons to whom (and the times at which) options are granted, and determining the number of shares of common stock to be covered by each option, interpreting the plan, determining the rules, regulations and procedures in connection with the operation of the plan, and determining the provisions of stock option agreements. In determining the eligibility of a director, officer or employee to receive options, the administrator will consider the position and responsibilities of such director, officer or employee, the nature and value to the Company or a subsidiary of his or her services and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries and such other factors as the administrator may deem relevant.

  The exercise price for options is determined by the administrator in its discretion. The exercise price for options may be paid in full in cash, or in an combination of cash and installment payments, and/or in shares of common stock. Options immediately vest upon the occurrence of certain events, including a merger or consolidation in which the Company is not the surviving entity, the acquisition of 50% or more of the combined voting power of the Company (other than by AIT or FMG) or a transaction requiring stockholder approval involving the disposition of all or substantially all of the Company's assets. Options granted under the 1998 Stock Option Plan may not be transferred by an optionee other than by operation of a will or by the laws of descent and distribution.

  If the employment or status as an optionee director or officer terminates for any reason other than voluntary termination with the consent of the Company or subsidiary, retirement under any retirement plan of the Company or subsidiary, death or involuntary termination without cause, the rights of the optionee under any option shall terminate at the time of such termination. In addition, the administrator may terminate all rights in options held by an optionee, whether or not they have vested, if the optionee actively competes with the Company or subsidiary.

 1997 Stock Option Plan No. 1

  The Board of Directors adopted the Facilicom International, Inc. 1997 Stock Option Plan No. 1 ("Stock Option Plan No. 1") on December 22, 1997. Stock Option Plan No. 1 provides for the grant of options to purchase shares of the Company's common stock to certain directors, officers and key employees of the Company and its subsidiaries. The purpose of Stock Option Plan No. 1 is to provide to the Company the discretionary ability to grant options in replacement and substitution of Phantom Shares which have been granted pursuant to the Phantom Stock Plan. The aggregate number of shares of Common Stock as to which options may be granted pursuant to Stock Option Plan No. 1 is 6,175, subject to adjustments for stock splits and stock dividends, and no option may be granted under the plan after December 22, 2007. The plan is administered by persons who have been designated by the Board of Directors to serve as administrator, consisting of one or more, but no more than three, members of the Board of Directors. The administrator is charged with, among other things, granting options and determining the purchase price of the shares of common stock covered by each option, determining the term of each option, determining the persons to whom (and the times at which) options are granted, and determining the number of shares of common stock to be covered by each option, interpreting the plan, determining the rules, regulations and procedures in connection with the operation of the plan, and determining the provisions of stock option agreements. In determining the eligibility of a director, officer or employee to receive options, the administrator will consider the position and responsibilities of such director, officer or employee, the nature and value to the Company or a subsidiary of his or her services and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries and such other factors as the administrator may deem relevant.

  The exercise price for options is determined by the administrator in its discretion. The exercise price for options may be paid in full in cash, or in an combination of cash and installment payments, and/or in shares of common stock. Subject to certain limited exceptions for death and disability during the first six months of an option term and those discussed in the following sentence, no option is exercisable during the first six months of its term and no option is exercisable after the expiration of ten years and six months from the date of grant. Options immediately vest upon the occurrence of certain events, including a merger or consolidation in which the Company is not the surviving entity, the acquisition of 50% or more of the combined voting power of the Company (other than by AIT or FMG) or a transaction requiring stockholder approval involving the disposition of all or substantially all of the Company's assets. Options granted under Stock Option Plan No. 1 may not be transferred by an optionee other than by operation of a will or by the laws of descent and distribution.

  If the employment or status as a director or officer of an optionee terminates for any reason other than voluntary termination with the consent of the Company or subsidiary, retirement under any retirement plan of the Company or subsidiary, death or involuntary termination without cause, the rights of the optionee under any option shall terminate at the time of such termination. In addition, the administrator may terminate all rights in options held by an optionee, whether or not they have vested, if the optionee actively competes with the Company or subsidiary.

 1997 Stock Option Plan No. 2

  On December 22, 1997, the Board of Directors also adopted the Facilicom International, Inc. 1997 Stock Option Plan No. 2 ("Stock Option Plan No. 2"), which, like Stock Option Plan No. 1, provides for the grant of options to purchase shares of common stock to certain directors, officers and key employees of the Company and its subsidiaries. The principal terms of Stock Option Plan No. 1 and Stock Option Plan No. 2 are substantially identical with the following exceptions: (i) the aggregate number of shares of common stock as to which options may be granted pursuant to Stock Option Plan No. 2 is 5,135, subject to adjustments for stock splits and stock dividends; (ii) options under Stock Option Plan No. 2 are intended to be granted for reasons other than replacement and substitution of Phantom Shares that have been granted pursuant to the Phantom Stock Plan; and (iii) the exercise price for options granted under Stock Option Plan No. 2 is determined by the administrator but, except as may be approved by the Board of Directors, such price may not be less than 100% of the fair market value per share of the common stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (collectively, the "Named Officers"), with respect to the fiscal year ended September 30, 1997.

SUMMARY COMPENSATION TABLE

                                 1997 ANNUAL                LONG-TERM
                                 COMPENSATION        COMPENSATION AWARDS(/1/)
NAME OF INDIVIDUAL AND         --------------------- ------------------------
PRINCIPAL POSITION              SALARY        BONUS  RESTRICTED STOCK AWARDS
----------------------         --------      ------- ------------------------
Walter J. Burmeister.......... $191,857(/2/) $54,000         $949,981(/3/)(/7/)
 Chief Executive Officer,
  President
Anand Kumar...................  139,539       52,628          237,495(/4/)(/7/)
 Executive Vice President--
  Business Development
Jeffrey J. Guzy...............  100,154       66,845          189,996(/5/)(/7/)
 Executive Vice President--
  Marketing,
 Sales & Product Development
Christopher S. King...........   96,962       41,836           90,060(/6/)(/7/)
 Vice President--Finance and
 Administration, Chief
  Financial Officer
Donald Dodd...................   88,261       16,553              --
 Managing Director--Operations
  & Engineering

--------
(1) For accounting purposes, the Company recognizes expense under the Phantom Stock Plan over the employee's respective service period. The fair market value of the phantom units granted pursuant to FCI LLC's Amended and Restated Performance Unit Plan (the "Performance Unit Plan") and Phantom Shares granted pursuant to the Phantom Stock Plan was determined, in each case at the time of grant, by the Board of Directors. The fair market value for Phantom Shares granted for the fiscal year ended September 30, 1997, and the value of Phantom Shares at that date, was based on a value of $500 per share, as determined by the Board of Directors. The Board's determination of such fair market value was based primarily on the Company's operating results for the quarter ended September 30, 1997, using a multiple of revenues for such quarter that the Board believed to be consistent with companies whose business and financial position were similar to those of the Company. This valuation was further supported by a valuation that was determined by arms'-length negotiation between the Company and an unaffiliated third party in connection with a proposed private equity investment by such party in November 1997. The transaction was not consummated for reasons unrelated to the valuation of the Company.
(2) Mr. Burmeister owns 50% of the equity interests in TMG, an international telecommunications consulting company which provides consulting services to the Company. For the fiscal year ended September 30, 1997, the Company paid fees totaling $85,097 to TMG. Mr. Burmeister's salary for the fiscal year ended September 30, 1997, includes $42,549, reflecting Mr. Burmeister's 50% interest in such fees.
(3) Represents the fair market value of 190,000 phantom units granted pursuant to the Performance Unit Plan in the fiscal year ended September 30, 1997, at an exercise price of $.01 per phantom unit, which units were exchanged for 1,900 Phantom Shares under the Phantom Stock Plan. All 1,900 Phantom Shares vested immediately. No prior grants of Phantom Shares were received by him.
(4) Represents the fair market value of 47,500 phantom units granted pursuant to the Performance Unit Plan in the fiscal year ended September 30, 1997 at an exercise price of $.01 per phantom unit, which units were exchanged for 475 Phantom Shares under the Phantom Stock Plan. Of the 475 Phantom Shares granted in the fiscal year ended September 30, 1997, 50% vest one year after the date of grant and the remaining 50% vest two years after the date of grant. Together with prior grants of Phantom Shares received by him, Mr. Kumar's aggregate holdings are 1,330 Phantom Shares with an aggregate dollar value of $664,987, of which 617.5 Phantom Shares had vested as of September 30, 1997.
(5) Represents the fair market value of 38,000 phantom units granted pursuant to the Performance Unit Plan in the fiscal year ended September 30, 1997 at an exercise price of $.01 per phantom unit, which units were exchanged for 380 Phantom Shares under the Phantom Stock Plan. Of the 380 Phantom Shares granted in the fiscal year ended September 30, 1997, 50% vest one year after the date of grant and the remaining 50% vest two years after the date of grant. Together with prior grants of Phantom Shares received by him, Mr. Guzy's aggregate holdings are 1,045 Phantom Shares with an aggregate dollar value of $522,489, of which 475 Phantom Shares had vested as of September 30, 1997.
(6) Represents the fair market value of 38,000 phantom units granted pursuant to the Performance Unit Plan in the fiscal year ended September 30, 1997 at an exercise price of $2.63 per phantom unit, which units were exchanged for 380 Phantom Shares under the Phantom Stock Plan. Of the 380 Phantom Shares granted in the fiscal year ended September 30, 1997, 50% vest one year after the date of grant and the remaining 50% vest two years after the date of grant. Together with prior grants of Phantom Shares received by him, Mr. King's aggregate holdings are 570 Phantom Shares with an aggregate dollar value of $135,090, of which 190 Phantom Shares had vested as of September 30, 1997.
(7) No dividends will be paid on the Phantom Shares.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of April 30, 1998, by (i) each person known by the Company to beneficially own five percent or more of any class of the Company's capital stock, (ii) each director of the Company, (iii) each executive officer of the Company that is a Named Officer and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                             NUMBER OF SHARES OF PERCENT AS OF
                                                COMMON STOCK       APRIL 30,
BENEFICIAL OWNER                             BENEFICIALLY OWNED      1998
----------------                             ------------------- -------------
Armstrong International Telecommunications,
 Inc.(/1/)..................................       189,641            82.8%
Jay L. Sedwick(/2/).........................       189,641            82.8
Walter J. Burmeister(/3/)...................        38,000            16.6
Juan Carlos Valls(/4/)......................        36,100            15.8
Robert L. Reed(/5/).........................        36,100            15.8
Anand Kumar(/6/)............................           618               *
Jeffrey J. Guzy(/7/)........................           475               *
Christopher S. King(/8/)....................           190               *
Donald Dodd.................................             0               0
Kirby J. Campbell...........................             0               0
Bryan Cipoletti.............................             0               0
Dru A. Sedwick..............................             0               0
William C. Stewart..........................             0               0
All directors and executive officers as a
 group (16 persons).........................       228,924           100.0%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1) The address for Armstrong International Telecommunications, Inc. is One Armstrong Place, Butler, PA 16001.
(2) Represents shares of common stock owned by AIT, a wholly owned subsidiary of Armstrong. Mr. Sedwick, a director of the Company, is the Chairman of the Board of, and controls, Armstrong. The address for Mr. Sedwick is One Armstrong Place, Butler, PA 16001.
(3) Represents 36,100 shares of common stock owned beneficially by Mr. Burmeister through FMG, in which Mr. Burmeister has a 33.3% ownership interest, and 1,900 shares of common stock that were issued upon the conversion of Phantom Shares granted pursuant to the 1998 Stock Option Plan. Mr. Burmeister shares with Messrs. Valls and Reed voting and investment control with respect to 36,100 shares of common stock owned by FMG. The address for Mr. Burmeister is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005.
(4) Represents shares of common stock owned beneficially by Mr. Valls through FMG, in which Mr. Valls has a 33.3% ownership interest. The address for Mr. Valls is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005. Mr. Valls shares with Messrs. Burmeister and Reed voting and investment control with respect to 36,100 shares of common stock owned by FMG.
(5) Represents shares of common stock owned beneficially by Mr. Reed through FMG, in which Mr. Reed has a 33.3% ownership interest. The address for Mr. Reed is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005. Mr. Reed shares with Messrs. Burmeister and Valls voting and investment control with respect to 36,100 shares of common stock owned by FMG.
(6) Represents shares of common stock that were issued upon the conversion of Phantom Shares granted pursuant to the 1998 Stock Option Plan. The address for Mr. Kumar is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005.
(7) Represents shares of common stock that were issued upon the conversion of Phantom Shares granted pursuant to the 1998 Stock Option Plan. The address for Mr. Guzy is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005.
(8) Represents shares of common stock that were issued upon the conversion of Phantom Shares granted pursuant to the 1998 Stock Option Plan. The address for Mr. King is c/o FaciliCom International, 1401 New York Avenue, NW, Washington, D.C. 20005.

THE ARMSTRONG GROUP OF COMPANIES

  The Armstrong Group of Companies, headquartered in Butler, Pennsylvania, is a diversified, privately held group of companies that own and operate cable television systems, independent telephone companies, real estate companies, a residential and commercial security company and various other businesses. AIT, a wholly owned subsidiary of Armstrong, is the Company's majority stockholder.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH ARMSTRONG

  FCI LLC, the Company's predecessor, was formed as a Delaware limited liability company in May 1995 by AIT and FMG, with AIT and FMG contributing $180,000 and $60,000, respectively, in exchange for ownership interests of 75.0% and 25.0% in the Company, respectively. In July 1995, FCI LLC acquired 66.5% of Tele8, an established competitive carrier based in Sweden. In October 1997, FCI LLC acquired additional equity from a minority stockholder in Tele8, thereby increasing its total ownership interest in Tele8 to approximately 98.9%.

  As the Company's majority stockholder, AIT has supplied substantially all of the Company's capital. In September 1996, AIT provided FCI LLC with the Additional Capital in the amount of $10.2 million for working capital purposes. As a result of the Additional Capital, AIT was entitled to a guaranteed return through September 30, 1997 for the use of the Additional Capital, pursuant to the terms of FCI LLC's limited liability company agreement. In November 1996, AIT provided FCI LLC the Convertible Debenture in the form of a $5.0 million convertible line of credit and a guaranteed $10.0 million letter of credit facility for the benefit of FCI LLC.

  In September 1997, AIT increased its equity ownership in the Company from 75.0% to 81.0% by converting into permanent equity (1) the Convertible Debenture (which, together with accrued interest, totaled $5.4 million) and
(2) capital contributions of $10.9 million (representing the $10.2 million furnished by AIT in September 1996 plus a guaranteed return of $724,000 related thereto). Also in September 1997, AIT established a bridge loan for the benefit of the Company, pursuant to which AIT advanced funds to the Company for working capital purposes at a rate equal to the prime rate plus 1.0% per annum.

  In November 1997, the Company's stockholders, AIT and FMG, formed FaciliCom International, Inc. On December 22, 1997, as a result of the Reorganization, FCI LLC became a wholly owned subsidiary of the Company. Also, on December 22, 1997, AIT made the Equity Investment of $20.0 million by making a cash contribution of $13.7 million and a noncash contribution of $6.3 million in the form of cancellation of amounts outstanding under the bridge loan, thereby increasing AIT's equity ownership in the Company from 81.0% to 84.0%.

  On March 31, 1998, the Company granted options to purchase 3,401 shares of non-voting common stock to non-employee directors and advisors of the Company who are related to the non-employee directors. The options were granted at an exercise price of $1.00, and as a result, the Company recognized compensation cost of $2,112,640 as of March 31, 1998.

  MIS Services Agreement. The Company has entered into a contract with Armstrong pursuant to which Armstrong will provide billing and MIS support services, including, but not limited to, call collection, processing, rating and reporting for the Company and its subsidiaries. In addition, Armstrong will also provide the Company with access to experienced MIS professionals and programmers on an as-needed basis. The costs for such services are as follows:
(i) professional services are billed at up to $75 per hour, (ii) data center management, operations and hardware services are billed at a rate of $40 per megasecond, (iii) AS/400 disk storage services are billed at a rate of $25 per gigabyte, (iv) software applications and direct hardware purchased by the Company are billed at actual cost and (v) telecommunications facilities are billed based on actual facilities used by the Company. Armstrong has reserved the right to increase the cost of its services upon thirty days' written notice. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company paid $431,000, $0 and $0, respectively, to Armstrong for MIS services provided under this agreement. The agreement may be terminated by the Company or Armstrong upon 180 days' notice to the other party. Armstrong provides similar services to other telecommunications companies with which it is affiliated. The Company believes that the terms of its MIS Services Agreement with Armstrong are competitive with those offered by other providers of MIS services. The agreement expires on September 30, 2002.

  Financial Accounting Services Agreement. The Company also has entered into an agreement with Armstrong whereby Armstrong provides to the Company certain financial accounting services, such as payroll, accounts payable, general ledger services and income tax return preparation services. The costs for these services are as follows: (i) payroll processing is billed at $2.75 per check, (ii) accounts payable processing is billed at $2.75 per check, (iii) income tax return preparation is billed at $75 per hour and (iv) paralegal services are billed at $40 per hour. Armstrong has reserved the right to increase the cost of its services upon thirty days' written notice. During the fiscal years ended September 30, 1997, 1996 and 1995, the Company paid $7,800, $7,400 and $0, respectively, to Armstrong for financial accounting services provided under this agreement. The agreement may be terminated by the Company or Armstrong upon 180 days' notice to the other party. Armstrong provides similar services to other telecommunications companies with which it is affiliated. The Company believes that the terms of its Financial Accounting Services Agreement with Armstrong are competitive with those offered by other providers of financial accounting services in the industry. The agreement expires on June 30, 2002.

  In December 1997, the Company and Armstrong entered into a tax sharing agreement to define the method by which the federal income tax liability will be allocated between the Company and Armstrong and the manner in which such allocated tax liability will be paid. To date, the Company has not made any payment to under the tax sharing agreement.

 Management Relationship with Telecommunications Management Group

   Messrs. Burmeister and Valls are the co-founders, sole shareholders and directors of TMG. TMG is an international telecommunications consulting company. During 1997, the Company utilized the consulting services of TMG principally for exploring business development opportunities in Latin America. Since the Company's inception in May 1995, Mr. Burmeister has devoted less than 5% of his working time to performing services for TMG. Prior to January 1, 1998, at which time he was hired as an executive officer of the Company, Mr. Valls devoted all of his working time to performing services for TMG. Since January 1, 1998, Mr. Valls has devoted less than 5% of his working time to performing services for TMG. Since becoming employees of the Company, neither Mr. Burmeister nor Mr. Valls has provided any of the services provided by TMG to the Company. Pursuant to its arrangements with TMG, the Company paid TMG fees of $21,692 and $85,097 in the six months ended March 31, 1998 and the fiscal year ended September 30, 1997, respectively. During the six months ended March 31, 1997 and the fiscal years ended September 30, 1996 and 1995, the Company paid TMG fees of $39,628, $58,274 and $14,843, respectively. The Company believes that the fees paid to TMG for the services rendered are competitive with those charged for comparable services by other companies in the industry.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 300,000 shares of common stock, par value $.01 per share ("Common Stock"). As of March 1, 1998, after giving effect to the Recapitalization, there were 225,741 shares of Common Stock issued and outstanding.

  Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to receive such dividends as the Company's Board of Directors may declare in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to a distribution of any remaining assets of the Company. Holders of shares of Common Stock have no cumulative voting or preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable.

STOCKHOLDERS AGREEMENT

  Pursuant to the Stockholders Agreement, FMG and AIT agreed to certain rights and restrictions with respect to the shares of Common Stock they hold, including the following:

  Transfer Restrictions. The parties agreed that no shares of Common Stock may be issued by the Company or sold, exchanged, pledged, encumbered, given, bequeathed or otherwise disposed of by AIT or FMG unless and until the proposed transferee agrees to be bound by the provisions of the Stockholders Agreement.

  Designation of Directors by AIT and FMG. The parties agreed that the Board of Directors will be comprised of seven persons, five of whom will be designated by AIT and two of whom will be designated by FMG.

  Board Approval of Significant Actions. The parties agreed that certain actions may not be taken by officers of the Company without the prior approval of the Board of Directors. Such actions include: (a) issuance or sale of any securities of the Company other than securities issued pursuant to the 1997 Stock Option Plan No. 1, the 1997 Stock Option Plan No. 2 and the Phantom Stock Plan; (b) sale, lease or transfer of a material portion of the assets of the Company or transfer of any material governmental permit or license relating to the business of the Company; (c) adoption of budgets, modification of any approved budgets or expenditure of funds in excess of then-current budgets; (d) guarantee indebtedness, extension of credit, incurrence of certain types of indebtedness or the pledge of any assets of the Company; (e) certain of management personnel decisions, including paying annual compensation to an employee in excess of $100,000 or paying a bonus to an employee; (f) execution of a contract obligating the Company for amounts in excess of $500,000; (g) modification of any employee benefit plan; or (h) certain transactions with affiliates of the Company.

                         SUMMARY OF OTHER INDEBTEDNESS

THE ERICSSON EQUIPMENT FINANCING

  On November 1, 1995, the Company entered into a loan agreement (the "Ericsson Facility") pursuant to which Ericsson agreed to finance the purchase price of certain telecommunications equipment and installation services purchased by the Company in an amount not to exceed approximately $1.2 million. The Ericsson Facility has been amended three times. The Ericsson Facility was first amended to, among other things, increase the maximum amount that could be advanced thereunder to $7.0 million. Subsequently, the Ericsson Facility was amended to delete the limited guaranty and to increase the security with an additional letter of credit of $1.0 million. A third amendment extended the termination date for advances under the Ericsson Facility to June 29, 1998, amended various financial covenants as well as security provisions relating to an adjustable letter of credit of $1.75 million, removed the limitation on capital expenditures and added an Event of Default. All outstanding advances are secured by the telecommunications system equipment purchased with the proceeds thereof.

  Interest on the outstanding balance under the Ericsson Facility is payable quarterly in arrears at an annual rate, which is reset quarterly, equal to the lesser of (i) a rate equal to LIBOR (measured at the beginning of such quarterly period) plus 4.0% and (ii) an applicable statutory maximum rate.

  The Ericsson Facility contains certain financial covenants which require the Company to attain certain financial targets for each quarter, including with respect to (i) EBITDA (as defined in the Ericsson Facility), (ii) reserves,
(iii) net worth, (iv) the ratio of current assets to current liabilities and
(v) the ratio of debt to net worth. The Ericsson Facility also includes covenants which limits the Company's ability to, among other things, (i) effect certain mergers and other corporate transactions, (ii) distribute earnings or capital or make payments on debts owed by the Company to its shareholders, (iii) engage in certain transactions with affiliates, (iv) prepay, redeem or otherwise satisfy prior to stated maturities any indebtedness except as otherwise permitted, (v) agree with a party other than Ericsson not to create liens on its assets, (vi) materially change the nature of its business, (vii) materially alter any agreement between the Company and its affiliates and (viii) become a general partner in a general or limited partnership or joint venture. The Ericsson Facility requires maintenance of certain financial and nonfinancial covenants. FCI received a waiver of certain covenant violations of the original and amended and restated loan agreements. The covenants were then modified. The covenants violated were related to the requirement of mandatory prepayments of the loan, revisions to the Company's limited liability company agreement, limitations on distribution to owners and patents, licenses and franchises, earnings before interest, taxes, depreciation and amortization ("EBITDA") coverage ratio, minimum tangible net worth, current ratio, debt to annualized EBITDA ratio, and limitation on capital expenditures. The Company repaid all outstanding indebtedness under the Ericsson Facility with a portion of the net proceeds from the Offering and the Ericsson Facility was terminated.

THE NTFC EQUIPMENT FINANCING

  On March 27, 1997, the Company entered into an equipment loan and security agreement (the "NTFC Facility") with NTFC, under which NTFC agreed to loan the Company up to $5.0 million for the purchase from Nortel of certain telecommunications equipment and related software and services (of which up to $1.0 million may be located in the U.K. and Sweden). All outstanding advances are secured by a lien on the equipment and software purchased with the proceeds of the NTFC Facility and certain related assets.

  Interest on the outstanding balance under the NTFC Facility is payable quarterly in arrears at an annual rate equal to LIBOR (measured at the beginning of such quarterly period) plus 4.0%.

  The NTFC Facility contains certain financial covenants which require the Company to attain certain financial targets for each quarter, including with respect to (i) the ratio of the Company's reported EBITDA (as defined in the NTFC Facility) to aggregate principal and interest payments on certain specified indebtedness and (ii) the ratio of total liabilities (excluding the liabilities of certain subsidiaries) to net worth. The NTFC Facility also includes covenants which restrict the Company's ability to, among other things, (i) incur indebtedness above $50,000, (ii) create certain liens on, or dispose of, its assets, (iii) effect certain mergers and other corporate transactions, (iv) change its name, structure or fiscal year, (v) enter into a new business or materially change its business, (vi) make capital expenditures in excess of projected levels, (vii) remove collateral and (viii) engage in certain transactions with affiliates. The NTFC Facility requires maintenance of these financial and nonfinancial covenants. FCI received a waiver of certain covenant violations for the year ended September 30, 1997 and maintenance of those covenants was also waived through and including the year ended September 30, 1998. The covenants violated were related to the delinquent payment of current liabilities, the debt service coverage ratio, the debt to net worth ratio, the prohibition of business changes, the limitation of investments and the limitation on transactions with affiliates. The Company repaid all outstanding indebtedness under the NTFC Facility with a portion of the net proceeds from the Offering and terminated the agreement.

  FCI used a portion of the net proceeds from the offering of the Old Notes to pay-off the amounts outstanding under these vendor financing agreements. See "Use of Proceeds."

                             DESCRIPTION OF NOTES

  The Old Notes were and the Exchange Notes will be issued pursuant to an Indenture, dated as of January 28, 1998 (the "Indenture"), between the Company, and State Street Bank and Trust Company, as trustee (the "Trustee"). Upon issuance of the Exchange Notes or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Notes, the Indenture and the Pledge Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Notes, the Indenture and the Pledge Agreement, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement have been filed with the Commission as Exhibits to the Exchange Offer Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Old Notes were and the Exchange Notes will be senior obligations of the Company, limited to $300,000,000 million aggregate principal amount, and will mature on January 15, 2008. The Notes bear interest at the rate of 10 1/2% per annum, payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust operations office of the Trustee at State Street Bank and Trust Company, N.A., 61 Broadway, 15th Floor, New York, New York 10006, Attention: Corporate Trust Department); or, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Register; provided that all payments with respect to Global Notes and Certificated Notes (as such terms are defined below under the caption "--Book-Entry, Delivery and Form") the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. (Section 202)

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 203)

OPTIONAL REDEMPTION

  Except as otherwise provided, the Notes will not be redeemable at the option of the Company prior to January 15, 2003. At any time on or after that date, the Notes may be redeemed at the Company's option, in whole or in part, at any time or from time to time, on or after January 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the Register, at the following Redemption Prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an

Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on January 15, of the years set forth below:

                                               REDEMPTION
            YEAR                                 PRICE
            ----                               ----------
            2003..............................  105.25%
            2004..............................  103.50%
            2005..............................  101.75%
            2006 (and thereafter).............  100.00%

  Notwithstanding the foregoing, prior to January 15, 2001, the Company may on any one or more occasions redeem up to 35.0% of the originally issued aggregate principal amount of Notes at a redemption price of 110.5% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided, that at least 65.0% of the originally issued principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided further that notice of such redemptions shall be given within 60 days of the closing of any such Public Equity Offering. (Sections 203 and 1101)

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 or less in principal amount at maturity shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

SECURITY

  The Indenture requires the Company to purchase and pledge to the Trustee as security for the benefit of the holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $86.5 million of the net proceeds of the offering of the Old Notes to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the holders of the Notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account pending disposition pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to one of the first six scheduled interest payments on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

  Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company, at the Company's request, any such excess amount.

  The Notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security.

  Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, any remaining Pledged Securities will be released from the Pledge Account and the Notes will be unsecured.

RANKING

  The Notes will be unsecured (except as described above) obligations of the Company and will rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company, including trade payables. As of March 31, 1998, the Company had approximately $309.5 million of Indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. The Indenture limits, but does not prohibit, the incurrence of certain additional Indebtedness by the Company and its Restricted Subsidiaries and does not limit the amount of Indebtedness Incurred to finance the cost of Telecommunications Assets. The Company anticipates that it and its Subsidiaries will Incur substantial additional Indebtedness in the future. As of March 31, 1998, the Company's consolidated subsidiaries had aggregate liabilities of $380.1 million, which included $309.5 million of Indebtedness.

COVENANTS

 Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.

(b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which shall be given independent effect:

  (i)   Indebtedness of the Company evidenced by the Notes;

  (ii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

  (iii) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $35.0 million and
        (y) 80.0% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of the Indenture;

  (iv) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of Telecommunications Assets;

  (v) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (A) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of the Indenture;

  (vi) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of the Company under the Indenture and the Notes, except that (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to other provisions of the Indenture;

  (vii) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (iii), (v), (vi),
         (viii), (ix), (xi) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (vii) if: (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

  (viii) Indebtedness of (x) the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make Restricted Payments as provided in clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant) and (y) the Company or Acquired Indebtedness of a Restricted Subsidiary not to exceed, at one time outstanding, the fair market value of any Telecommunications Assets acquired by the Company in exchange for Common Stock of the Company issued after the Issue Date; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, if the estimated fair market value of such Telecommunications Assets exceeds (A) $2.0 million (as estimated in good faith by the Board of Directors), then the fair market value of such Telecommunications Assets will be determined by a majority of the Board of Directors of the Company, which determination will be evidenced by a resolution thereof, and (B) $10.0 million (as estimated in good faith by the Board of Directors), then the Company will deliver the Trustee a written appraisal as to the fair market value of such Telecommunications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm); and provided further that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

  (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of the Company; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

  (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control offer or (B) deposited to defease all of the Notes as described below under "Defeasance and Covenant Defeasance of Indenture";

  (xi) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant; and

  (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (i) through (xi) above in an aggregate principal amount not in excess of $10.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding.

(c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provision of "--Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries." For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of paragraph (a) or
    (b) of this covenant (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable in any order.

 Limitation on Restricted Payments.

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;
(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5.0% or more of the Company's Capital Stock; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

  (A) a Default or Event of Default shall have occurred and be continuing;

  (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and

  (C) the aggregate amount of all Restricted Payments declared or made from and after the Closing Date would exceed the sum of:

    (1) Cumulative Consolidated Cash Flow minus 200% of Cumulative Consolidated Fixed Charges;

    (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of the Company, of Capital Stock of the Company (other than Redeemable Stock) or of debt securities of the Company which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of the "Limitation on Indebtedness" covenant); and

    (3) to the extent any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment.

  The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including a premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (viii) of paragraph (b) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of the "Limitation on Indebtedness" covenant); (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause
(viii) of paragraph (b) of the "Limitation on Indebtedness" covenant); (v) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; and (vi) other Restricted Payments not to exceed $2.0 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 1012)

  Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any capital contributions to the Company or issuance of Capital Stock referred to in clauses (iii) and (iv) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted

Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

  So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements or instruments in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes; (iii) existing under or by reason of applicable law; (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (v) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. (Section 1013)

 Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries.

  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary (other than

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

to the Company or a wholly owned Restricted Subsidiary or in respect of any director's qualifying shares or sales of shares of Capital Stock to foreign nationals mandated by applicable law) to any Person unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant, (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and
(C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"). (Section 1014)

 Limitation on Transactions with Stockholders and Affiliates.

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate, (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company and is evidenced by a resolution therein and (iii) if such transaction or series of transactions involves aggregate consideration in excess of $10.0 million, then the Company or such Restricted Subsidiary will deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

  The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (iv) loans and advances to officers or employees of the Company and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate, made in the ordinary course of business; and (v) arrangements with TMG, Armstrong and/or its subsidiaries existing on the date of the Indenture and listed on a schedule attached thereto as such arrangement may be extended or renewed; provided that the terms of any arrangement altered by any such extension or renewal may not be altered in a manner adverse to the Company or the holders of the Notes. (Section 1015)

 Limitation on Liens.

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereof, without making effective provision for all of the Notes and all other amounts ranking pari passu with the Notes to be directly secured equally and ratably with the obligation or liability secured by such Lien, or, if such obligation or liability is subordinated to the Notes and other amounts ranking pari passu with the Notes, without making provision for the Notes and such other amounts to be directly secured prior to the obligation or liability secured by such Lien. (Section 1016)

 Limitation on Sale-Leaseback Transactions.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries.

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

Notwithstanding the foregoing, the Company may enter into Sale-Leaseback Transactions; provided, however, that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Company and
(b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness."

 Limitation on Asset Sales.

  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale, unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 80.0% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

  The Company shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i) (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and
(ii) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause
(i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Excess Proceeds Payment").

  The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed), (the "Excess Proceeds Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Excess Proceeds Payment Date; (v) that holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased

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

only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. To the extent that the aggregate principal amount of Notes tendered is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

  The Company will comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above. (Section 1017)

 Limitation on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries.

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company, other than Indebtedness under Credit Facilities incurred under clause (iii) of paragraph (b) in the "Limitation on Indebtedness" covenant, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1018)

 Business of the Company; Restriction on Transfers of Existing Business.

  The Company will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business. In addition, the Company and any Restricted Subsidiary will not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary
(i) any of the licenses, material agreements or instruments, permits or authorizations used in the Permitted Business of the Company and any Restricted Subsidiary on the Closing Date or (ii) any material portion of the "property and equipment" (as such term is used in the Company's consolidated financial statements) of the Company or any Restricted

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

Subsidiary used in the licensed service areas of the Company and any Restricted Subsidiary as they exist on the Closing Date. (Section 1019)

 Limitation on Investments in Unrestricted Subsidiaries.

  The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Company (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (i)). (Section 1020)

 Provision of Financial Statements and Reports.

  After the Company has completed the Exchange Offer, the Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information required to be disclosed by the Company under Item 101(d) of Regulation S-K under the Securities Act. The Company will also be required (a) to file with the Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder shall have the right to require the Company to repurchase all or any part of its Notes at a purchase price in cash pursuant to the offer described below (the "Change of Control Offer") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of holders of record to receive interest on the relevant Interest Payment Date) (the "Change of Control Payment").

  Within 30 days of the Change of Control, the Company will mail a notice to the Trustee and each holder stating, among other things: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon a Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iv) that any Note not tendered will continue to accrue interest pursuant to its terms; (v) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Change of Control Payment Date;
(vi) that holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vii) that holders will be entitled to withdraw their election if the Paying Agent receives, not later

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

than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (viii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Change of Control Payment Date, the Company shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

  The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to repurchase the Notes under this "Repurchase of Notes upon a Change of Control" covenant. (Section 1010)

  If the Company is unable to repay all of its Indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the holders of at least 25.0% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

  There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities or Indebtedness of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless: (i) either the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company will be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company with respect to the Notes and under the Indenture; (ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses
(iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 801)

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date falling on or prior to January 15, 2001; (b) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date following after January 15, 2001, and any such failure continued for a period of 30 days; (c) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (d) default in the payment of principal or interest or Liquidated Damages, if any, on Notes required to be purchased pursuant to an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control"; (e) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (f) default in the performance of or breach of any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25.0% or more in aggregate principal amount of the Notes then outstanding; (g) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by expiration of any applicable grace period and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity date thereon and such defaulted payment shall not have been made, waived or extended by the expiration of any applicable grace period; (h) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (i) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (j) the Company or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (k) the Company asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

  If an Event of Default (other than an Event of Default specified in clause
(i) or (j) above) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, accrued interest and Liquidated Damages, if any, shall become immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (g) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to clause (g) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (i) or (j) above occurs, the principal of, premium, if any, accrued interest and Liquidated Damages, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived (subject to certain limitations) and (ii) the rescission, in the opinion of counsel, would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver." (Section 502)

  The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. No holder may pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507 and 508)

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and the Company's performance under the Indenture and that the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. For these purposes, such compliance shall be determined without regard to any grace period or notice requirement under the Indenture. (Section
1008)

DEFEASANCE AND COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned except for
(i) the rights of holders of outstanding Notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants and other provisions set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302 and 1303)

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest and Liquidated Damages, if any; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (i) or
(j) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since January 15, 1998, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section
1304)

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

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company had paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on any Note or extend the time for payment of interest on, or alter the redemption provisions of, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Note, (iv) impair the right of any holder of the Notes to receive payment of, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify, amend, waive, supplement or consent to take any action under the Indenture or the Notes, (vi) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest or Liquidated Damages, if any, on the Notes,
(vii) reduce or change the rate or time for payment of interest on the Notes,
(viii) reduce or change the rate or time for payment of Liquidated Damages, if any, (ix) modify any provisions of any Guarantees in a manner adverse to the holders or (x) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

  The Notes and the Indenture are governed and construed in accordance with the laws of the State of New York. The Company submits to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict as soon as practicable, but in any event within 90 days.

  The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

  "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be considered as Indebtedness.

  "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or
(ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person (other than the Company or any of its Restricted Subsidiaries) that constitute substantially all of a division or line of business of such Person.

  "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person (other than the Company or any of its Restricted Subsidiaries) of (i) all or any of the Capital Stock of any Restricted Subsidiary (other than in respect of any director's qualifying shares or investments by foreign nationals mandated by applicable law), (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company and which, in the case of any of clause (i), (ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a fair market value in excess of $1.0 million or (b) are for net proceeds in excess of $1.0 million; provided that sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business shall not be included within the meaning of "Asset Sale."

  "Attributable Value" is defined to mean, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (whether or not such lease is terminable at the option of the lessee prior to the end of such term), including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

  "Average Life" is defined to mean, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Board of Directors" is defined to mean the board of directors of the Company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

  "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease Obligation" is defined to mean any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act) (other than Armstrong or FMG) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50.0% of the total voting power of the then outstanding Voting Stock of the Company on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any such "person" or "group" (other than to the Company or a Restricted Subsidiary); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company in one or a series of related transactions with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

  "Closing Date" is defined to mean the date on which the Notes are originally issued under the Indenture.

  "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

  "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

  "Consolidated Fixed Charges" is defined to mean, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

  "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

  "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) net income (or loss) of any Person combined in such Person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iii) gains or losses (on an after-tax basis) in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries, (iv) the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders, (v) any gain or loss realized as a result of the cumulative effect of a change in accounting principles, (vi) any amount paid or accrued as dividends on Preferred Stock of the Company or Preferred Stock of any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries and (vii) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person during such period.

  "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Credit Facilities" is defined to mean one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Cumulative Consolidated Cash Flow" is defined to mean, for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Cumulative Consolidated Fixed Charges" are defined to mean the Consolidated Fixed Charges of the Company and its Restricted Subsidiaries for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

  "Cumulative Consolidated Interest Expense" is defined to mean, for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency (or currency unit) values.

  "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Eligible Accounts Receivable" is defined to mean the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with GAAP.

  "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, and has outstanding debt with a rating of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) at the time as of which any investment or rollover therein is made.

  "Event of Default" has the meaning set forth under "Events of Default" herein.

  "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" is defined to mean generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession of the United States.

  "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Incur" or "Incurrence" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50.0% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Lease Obligations and the Attributable Value under any Sale-Leaseback Transaction of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination or (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (x) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (y) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

  "Interest Rate Protection Obligations" is defined to mean the obligations of any Person pursuant to any Interest Rate Agreements.

  "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (b) the fair market value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

  "Lien" is defined to mean any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

  "Marketable Securities" is defined to mean: (i) U.S. Government Obligations which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) certificates of deposit, Eurodollar time deposits and bankers' acceptances with maturity of 90 days or less and overnight bank deposits of any financial institution that is organized under the laws of the United States of America or any state hereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $300.0 million (or, to the extent non-United States dollar-denominated, the United States Dollar Equivalent of such amount) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act); (iv) commercial paper maturing not more than 180 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., or "A-1" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (v) auction rate preferred securities whose rates are reset based on market levels for a par security not more than 90 days after the date of acquisition with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and issued by a corporation that is not an Affiliate of the Company; (vi) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution; (vii) repurchase obligations with a term of not more than seven days for U.S. Government Obligations entered into with an Eligible Institution; and (viii) any fund investing exclusively in investments of the types described in clauses (i) through (vii) above.

  "Net Cash Proceeds" is defined to mean (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole (after taking into account any available offsetting tax credits or deductions and any tax sharing arrangements), (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Business" is defined to mean any business involving voice, data and other telecommunications services.

  "Permitted Investment" is defined to mean (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) any Investment in Marketable Securities or Pledged Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to officers and employees made in the ordinary course of business that do not in the aggregate exceed $1.0 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant; (vii) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of (A) $15.0 million or (B) 5.0% of the Company's total consolidated assets; (viii) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (ix) Investments in Currency Agreements and Interest Rate Agreements on commercially reasonable terms entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operation of the business of the Company or its Restricted Subsidiaries; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (x) repurchases or redemptions by the Company of Capital Stock from officers and other employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such individuals, in an aggregate amount not exceeding $1.0 million in any calendar year and $3.0 million from the date of the Indenture; and (xi) Investments in evidences of Indebtedness, securities or other property received from another Person by the Company or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Company or any of its Subsidiaries, or for other liabilities or obligations of such Person to the Company or any of its Subsidiaries that were created, in accordance with the terms of the Indenture.

  "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;
(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens existing on the Closing Date or securing the Notes or any Guarantee of the Notes; (xix) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders; (xx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (viii) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and (xxi) Liens securing Indebtedness under Credit Facilities incurred in compliance with clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant.

  "Pledge Account" is defined to mean an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

  "Pledge Agreement" is defined to mean the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, from the Company to the Trustee, governing the Pledge Account and the disbursement of funds therefrom.

  "Pledged Securities" is defined to mean the securities purchased by the Company with a portion of the net proceeds from the Offering, which shall consist of U.S. Government Obligations, to be deposited in the Pledge Account.

  "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

  "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of the Company for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

  "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms (or by the terms of any security into which it is exchangeable) or otherwise is (i) required to be redeemed on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes,
(ii) redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions on or prior to the date that is 123 days after the date of the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

  "Registration Rights Agreement" is defined to mean the Registration Rights Agreement, dated as of the date of the Indenture, by and between the Initial Purchasers and the Company, concerning the registration and exchange of the Notes.

  "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Sale-Leaseback Transaction" of any person is defined to mean an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangements may be terminated by the lessee without payment of a penalty.

  "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Telecommunications Assets" is defined to mean, with respect to any Person, equipment used in the telecommunications business or ownership rights with respect to IRUs, MAOUs or minimum investment units (or similar ownership interests) in fiber optic cable and international or domestic telecommunications switches or other transmission facilities (or Common Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of any such Telecommunications Assets), in each case purchased or acquired through a Capitalized Lease Obligation by the Company or a Restricted Subsidiary after the Closing Date.

  "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

  "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "United States Dollar Equivalent" is defined to mean, with respect to any monetary amount in a currency other than the United States dollar, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant can be undertaken (a "Tested Transaction"), the United States Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant will be determined on the date incurred, made or undertaken and no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

  "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, and such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Unrestricted Subsidiary Indebtedness" is defined to mean any Indebtedness of any Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and
(ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default of such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "U.S. Government Obligations" is defined to mean securities that are (x) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

  "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

BOOK-ENTRY, DELIVERY AND FORM

  Exchange Notes issued in exchange for the Old Notes currently represented by one or more fully registered global notes ("Old Global Notes") will be represented by one or more fully registered global notes (collectively, the "Exchange Global Notes"). The Old Global Notes were deposited on the date of the closing of the sale of the Old Notes, and the Exchange Global Notes will be deposited on the date of the closing of the Exchange Offer with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC. "Global Notes" means the Old Global Notes or the Exchange Global Notes, as the case may be.

  Exchange Notes held by qualified institutional buyers (as defined in Rule 144A promulgated under the Securities Act)("QIBs") who elect to take physical delivery of their certificates instead of holding their interest through the Exchange Global Notes and which are thus ineligible to trade through DTC (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered form, without interest coupons ("Certificated Exchange Notes"). Upon a permitted transfer to a QIB of such Certificated Exchange Notes initially issued to a Non-Global Purchaser, such Certificated Exchange Notes will, unless the transferee requests otherwise or the Exchange Global Notes have previously been exchanged in whole for such Certificated

Exchange Notes, be exchanged for an interest in the applicable Exchange Global Notes. As described below under "--Certificated Exchange Notes," owners of beneficial interests in an Exchange Global Note may receive physical delivery of Certificated Exchange Notes only in the limited circumstances described therein.

  The Exchange Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Exchange Global Notes, DTC or its custodian will credit, on its internal system, the corresponding principal amount of Exchange Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of the Exchange Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Exchange Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Exchange Global Notes directly through the DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Exchange Global Notes represented by the applicable Exchange Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Exchange Global Notes will be able to transfer such interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture with respect to the Notes.

  Payments of the principal of, premium (if any) and interest on, the Exchange Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Exchange Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on, the Exchange Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Exchange Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Exchange Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Exchange Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the applicable Exchange Global Note is credited and only in respect of such portion of Notes, the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Exchange Global Note for Certificated Notes, which it will distribute to its participants and which, if representing interests in the applicable Exchange Global Note, will be legended as set forth in the Indenture.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Exchange Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Exchange Notes. If (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depository and the Company does not appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the relevant registered owner of its Exchange Global Note, Certificated Exchange Notes in such form will be issued to each person that such registered owner and the DTC identify as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Exchange Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof) in fully registered form.

  Neither the Company nor Trustee shall be liable for any delay by the related registered owner or the DTC in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such registered owner or of the DTC for all purposes (including with respect to the registration and delivery, and the principal amount of the Exchange Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the principal U.S. federal income tax consequences to beneficial owners arising from the exchange of Old Notes for Exchange Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary, and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect an investment in Notes in that, among other things, it reduces the rate of federal income tax imposed on capital gains of individual taxpayers for capital assets held more than eighteen months (and reduces such rate even further for capital assets acquired after the year 2000 and held more than five years).

  This summary discusses only Notes held as capital assets within the meaning of Code section 1221. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt organizations, U.S. Holders subject to the alternative minimum tax, regulated investment companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle or hedging transaction, or U.S. Holders whose functional currency (as defined in Code section 985) is not the U.S. dollar. Persons considering purchasing Notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  As used in this summary, the term "U.S. Holder" means the beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S. (including certain former citizens and former long-term residents); (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust with respect to the administration of which a court within the U.S. is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

EXCHANGE OF NOTES

  The exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Old Notes or the Exchange Notes and, thus, such exchange will not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange will have no U.S. federal income tax consequences to the holders of the Old Notes or the Exchange Notes, regardless of whether such holders participate in the Exchange Offer. Consequently, each holder will continue to be required to include interest on the Exchange Notes, or the Old Notes, if not exchanged, in its gross income in accordance with its method of accounting for U.S. federal income tax purposes and will have the same tax basis and holding period in the Exchange Notes as in the Old Notes. The Company intends to treat the Exchange Offer for U.S. federal income tax purposes in accordance with the position described in this paragraph.

  THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Old Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensations under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Swidler & Berlin, Chartered, Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of FaciliCom International, Inc. as of September 30, 1997 and 1996 and for the years ended September 30, 1997 and 1996, and for the period from May 5, 1995 (date of incorporation) to September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche llp, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Tele8, for the period January 1, 1995 to June 30, 1995, included in this Prospectus have been audited by Deloitte & Touche, independent chartered accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                    -----------
Independent Auditors' Reports......................................  F-2 to F-3
Consolidated Balance Sheets as of March 31, 1998 (Unaudited),
 September 30, 1997 and 1996.......................................         F-4
Consolidated Statements of Operations for the six months ended
 March 31, 1998 (Unaudited) and 1997 (Unaudited), the years ended
 September 30, 1997 and 1996, the period from May 5, 1995
 (inception) to September 30, 1995 and the period from January 1,
 1995 to June 30, 1995 (Predecessor)...............................         F-5
Consolidated Statements of Capital Accounts for the six months ended March 31, 1998 (Unaudited), the years ended September 30,
 1997 and 1996, the period from May 5, 1995 (inception) to
 September 30, 1995 and the period from January 1, 1995 to June 30,
 1995 (Predecessor)................................................         F-6
Consolidated Statements of Cash Flows for the six months ended
 March 31, 1998 (Unaudited) and 1997 (Unaudited), the years ended
 September 30, 1997 and 1996, the period from May 5, 1995
 (inception) to September 30, 1995 and the period from January 1,
 1995 to June 30, 1995 (Predecessor)...............................  F-7 to F-8
Notes to Consolidated Financial Statements......................... F-9 to F-23

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 FaciliCom International, Inc.:

  We have audited the accompanying consolidated balance sheets of FaciliCom International, Inc. and subsidiaries (formerly FaciliCom International, LLC) (the "Company") for the years ended September 30, 1997 and 1996, and the related consolidated statements of operations, capital accounts, and cash flows for the years ended September 30, 1997 and 1996 and for the period from May 5, 1995 (date of incorporation) to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FaciliCom International, Inc. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996 and for the period from May 5, 1995 (date of incorporation) to September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 19, 1998 (April 27, 1998 as to Note 13 and May 8, 1998 as to Note 12)

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Nordiska Tele8 AB:

  We have audited the accompanying statements of operations, capital accounts and cash flows of Nordiska Tele8 AB for the period from January 1, 1995 to June 30, 1995, all expressed in United States Dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Nordiska Tele8 AB for the period from January 1, 1995 to June 30, 1995 in conformity with accounting principles generally accepted in the United States.

DELOITTE & TOUCHE

Malmo, Sweden
March 19, 1998

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                SEPTEMBER 30,
                                                    MARCH 31,  ----------------
                                                      1998      1997     1996
                                                   ----------- -------  -------
                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................   $125,423   $ 1,016  $ 2,198
 Accounts receivable--net of allowance for
  doubtful accounts of $989 at March 31, 1998
  (Unaudited) and $161 at September 30, 1997,
  respectively...................................     29,980    19,485    5,225
 Marketable securities...........................     80,964        --       --
 Prepaid expenses and other current assets.......      4,924     1,737      927
                                                    --------   -------  -------
  Total current assets...........................    241,291    22,238    8,350
                                                    --------   -------  -------
PROPERTY AND EQUIPMENT:
 Transmission and communications equipment.......     50,731    16,593    9,030
 Transmission and communications equipment--
  leased.........................................     15,456     5,419      248
 Construction in process.........................         --        --    1,046
 Furniture, fixtures and other...................      3,735     1,266      943
                                                    --------   -------  -------
                                                      69,922    23,278   11,267
 Less accumulated depreciation and amortization..     (5,032)   (3,034)  (1,123)
                                                    --------   -------  -------
  Net property and equipment.....................     64,890    20,244   10,144
INTANGIBLE ASSETS................................      1,809     1,535    2,015
DEBT ISSUE COSTS, net of accumulated amortization
 of $209 (Unaudited).............................      9,687        --       --
ADVANCE TO AFFILIATE.............................        668        --      499
MARKETABLE SECURITIES............................     57,470        --       --
                                                    --------   -------  -------
TOTAL ASSETS.....................................   $375,815   $44,017  $21,008
                                                    ========   =======  =======
LIABILITIES AND CAPITAL ACCOUNTS
CURRENT LIABILITIES:
 Accounts payable................................   $ 25,843   $24,205  $ 8,212
 Accounts payable--transmission equipment........     26,103        --       --
 Accounts payable--related party.................        110       389       --
 Other current obligations.......................     18,498     6,255    4,716
 Capital lease obligations due within one year...      3,461       573       40
 Long-term debt due within one year..............        566     1,043      561
                                                    --------   -------  -------
  Total current liabilities......................     74,581    32,465   13,529
                                                    --------   -------  -------
CAPITAL LEASE OBLIGATIONS........................      4,503     1,723      120
LONG-TERM DEBT...................................    301,011    13,000    7,045
LOANS FROM OWNERS................................         --     6,250    2,029
COMMITMENTS AND CONTINGENCIES....................         --        --       --
CAPITAL ACCOUNTS:
 Common stock, $0.01 par value--300,000 shares
  authorized; 225,741 issued and outstanding at
  March 31, 1998 (Unaudited).....................          2        --       --
 Additional paid-in capital......................     36,534        --       --
 Class A initial capital.........................         --       180      180
 Class B initial capital.........................         --        60       60
 Excess capital contributions--Class A...........         --    16,296   10,176
 Stock-based compensation........................      5,802        --       --
 Holding loss on marketable securities...........       (118)       --       --
 Foreign currency translation adjustments........      1,067       684     (245)
 Accumulated deficit.............................    (47,567)  (26,641) (11,886)
                                                    --------   -------  -------
  Total capital accounts.........................     (4,280)   (9,421)  (1,715)
                                                    --------   -------  -------
TOTAL LIABILITIES AND CAPITAL ACCOUNTS...........   $375,815   $44,017  $21,008
                                                    ========   =======  =======

                See notes to consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                             PERIOD
                          SIX MONTHS ENDED                                 FROM MAY 5,     PERIOD FROM
                              MARCH 31,       YEAR ENDED SEPTEMBER 30,       1995 TO    JANUARY 1, 1995 TO
                          ------------------  --------------------------  SEPTEMBER 30,   JUNE 30, 1995
                            1998      1997        1997          1996          1995        (PREDECESSOR)
                          --------  --------  ------------  ------------  ------------- ------------------
                             (UNAUDITED)
REVENUES................  $ 70,954  $ 27,094  $     70,187  $     11,891     $   547         $   367
COST OF REVENUES........   (66,486)  (25,425)      (65,718)      (12,742)     (1,022)           (938)
                          --------  --------  ------------  ------------     -------         -------
GROSS MARGIN (DEFICIT)..     4,468     1,669         4,469          (851)       (475)           (571)
SELLING, GENERAL AND
 ADMINISTRATIVE.........   (12,239)   (5,725)      (13,072)       (7,575)       (943)           (537)
STOCK-BASED COMPENSATION
 EXPENSE................    (5,514)       --
RELATED PARTY EXPENSES..      (469)     (127)         (439)           (7)         --              --
DEPRECIATION AND
 AMORTIZATION...........    (2,854)   (1,090)       (2,318)       (1,143)       (142)           (197)
                          --------  --------  ------------  ------------     -------         -------
OPERATING LOSS..........   (16,608)   (5,273)      (11,360)       (9,576)     (1,560)         (1,305)
INTEREST EXPENSE-RELATED
 PARTY..................      (180)     (121)         (462)          (26)        (17)            (11)
INTEREST EXPENSE........    (6,249)     (342)         (874)         (286)        (63)            (33)
INTEREST INCOME.........     2,505        --
EXCHANGE (LOSS) GAIN....      (394)   (1,323)       (1,335)          226         (85)              8
                          --------  --------  ------------  ------------     -------         -------
LOSS BEFORE INCOME
 TAXES..................   (20,926)   (7,059)      (14,031)       (9,662)     (1,725)         (1,341)
INCOME TAX BENEFIT......     3,226        --            --            --          --              --
                          --------  --------  ------------  ------------     -------         -------
NET LOSS................  $(17,700) $ (7,059) $    (14,031) $     (9,662)    $(1,725)        $(1,341)
                          ========  ========  ============  ============     =======         =======


                See notes to consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CAPITAL ACCOUNTS
                                 (IN THOUSANDS)

                                                                EXCESS                    HOLDING     FOREIGN
                   COMMON STOCK  ADDITIONAL CLASS A CLASS B     CAPITAL                   LOSS ON    CURRENCY
                   -------------  PAID-IN   INITIAL INITIAL CONTRIBUTIONS-- STOCK-BASED  MARKETABLE TRANSLATION ACCUMULATED
                   SHARES AMOUNT  CAPITAL   CAPITAL CAPITAL     CLASS A     COMPENSATION SECURITIES ADJUSTMENTS   DEFICIT
                   ------ ------ ---------- ------- ------- --------------- ------------ ---------- ----------- -----------
BALANCE, JANUARY
 1, 1995
 (Predecessor)...    10    $123   $   285    $  --   $ --      $     --        $   --      $  --      $ (114)    $   (288)
 Converted loans
  from owners....    --      --        --       --     --         1,497            --         --          --           --
 Net loss........    --      --        --       --     --            --            --         --          --       (1,341)
                    ---    ----   -------    -----   ----      --------        ------      -----      ------     --------
BALANCE, JUNE 30,
 1995
 (Predecessor)...    10    $123   $   285    $  --   $ --      $  1,497        $   --      $  --      $ (114)    $ (1,629)
                    ===    ====   =======    =====   ====      ========        ======      =====      ======     ========
BALANCE, MAY 5,
 1995 (Date of
 Incorporation)..    --    $ --   $    --    $  --   $ --      $     --        $   --      $  --      $   --     $     --
 Net loss........    --      --        --       --     --            --            --         --          --       (1,725)
 Contributions...    --      --        --      180     60         2,594            --         --          --           --
                    ---    ----   -------    -----   ----      --------        ------      -----      ------     --------
BALANCE,
 SEPTEMBER 30,
 1995............    --      --        --      180     60         2,594            --         --          --       (1,725)
 Net loss........    --      --        --       --     --            --            --         --          --       (9,662)
 Contributions...    --      --        --       --     --         7,083            --         --          --           --
 Guaranteed
  return.........    --      --        --       --     --            --            --         --          --         (499)
 Contribution to
  excess
  capital--
  guaranteed
  return.........    --      --        --       --     --           499            --         --          --           --
 Foreign currency
  translation
  adjustments ...    --      --        --       --     --            --            --         --        (245)          --
                    ---    ----   -------    -----   ----      --------        ------      -----      ------     --------
BALANCE,
 SEPTEMBER 30,
 1996............    --      --        --      180     60        10,176            --         --        (245)     (11,886)
 Net loss........    --      --        --       --     --            --            --         --          --      (14,031)
 Converted loans
  from owners....    --      --        --       --     --         5,396            --         --          --           --
 Guaranteed
  return.........    --      --        --       --     --            --            --         --          --         (724)
 Contribution to
  excess
  capital--
  guaranteed
  return.........    --      --        --       --     --           724            --         --          --           --
 Foreign currency
  translation
  adjustments....    --      --        --       --     --            --            --         --         929           --
                    ---    ----   -------    -----   ----      --------        ------      -----      ------     --------
BALANCE,
 SEPTEMBER 30,
 1997............    --      --        --      180     60        16,296            --         --         684      (26,641)
 Net loss
  (Unaudited)....    --      --        --       --     --            --            --         --          --      (17,700)
 Contributions
  (Unaudited)....    --      --        --       --     --        13,750            --         --          --           --
 Converted loans
  from owners
  (Unaudited)....    --      --        --       --     --         6,250            --         --          --           --
 Reorganization
  (Unaudited) ...   226       2    36,534     (180)   (60)      (36,296)           --         --          --           --
 Utilization of
  tax benefit of
  the Company's
  operating loss
  by AHI
  (Unaudited)        --      --        --       --     --            --            --         --          --       (3,226)
 Stock options
  granted
  (Unaudited)....    --      --        --       --     --            --         5,203         --          --           --
 Phantom unit
  exchange
  (Unaudited)....    --      --        --       --     --            --           599         --          --           --
 Holding loss on
  marketable
  securities
  (Unaudited)....    --      --        --       --     --            --            --       (118)         --           --
 Foreign currency
  translation
  adjustments
  (Unaudited)....    --      --        --       --     --            --            --         --         383           --
                    ---    ----   -------    -----   ----      --------        ------      -----      ------     --------
BALANCE, MARCH
 31, 1998
 (unaudited).....   226    $  2   $36,534    $  --   $ --      $     --        $5,802      $(118)     $1,067     $(47,567)
                    ===    ====   =======    =====   ====      ========        ======      =====      ======     ========
                    TOTAL
                   CAPITAL
                   ACCOUNTS
                   ---------
BALANCE, JANUARY
 1, 1995
 (Predecessor)...  $      6
 Converted loans
  from owners....     1,497
 Net loss........    (1,341)
                   ---------
BALANCE, JUNE 30,
 1995
 (Predecessor)...  $    162
                   =========
BALANCE, MAY 5,
 1995 (Date of
 Incorporation)..  $     --
 Net loss........    (1,725)
 Contributions...     2,834
                   ---------
BALANCE,
 SEPTEMBER 30,
 1995............     1,109
 Net loss........    (9,662)
 Contributions...     7,083
 Guaranteed
  return.........      (499)
 Contribution to
  excess
  capital--
  guaranteed
  return.........       499
 Foreign currency
  translation
  adjustments ...      (245)
                   ---------
BALANCE,
 SEPTEMBER 30,
 1996............    (1,715)
 Net loss........   (14,031)
 Converted loans
  from owners....     5,396
 Guaranteed
  return.........      (724)
 Contribution to
  excess
  capital--
  guaranteed
  return.........       724
 Foreign currency
  translation
  adjustments....       929
                   ---------
BALANCE,
 SEPTEMBER 30,
 1997............    (9,421)
 Net loss
  (Unaudited)....   (17,700)
 Contributions
  (Unaudited)....    13,750
 Converted loans
  from owners
  (Unaudited)....     6,250
 Reorganization
  (Unaudited) ...        --
 Utilization of
  tax benefit of
  the Company's
  operating loss
  by AHI
  (Unaudited)        (3,226)
 Stock options
  granted
  (Unaudited)....     5,203
 Phantom unit
  exchange
  (Unaudited)....       599
 Holding loss on
  marketable
  securities
  (Unaudited)....      (118)
 Foreign currency
  translation
  adjustments
  (Unaudited)....       383
                   ---------
BALANCE, MARCH
 31, 1998
 (unaudited).....  $ (4,280)
                   =========

                See notes to consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            SIX-MONTHS
                              ENDED            YEAR ENDED                            PERIOD FROM
                            MARCH 31,        SEPTEMBER 30,        PERIOD FROM     JANUARY 1, 1995 TO
                         -----------------  -----------------    MAY 5, 1995 TO     JUNE 30, 1995
                           1998     1997      1997     1996    SEPTEMBER 30, 1995   (PREDECESSOR)
                         --------  -------  --------  -------  ------------------ ------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $(17,700) $(7,059) $(14,031) $(9,662)      $(1,725)           $(1,341)
 Adjustments to
  reconcile net loss to
  net cash (used in)
  provided by operating
  activities:
  Depreciation and amor-
   tization.............    2,854    1,090     2,318    1,143            142               197
  Non-cash stock-based
   compensation.........    5,514       --        --       --             --                --
  Income tax benefit....   (3,226)      --        --       --             --                --
  Amortization of bond
   discount.............     (386)      --        --       --             --                --
  Loss on disposal of
   property and
   equipment............       --       --       130       --             --                --
  Changes in operating
   assets and liabili-
   ties:
   Accounts receivable..  (10,495)  (6,906)  (14,260)  (4,356)          (525)             (388)
   Prepaid expenses and
    other current
    assets..............   (3,348)     284      (810)    (770)          (157)              (52)
   Accounts payable and
    other current
    liabilities.........   14,169    9,273    17,903    8,731            641             1,896
   Accounts payable--re-
    lated party.........     (279)     126       389       --             --               251
   Advance to affili-
    ate.................     (668)      --        --     (499)            --                --
                         --------  -------  --------  -------       --------           -------
 Net cash (used in)
  provided by operating
  activities............  (13,565) (3,192)    (8,361)  (5,413)        (1,624)              563
                         --------  -------  --------  -------       --------           -------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of investments
  in subsidiaries.......     (588)      --        --       --           (840)               --
 Purchase of investments
  in available-for-sale
  securities............  (51,617)      --        --       --             --                --
 Purchase of investments
  in held-to-maturity
  securities ...........  (86,549)      --        --       --             --                --
 Purchases of property
  and equipment.........  (14,960)  (1,027)   (1,897)  (2,004)          (156)             (512)
 Intangible assets......      (64)     208       233      930            (59)              (33)
                         --------  -------  --------  -------       --------           -------
 Net cash used in in-
  vesting activities.... (153,778)    (819)   (1,664)  (1,074)        (1,055)             (545)
                         --------  -------  --------  -------       --------           -------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Advances from owners...       --    3,210     9,726    2,029             --                --
 Initial capital contri-
  butions...............       --       --        --       --            240                --
 Excess capital contri-
  butions...............   13,750       --        --    7,083          2,594                --
 Proceeds from debt is-
  suance ...............  300,000       --        --       --             --                --
 Payments of long-term
  debt and capital
  leases................  (12,487)    (332)   (1,812)    (540)           (46)               --
 Payment of debt issu-
  ance costs............   (9,896)      --        --       --             --                --
                         --------  -------  --------  -------       --------           -------
 Net cash provided by
  financing activities..  291,367    2,878     7,914    8,572          2,788                --
                         --------  -------  --------  -------       --------           -------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH........      383     (402)      929        4             --                --
                         --------  -------  --------  -------       --------           -------
INCREASE (DECREASE) IN
 CASH AND CASH EQUIVA-
 LENTS..................  124,407   (1,535)   (1,182)   2,089            109                18
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............    1,016    2,198     2,198      109             --                 9
                         --------  -------  --------  -------       --------           -------
CASH AND CASH
 EQUIVALENTS,
 END OF PERIOD.......... $125,423  $   663  $  1,016  $ 2,198       $    109           $    27
                         ========  =======  ========  =======       ========           =======
SUPPLEMENTAL CASH FLOW
 INFORMATION:
 Interest paid.......... $    998  $   533  $    747  $   201       $     36           $    44
                         ========  =======  ========  =======       ========           =======

                                                   (Footnotes on following page)

--------
NONCASH TRANSACTIONS:
(a) For the six months ended March 31, 1998, the majority owner converted $6,250 of loans into capital and a $162 receivable was forgiven as part of the purchase of minority interest which reduced prepaid expenses and other current assets and increased goodwill.
(b) FCI received $480 in Tele8 convertible debentures during the year ended September 30, 1997 to satisfy an advance to affiliate, which reduced advance to affiliate and advances from owners.
(c) During the year ended September 30, 1997, the majority owner converted $5,396 of loans and accrued interest into capital.
(d) FCI received property and equipment under capital leases and financing agreements, which increased property and equipment and long-term obligations $5,689 and $2,714 in the six months ended March 31, 1998 and 1997, respectively, and $10,385, $6,400 and $949 in the periods ended September 30, 1997, 1996 and 1995, respectively. Also, the Predecessor had increases in property and equipment and long-term obligations of $701. In addition, for the six months ended March 31, 1998, FCI received equipment which increased property and equipment and accounts payable transmission equipment by $26,103 (of which $20,445 was not yet placed in service as of March 31, 1998.)
(e) FCI recognized a tax benefit of $3,226 for the six months ended March 31, 1998. In accordance with the tax sharing agreement with AHI entered into on December 22, 1997, FCI recorded a dividend to AHI for the amount of the benefit to be realized by Armstrong Holdings Inc. ("AHI") (See Note 5 to the financial statements).

                See notes to consolidated financial statements.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.GENERAL

  Organization--FaciliCom International, LLC ("FCI, LLC") is a Delaware limited liability company that was formed on May 5, 1995 to engage in various international telecommunications businesses. On December 22, 1997, the owners of FCI, LLC entered into an Investment and Shareholders Agreement ("Agreement"). Under the Agreement, the owners of FCI, LLC transferred all of their respective units in FCI, LLC and FCI (GP), LLC, a Delaware limited liability company, to FaciliCom International, Inc. ("FCI"), a Delaware corporation, and additionally Armstrong (as defined) contributed $20,000,000 (in cash and assignment of indebtedness) to FCI, all in exchange for 225,741 shares of FCI's common stock. FCI was incorporated on November 20, 1997, and has 300,000 authorized shares of common stock. Since the reorganization was a combination of entities under common control, it was accounted for by combining the historical accounts of FCI, LLC, FCI (GP), LLC and FCI in a manner similar to a pooling of interests. FCI is authorized by the Federal Communications Commission (the "FCC") to provide global facilities-based services as well as switched international services through resale of the services and facilities of other international carriers. In addition, FCI has world-wide authorization for private line resale of noninterconnected private line services and authorization to resell interconnected private lines for switched services to Canada, the United Kingdom, Sweden, and New Zealand. FCI, LLC was and FCI is a majority-owned subsidiary of Armstrong International Telecommunications, Inc. ("Armstrong"), which is a wholly owned subsidiary of AHI.

  On July 21, 1995, FCI acquired 66.5% of the outstanding capital stock of both Nordiska Tele8 AB ("Tele8") and FGC, Inc. ("FGC"), entities related through common ownership. Subsequently, FCI acquired up to 99% of Tele8 and sold all of its interest in FGC. The additional interest in Tele8 was the result of three separate transations (see Notes 8 and 13). On March 14, 1997, $1,600,000 of Tele8 convertible debentures were converted into 7,400 shares of Tele8 common stock, on May 15, 1997, FCI paid $3,600,000 for 14,400 shares of Tele8 common stock and on October 23, 1997, FCI paid $750,000 for substantially all of the minority interest outstanding and recorded $750,000 of goodwill. Also, on October 23, 1997, FCI sold all of its interest in FGC for $100 and recorded a loss of approximately $79,000 on the transaction. Tele8 is a corporation organized under the laws of Sweden to provide national and international telecommunications services. FGC, a Delaware corporation, provides certain marketing services for Tele8 in the United States. These acquisitions were accounted for as purchase transactions with the purchase price being allocated to the assets and liabilities acquired based on their fair values as of the date of acquisition. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill and is being amortized over five years. The operations of Tele8 are included in FCI's statement of operations beginning July 1, 1995.

  The following summarizes the allocation of the purchase price to the major categories of assets acquired and liabilities assumed (in thousands):

     Current assets..................................................... $  343
     Property and equipment.............................................  1,760
     Excess of cost over net assets of businesses acquired..............  1,715
     Other intangibles..................................................     32
                                                                         ------
                                                                          3,850
     Less liabilities assumed...........................................  3,010
                                                                         ------
     Cash paid.......................................................... $  840
                                                                         ======

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Basis of Presentation--The accompanying consolidated financial statements include the accounts of FCI and its majority owned and wholly owned subsidiaries (together, the "Company"). All intercompany transactions and balances have been eliminated in consolidation. Because losses applicable to the minority interest exceed the minority interest in the equity capital and the minority stockholder is not obligated to provide additional funding with respect to the losses incurred, such losses are recorded by the Company.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     The Predecessor financial statements include the accounts for Tele8 prior to its acquisition by FCI, from the period January 1, 1995 (beginning of its fiscal year) to June 30, 1995. FGC operations were insignificant and are not included therein.

  b. Cash and cash equivalents--The Company considers its investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest and are highly liquid debt instruments of the U.S. government and commercial corporations and money market funds.

  c. Property and Equipment--Property and equipment is stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method. Depreciation expense includes the amortization of capital leases. The estimated useful lives of property and equipment are as follows:

     Transmission and communications equipment.................... 5 to 25 years
     Transmission and communications equipment--leased............ 5 to 25 years
     Furniture, fixtures and other................................  5 to 7 years

    The Company capitalizes the costs of software and software upgrades purchased for use in its transmission and communications equipment. The Company expenses the costs of software purchased for internal use. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

    Depreciation expense for the periods ended September 30, 1997, 1996 and 1995 was $2,052,532, $863,078 and $92,251, respectively.

    The Company periodically evaluates its long-lived assets to confirm that the carrying values have not been impaired using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121.

  d. Intangible Assets--Intangible assets, consisting primarily of goodwill, are amortized using the straight-line method over the following useful lives:

     Organization costs................................................. 5 years
     Licenses........................................................... 5 years
     Goodwill........................................................... 5 years

    Accumulated amortization for intangible assets was $1,062,270
    (Unaudited), $583,158 and $317,690 at March 31, 1998, September 30,
    1997 and 1996, respectively.

    The Company periodically evaluates its intangible assets to confirm that the carrying values have not been impaired using the provisions of SFAS No. 121.

  e. Income Taxes--FCI, LLC is a limited liability company and is not subject to income tax, while Facilicom International, Inc., incorporated on November 20, 1997 as a Delaware corporation is subject to income taxes (see Notes 1 and 13).

    Tele8 and FGC are corporations and FCI's wholly owned United Kingdom ("FCI-UK") subsidiary is a private limited company, and, as such, are subject to income taxes in the countries in which they operate. The Company accounts for income taxes under the liability method in accordance with the provisions set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing realization of deferred tax assets, the Company uses judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, both negative and positive, including the lack of historical earnings, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  f. Initial and Excess Capital Contributions--Excess capital contributions are the amounts of capital an owner has contributed in excess of the owner's initial capital commitment. The owners are credited with a guaranteed return through September 30, 1997 for the use of their capital, and profits and losses are allocated, in accordance with the provisions in the FCI LLC Limited Liability Company Agreement ("LLC Agreement").

     The guaranteed return is calculated as simple interest at a rate per annum equal to the lowest rate of interest available to Armstrong or any of its affiliates from time-to-time under any of their respective existing credit facilities. Upon liquidation of FCI LLC, allocations of annual net profits are allocated first to the Class A and Class B owners to the extent required to adjust capital accounts, then to the extent of cumulative net losses previously allocated in accordance with certain capital contribution priorities set forth in the LLC Agreement and thereafter 75% to Class A and 25% to Class B owners. Allocations of annual net losses are allocated to the extent of cumulative net profits previously allocated and then to the extent of owner's capital contributions and thereafter to the Class A owner. Net losses allocated to the Class B owner may not cause such owner's account to result in a deficit. The Company may make distributions after first paying any unpaid guaranteed return and then in accordance with the owner's respective capital contributions and thereafter 75% to the Class A owner and 25% to the Class B owner. Upon dissolution, the LLC Agreement provides for liquidation of FCI LLC's assets and any distribution to owners will be in accordance with the balance of their respective capital accounts. Following distribution of assets, owners having a capital account with a deficit balance shall be required to restore the account. The LLC Agreement provides that FCI LLC shall terminate on December 31, 2025. In consideration of all capital contributions made through September 30, 1997, the Class A and Class B owners owned 15,390,000 and 3,610,000 membership interests in FCI LLC, respectively, representing 81% and 19%, respectively, of such interests.

  g. Foreign Currency Translation--For non-U.S. subsidiaries, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are reported as a separate component of capital accounts. Exchange losses and gains resulting from foreign currency transactions are included in the results of operations based upon the provisions of SFAS No. 52, "Foreign Currency Translation."

  h. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  i. Revenue Recognition--The Company records revenues from the sale of telecommunications services at the time of customer usage based upon minutes of traffic processed at contractual fees. The Company has entered into, and continues to enter into, operating agreements with telecommunications carriers in several foreign countries under which international long distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country is routed to U.S. based international carriers, such as the Company, in the same proportion as traffic carried into the country. Mutually exchanged traffic between the Company and foreign carriers is settled through a formal settlement policy at an agreed upon rate which allows for the offsetting of receivables and payables with the same carrier (settlement on a net basis). Although the Company can reasonably estimate the revenue it will receive under the FCC's proportional share policy, there is no guarantee that the Company will receive return traffic and the Company is unable to determine what impact changes in future settlement rates will have on net payments made and revenue received. Accordingly, the Company does not record this revenue until the service is provided and the minutes of traffic are processed. The Company recognizes revenues from prepaid calling cards when earned.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  j. Cost of Revenue--Cost of revenue includes network costs which consist of access, transport and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services, including costs incurred under operating agreements.

  k. Interim Financial Information--The interim financial data as of March 31, 1998 and for the six-month periods ended March 31, 1998 and 1997, is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

  l. Stock-Based Compensation--SFAS No. 123, "Accounting for Stock-Based Compensation," defines a fair value method of accounting for stock options and similar equity instruments. Pursuant to the standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma income and earnings per share as if the Company had applied the fair value method of accounting. The Company has elected not to adopt the fair value method of accounting for employee stock-based transactions and will continue to account for such transactions under the provisions of APBO No. 25.

  m. Financial Instruments--The Company has financial instruments which include cash and cash equivalents, marketable securities, long-term debt obligations and loans from owners. The carrying values of these instruments in the balance sheets, except for marketable securities, approximated their fair market value. See Note 16 for disclosure of fair market value for marketable securities.

    The fair values of the instruments were based upon quoted market prices of the same or similar instruments or on the rate available to the Company for instruments of similar maturities.

  n. Undersea Fiber Optic Cable Arrangements--The Company obtains capacity on certain undersea fiber optic cables under three types of arrangements. The Indefeasible Right of Use ("IRU") basis provides the Company the right to use an undersea fiber optic cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and without any right to salvage or duty to dispose of the cable at the end of its useful life. Because of this lack of control and an IRU term approximates the estimated economic life of the asset, the Company accounts for such leases as leased transmission and communications equipment and as capital leases. The Minimum Assignable Ownership Units ("MAOU") basis provides the Company an ownership interest in the undersea fiber optic cable with certain rights to control and to manage the facility. Because of the ownership features, the Company records these undersea fiber optic cables as owned transmission and communications equipment and as long-term debt. The Carrier Lease Agreement basis involves a shorter term agreement which provides the Company the right to use capacity on a cable but without any rights and duties of ownership. The Company accounts for such leases as operating leases.

  o. Impact of Recently Issued Accounting Standards--In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure and is to be implemented for fiscal years ending after December 15, 1997; in June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which (i) establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements, (ii) requires an enterprise to report a total for comprehensive income in condensed financial statements of interim periods, and (iii) is to be

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES implemented for fiscal years beginning after December 15, 1997; in June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders and is to be implemented for fiscal years beginning after December 15, 1997. The implementation of such standards will not have a material impact on the Company's financial position or results of operations.

  p. Reclassifications--Certain amounts in the September 30, 1997 and 1996 consolidated financial statements have been reclassified to conform with the presentation of the March 31, 1998 (Unaudited) consolidated financial statements.

3.OPERATING DEFICIT AND MANAGEMENT'S PLANS

  The Company had a net loss of approximately $14 million for the year ended September 30, 1997. The owners of the Company committed to provide, make available, or ensure the availability of the necessary cash or working capital sufficient to sustain the operations of the Company through September 30, 1998. Management's plans include continued growth in new markets and existing markets and to improve sales volume. On January 28, 1998, the Company issued $300 million aggregate principal amount of 10 1/2% Senior Notes due 2008 (the "Notes") (see Note 13). Accordingly, the Company does not expect that it will require any additional working capital advances from its owners.

4.LONG-TERM DEBT OBLIGATIONS

  Long-Term Debt

  On March 27, 1997, FCI entered into an Equipment Loan and Security Agreement with NTFC Capital Corporation ("NTFC") to finance up to $5,000,000 for the purchase of transmissions and communications equipment. NTFC has advanced amounts exceeding $5,000,000 although the original agreement has not been revised. Interest is payable quarterly and is calculated based upon the London Interbank Offering Rate ("LIBOR") plus 4%. Quarterly principal payments commence on June 30, 1999. The loan is collateralized by the related equipment purchased under such agreement. The loan requires maintenance of certain financial and nonfinancial covenants. FCI received a waiver of certain covenant violations for the year ended September 30, 1997 and maintenance of those covenants was also waived through and including the year ended September 30, 1998. The covenants violated were related to the delinquent payment of current liabilities, the debt service coverage ratio, the debt to net worth ratio, the prohibition of business changes, the limitation of investments and the limitation on transactions with affiliates. The Company used a portion of the proceeds from the offering of Notes to pay off the indebtedness under the Equipment Loan and Security Agreement and the agreement was terminated. The outstanding balance at September 30, 1997 was $7,116,482.

  During 1995, FCI entered into an equipment financing agreement with Ericsson I.F.S. to purchase certain equipment. The original agreement was amended and restated on December 30, 1996, to increase the borrowing limit to $7,000,000 and certain terms were further revised on June 12, 1997 and November 21, 1997. Interest is calculated based upon LIBOR plus 4% and is payable quarterly beginning April 1, 1997. The LIBOR rate at September 30, 1997 and 1996, respectively, was 5.8% and 5.4%. Quarterly principal payments commence on June 30, 1998. The loan is collateralized by the related equipment purchased under the financing agreement. The loan requires maintenance of certain financial and nonfinancial covenants. FCI received a waiver of certain covenant violations of the original and amended and restated loan agreements. The covenants were then modified. The covenants violated were related to the requirement of mandatory

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES prepayments of the loan, revisions to the Limited Liability Company Agreement, limitations on distribution to owners and patents, licenses and franchises, earnings before interest, taxes, depreciation and amortization ("EBITDA") coverage ratio, minimum tangible net worth, current ratio, debt to annualized EBITDA ratio, and limitation on capital expenditures. The Company used a portion of the proceeds from the offering of Notes to pay off the indebtedness under the equipment financing agreement and the agreement was terminated. The outstanding balance at September 30, 1997 and 1996 was $5,093,782 and $4,327,188, respectively.

  The total amounts of Property and Equipment collateralized at September 30, 1997 and 1996 approximate the outstanding loan balances.

  On November 30, 1995, Tele8 entered into a five year financing agreement to purchase, on an MAOU basis, undersea fiber optic cable capacity from Teleglobe Cantat-3 Inc. and Telecom A/S. Interest is calculated based upon LIBOR plus 4.5%. Quarterly interest and principal payments began December 31, 1995. The loan is collateralized by all rights, titles and interests in the undersea fiber optic cable capacity. The outstanding balance at March 31, 1998, September 30, 1997 and 1996 was $425,560 (Unaudited), $520,135
  and $709,275, respectively.

  On March 15, 1996, Tele8 entered into another five year financing agreement to purchase, on an MAOU basis, undersea fiber optic cable capacity from Teleglobe Cantat-3 Inc. and Telecom A/S. Interest is calculated based upon LIBOR plus 4.5%. Quarterly interest and principal payments began March 31, 1996. The loan is secured by all rights, titles and interests in the undersea fiber optic cable capacity. The outstanding balance at March 31, 1998, September 30, 1997 and 1996 was $511,635 (Unaudited), $613,965 and
  $818,625, respectively.

  Tele8 has other debt instruments that bear interest at various rates. At March 31, 1998, September 30, 1997 and 1996 $488,000 (Unaudited), $545,000
  and $1,185,000, respectively, was payable to Ericsson I.F.S. for financed equipment and is due in annual installments through 2002. In addition to the amounts payable to Ericsson I.F.S., $152,000 (Unaudited), $154,000 and $566,550 was payable to other creditors at March 31, 1998, September 30, 1997 and 1996, respectively.

  On January 28, 1998, FCI issued $300 million aggregate principal amount of Notes bearing interest at 10.5% due 2008 pursuant to an Indenture (the "Offering"). The Notes are unsecured obligations of FCI and interest on the Notes is payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998.

  The Notes are redeemable at the option of FCI, in whole or in part at any time on or after January 15, 2003, at specified redemption prices plus accrued and unpaid interest. In addition, at any time prior to January 15, 2001, FCI, may redeem from time to time up to 35% of the originally issued aggregate principal amount of the Notes at the specified redemption prices with the net cash proceeds (as defined in the Indenture) of one or more public equity offerings. In the event of a change in control of ownership of FCI, Inc., each holder of the Notes has the right to require FCI, to purchase all or any of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount.

  FCI used approximately $86.5 million of the proceeds from the Offering to purchase investments consisting of U.S. Government Obligations, which are pledged as security and restricted for the first six scheduled interest payments on the Notes (see Note 16).

  The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments including dividends, transactions with affiliates, liens and asset sales.

  FCI is required, under the terms of the Indenture, to register the Notes under the Securities Act of 1933, as amended, within prescribed time periods.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  Capital Leases

  The Company leases certain undersea fiber optic cables under agreements permitting the use of the cables over periods up to 25 years with payment requirements over periods not exceeding five years. Payments are made quarterly and interest is calculated at LIBOR plus 4% to 4.5%.

  Future minimum payments on long-term debt and capital lease obligations at September 30, 1997 are as follows (in thousands):

                                                             LONG-TERM CAPITAL
                                                               DEBT    LEASES
                                                             --------- -------
   1998.....................................................  $ 1,043  $  774
   1999.....................................................    2,442     717
   2000.....................................................    3,284     655
   2001.....................................................    2,938     520
   2002.....................................................    2,938     101
   Thereafter...............................................    1,398      --
                                                              -------  ------
   Total future minimum payments............................  $14,043  $2,767
                                                              =======
   Less: Amount representing interest (using September 30,
    1997 LIBOR rate)........................................             (471)
                                                                       ------
                                                                       $2,296
                                                                       ======

  Future minimum payments on long-term debt and capital lease obligations at March 31, 1998 are as follows (in thousands):

                                                         LONG-TERM CAPITAL
                                                           DEBT    LEASES
                                                         --------- -------
                                                            (UNAUDITED)
   1999................................................. $    566  $ 4,229
   2000.................................................      566    3,871
   2001.................................................      445      636
   2002.................................................       --      401
   2003.................................................       --       29
   Thereafter...........................................  300,000       --
                                                         --------  -------
   Total future minimum payments........................ $301,577  $ 9,166
                                                         ========
   Less: Amount representing interest (using March 31,
    1998 LIBOR rate)....................................           (1,202)
                                                                   -------
                                                                   $ 7,964
                                                                   =======

  Predecessor

  Tele8 leases property and equipment under capital leases. Interest on the capital leases is paid quarterly at the rate of LIBOR plus 3.5% to 6%. Tele8 had outstanding interest-bearing working capital advances from Armstrong and its owners that accrues interest with rates ranging from 0% to 11%.

5.INCOME TAXES

  Deferred tax assets of approximately $2,830,000 and $300,000 at September 30, 1997, respectively, are related to the cumulative net operating loss ("NOL") carryforwards of Tele8 and FCI-UK totaling approximately $10,100,000 and $1,000,000, respectively. At September 30, 1996, a deferred tax asset of approximately $1,120,000 is principally related to cumulative net operating loss carryforwards of Tele8 totaling approximately $4,000,000. The NOLs do not expire under Swedish and United Kingdom tax laws. A valuation allowance has been established for the amount of deferred tax assets at both September 30, 1997 and 1996.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  Also, on December 22, 1997, the Company adopted a tax sharing agreement with AHI, whereby the Company is obligated to file a consolidated federal income tax return with AHI and subsidiaries. Under the Agreement, FCI is obligated to pay, with certain exceptions, its share of the consolidated tax liability to AHI and FCI will not be paid by AHI for tax benefits realized in the consolidated tax return. At December 31, 1997, FCI had approximately $1,018,000 (Unaudited) of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes that amounted to approximately $393,000 (Unaudited) and was recorded as a deferred tax liability and deferred income tax expense for the change in tax status for the six months ended March 31, 1998.

  From December 23, 1997 through March 31, 1998, the period after the change in tax status, FCI recorded a tax benefit of $3.6 million based upon the Company's losses expected to be utilized by AHI. The net benefit recorded was passed through to AHI. The pro forma effect on the tax provision had the Company not been included in the consolidated tax return of AHI, is that the net benefit would have been $0 as the net $3.2 million generated from operating losses would have been fully reserved.

  The components of loss before income taxes for the six month period ended March 31, 1998 and the periods ended September 30, 1997, 1996 and 1995 are as follows (in thousands):

                                              1998      1997     1996     1995
                                           ----------- -------  -------  ------
                                           (UNAUDITED)
   Domestic...............................   $16,190   $ 6,978  $ 3,009  $  368
   Foreign................................     4,736     7,053    6,653   1,357
                                             -------   -------  -------  ------
     Total................................   $20,926   $14,031  $ 9,662  $1,725
                                             =======   =======  =======  ======

  The components of the income tax provision for the six month period ended
  March 31, 1998 and the periods ended September 30, 1997, 1996 and 1995 are as follows (in thousands):

                                              1998      1997     1996     1995
                                           ----------- -------  -------  ------
                                           (UNAUDITED)
   Deferred tax asset-foreign NOLs .......   $   804   $ 2,010  $ 1,120  $  --
   Valuation allowance....................      (804)   (2,010)  (1,120)    --
   Change in tax status...................      (393)      --       --      --
   Tax benefit utilized by AHI............     3,619       --       --      --
                                             -------   -------  -------  ------
                                             $ 3,226   $   --   $   --   $  --
                                             =======   =======  =======  ======

  There are no pro forma income tax amounts presented giving effect to the change in tax status for the statements of operations presented as the Company would have been a stand alone taxpaying entity and a valuation allowance would have been established for any net deferred tax benefit related to net operating losses.

  Predecessor

  Tele8 has deferred tax assets of approximately $955,000 at June 30, 1995 which is principally related to the cumulative net operating loss carryforwards totaling approximately $3,400,000 at June 30, 1995. A valuation allowance has been established for the entire deferred tax asset and the allowance increased by $375,500 during the period from January 1, 1995 to June 30, 1995. Due to the change in ownership any net operating losses generated in 1995 and prior years are not available for future use.

  The difference between the tax provision calculated at the statutory Swedish income tax rate and the effective tax provision for the period from January 1, 1995 to June 30, 1995 is as follows (in thousands):

   Tax benefit at statutory rate......................................... $ 375
   Increase in deferred tax asset valuation..............................  (375)
                                                                          -----
   Provision for income taxes............................................ $ --
                                                                          =====

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

6.OPERATING LEASES

  The Company leases office facilities and certain fiber optic cables and switching facilities under noncancelable operating leases. Rental expense for the periods ended September 30, 1997, 1996, and 1995 was $889,380, $355,010, and $63,041, respectively.

  Future minimum lease payments under noncancelable operating leases as of September 30, 1997 are as follows (in thousands):

   1998.................................................................. $1,521
   1999..................................................................  1,324
   2000..................................................................    479
   2001..................................................................    190
   2002..................................................................     98
                                                                          ------
                                                                          $3,612
                                                                          ======

  Predecessor

  Tele8 leases office facilities and equipment under noncancelable operating leases. Rental expense for the period from January 1, 1995 to June 30, 1995 was $102,602.

7.BORROWINGS FROM OWNERS

  At September 30, 1996, the Company had outstanding interest-bearing working capital advances from Armstrong totaling $1,549,000. On November 1, 1996, FCI entered into a Convertible Line of Credit Agreement with Armstrong. The outstanding advances were converted into borrowings under the line of credit agreement. Under such agreement, FCI had a $15,000,000 credit facility of which $5,000,000 was available in cash and $10,000,000 was available for letter of credit needs. Armstrong had the right, at any time on or before October 31, 1999, to convert the entire principal amount of the cash loan into a maximum of 3.1% of additional ownership and convert the letter of credit balance outstanding into a maximum additional 4.44% ownership. In 1997, Armstrong converted the outstanding balance of $5,396,000 under the cash portion of the agreement into an ownership interest.

  At September 30, 1997, FCI has $10,000,000 for letter of credit needs of which it has outstanding letters of credit of $6,136,000 under the Convertible Line of Credit Agreement.

  In 1997, FCI entered into a Bridge Loan Agreement with Armstrong in which FCI can borrow up to $10,000,000. Interest is calculated based upon prime plus 1%. The prime rate was 8.5% at September 30, 1997. The loan is due on October 1, 1998. The outstanding balance at September 30, 1997 was $6,250,000. During the three months ended December 31, 1997, Armstrong converted the outstanding balance of $6,250,000 (Unaudited) into an ownership interest (see Note 1).

  Additionally, as of September 30, 1996, Tele8 had issued convertible debentures in the amount of $480,000 to a minority stockholder of both Tele8 and FGC (the "Minority Stockholder"). Such convertible debentures accrued interest at LIBOR plus 4%. Interest was payable annually on September 30, with the full principal amount due on September 30, 2003 (see
  Note 8).

  FCI's total interest expense under the above borrowings was $462,247 and $25,527 for the years ended September 30, 1997 and 1996, respectively. At September 30, 1997, there was $90,950 related to interest accrued.

8.OTHER RELATED PARTY TRANSACTIONS

  As of September 30, 1996, FCI had an advance to the Minority Stockholder of $499,000.

  As of September 30, 1996, FCI and the Minority Stockholder held $1,120,000 and $480,000, respectively, of Tele8 debentures totaling $1,600,000 which earned interest at LIBOR plus 4%. The holder of the debentures had the right to convert the outstanding principal balance into Tele8 common stock at a predetermined price ranging from $200 to $250 per share.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  On December 23, 1996, the Minority Stockholder assigned its right, title and interest in the Tele8 convertible debentures to FCI to satisfy the outstanding advance due to FCI from the Minority Stockholder. On March 14, 1997, FCI converted all of its Tele8 convertible debentures into 7,400 shares of Tele8 common stock. On May 15, 1997, Tele8 issued 14,400 additional shares of common stock to FCI for consideration of $3,600,000. Such transactions increased FCI's ownership in Tele8 to 89.6%.

  In March 1996, Tele8 Kontakt, a subsidiary of FCI at that time, was awarded a license agreement from the Swedish government for certain rights relating to communications systems and technology. During October 1996, FCI distributed its rights under such license agreement to its owners.

  FCI has contracted with Armstrong, since its inception, for the performance of certain services by Armstrong for FCI, including but not limited to financial accounting, professional and billing services. In July 1997, two agreements with terms of five years each were entered into for such services. Expenses related to such contracted services of approximately $439,000 and $7,400 are included in the statements of operations for the year ended September 30, 1997 and 1996, respectively. At September 30, 1997, there was approximately $298,000 for unpaid amounts related to such contracted services.

  The terms of the agreements include professional services billed at hourly rates, check processing at an amount per check and data center services based on usage and disk storage space. The Company believes that the terms of the agreements are competitive with similar services offered in the industry.

9.BENEFIT PLANS

  Tele8

  Tele8 contributes to the Swedish state pension fund, social insurance, medical insurance and unemployment charters for its employees. Tele8's contribution of $781,000, $563,003 and $88,168 for the periods ended September 30, 1997, 1996 and 1995, respectively, represents approximately 40% of the employees' salaries for respective periods and was expensed as incurred. For the period from January 1, 1995 to June 30, 1995 Tele8's contribution was approximately $92,000.

  401(k)

  Employees of FCI may participate in a salary reduction (401(k)) plan administered by Armstrong. All contributions represent employee salary reductions.

  Performance Unit Plan

  Certain employees and directors are eligible to participate in a Performance Unit Plan established by the Company, under which a maximum of 1,254,000 units may be granted. A unit is a right to receive a cash payment equal to the excess of the fair market value of a unit on its maturity date over the initial value of a unit. Fair market value of a unit as determined by the management committee of the Company. At September 30, 1997 and 1996, 484,500 and 152,000 units have been granted, respectively. Participants vest in their units over a period not to exceed two years and are entitled to receive cash compensation equivalent to the value of the units at the time a participant retires provided the participant has 10 years of continuous service or, if earlier, upon the occurrence of certain events, including a change in control of the Company. The Company accrues to expense over the participant's service vesting period (10 years) amounts based on the value of the unit at year end. Amounts charged to expense for this plan for the year ended September 30, 1997 was $288,000. No amounts were expensed in prior years (see Note 13).

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

10.CONCENTRATION OF RISK

  Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. Four of the Company's customers accounted for approximately 25.2%, 31.0% and 50.0% of gross accounts receivable as of March 31, 1998, September 30, 1997 and 1996, respectively. The Company performs on-going credit evaluations of its customers but does not currently require collateral to support customer receivables. However, many of the Company's customers, including these four, are suppliers to whom the Company has accounts payable that mitigate this risk.

  In addition, the Company is dependent upon certain suppliers for the provision of telecommunication services to its customers. The Company has not experienced, and does not expect, any disruption of such services.

  Approximately 24% and 41% of the Company's revenues for the years ended September 30, 1997 and 1996, respectively, were derived from two customers each with percentages in excess of 10%.

11.COMMITMENTS

  Equipment

  At September 30, 1997, the Company had outstanding commitments to purchase certain switching equipment for approximately $8.6 million. The Company continues to acquire additional equipment and to obtain financing for some commitments during fiscal year 1998.

12.CONTINGENCIES AND LITIGATION

  The Company is involved in various claims and possible actions arising in the normal course of its business. Although the ultimate outcome of these claims cannot be ascertained at this time, it is the opinion of the Company's management, based on its knowledge of the facts and advice of counsel, that the resolution of such claims and actions will not have a material adverse effect on the Company's financial condition or results of operations.

  In August 1997, the Company entered into a settlement agreement relating to litigation arising from a certain 1996 Tele8 international telephone services agreement and related billing, collection and factoring agreements with third parties. For the year ended September 30, 1996, selling, general and administrative expenses includes approximately $708,000 of losses relating to the settlement of which $500,000 represents a reserve on advances, paid at the time of the settlement agreement, on behalf of the telephone service company. Under the settlement agreement all of the above amounts were paid to fully satisfy any amounts which may be owing from the Company and the telephone services company to a company under a factoring agreement. At the date of settlement, the management of the Company believed the amounts advanced to the telephone services company were uncollectible. The settlement agreement also provides for the factoring company to assign to the Company any and all receivable claims the factoring company may have against the billing and collection agent ("Agent"). The Company has filed a complaint against the Agent for breach of contract and related claims pursuant to an agreement between the Company and the Agent. The Agent has agreed to place in escrow the sum of $1,431,324. On May 8, 1998, the balance of the escrow account was distributed among various entities. The Company received $790,880.

13.SIGNIFICANT EVENTS AFTER SEPTEMBER 30, 1997

  As discussed in Note 1, on October 23, 1997, FCI entered into a Stock Purchase Agreement, effective October 1, 1997, with the Minority Stockholder whereby FCI purchased all of the Minority Stockholders' interest in Tele8 for $750,000 and sold all of its interest in FGC to the Minority Stockholder for $100 and recorded a loss of approximately $79,000 on the transaction. As of October 23, 1997, FCI owns 99% of Tele8. FCI recorded $750,000 of goodwill related to the purchase of the Minority Stockholders interest.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  As discussed in Note 1, FCI was incorporated on November 20, 1997. FCI is a corporation subject to income taxes and due to the exchange the results of operations of FCI will be subject to income taxes (see Note 5).

  On December 22, 1997, the Board of Directors adopted the 1997 Phantom Stock Rights Plan (the "Phantom Stock Plan"). The Phantom Stock Plan provides for the granting of phantom stock rights ("Phantom Shares") to certain directors, officers and key employees of the Company and its subsidiaries. The total number of Phantom Shares which may be granted pursuant to the Phantom Stock Plan is 6,175, subject to adjustments for stock splits and stock dividends.

  All of the units granted under the Company's Performance Unit Plan (see
  Note 9) were exchanged for equivalent phantom rights with equivalent terms under the new phantom rights plan. Accordingly, 4,845 Phantom Shares have been granted of which 3,182 had vested. All of the provisions of the Phantom Stock Plan including vesting, forfeiture and cash settlement mirror the provisions of the Company's Performance Unit Plan.

  On December 22, 1997, the Board of Directors adopted two 1997 Stock Option Plans ("Stock Option Plan No. 1"and "Stock Option Plan No. 2"). Both plans provide for the grant of options to purchase shares of the Company's common stock to certain directors, officers and key employees of the Company and its subsidiaries. The purpose of Stock Option Plan No. 1 is to provide to the Company the discretionary ability to grant options in replacement and substitution of Phantom Shares which have been granted pursuant to the Phantom Stock Plan. The aggregate number of shares of Common Stock as to which options may be granted pursuant to Stock Option Plan No. 1 is 6,175, subject to adjustments for stock splits and stock dividends, and no options may be granted under the plan after December 22, 2007.

  The principal terms of Stock Option Plan No. 2 are substantially identical with Stock Option Plan No. 1 with the following exceptions: (i) the aggregate number of shares of common stock as to which options may be granted pursuant to Stock Option Plan No. 2 is 5,135, subject to adjustments for stock splits and stock dividends; (ii) options under Stock Option Plan No. 2 are intended to be granted for reasons other than replacement and substitution of Phantom Shares that have been granted pursuant to the Phantom Stock Plan; and (iii) the exercise price for options granted under Stock Option Plan No. 2 is determined by the administrator but, except as may be approved by the Board of Directors, such price may not be less than 100% of the fair market value per share of the common stock on the date of grant.

  No options have been authorized or granted under the stock option plans. Subject to certain limited exceptions no option is exercisable during the first six months of its term with expiration ten years thereafter.

  On March 31, 1998, the Board of Directors adopted the FaciliCom International, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan") and terminated the Stock Option Plan No. 1 and Stock Option Plan No. 2. By resolution of the Board of Directors on March 31, 1998, the Company's Certificate of Incorporation was amended to create 25,000 shares of a non-voting class of common stock. At March 31, 1998, the Company has 300,000 authorized shares, of which 275,000 are a voting class of common stock.

  The 1998 Stock Option Plan provides for the grant of options to purchase shares of the Company's non-voting common stock to certain directors, officers, key employees and advisors of the Company. The aggregate number of options that may be granted under the 1998 Stock Option Plan is 22,574 and no option may be granted after March 31, 2008. No option is exercisable within the first six months of grant and options expire after ten years.

  Also on March 31, 1998, all of the Phantom Shares previously granted to employees of the Company under the Company's Phantom Stock Plan were converted to options under the 1998 Stock Option Plan, and the Company granted additional options to purchase 6,448 shares of non-voting common stock to employees, directors and advisors under the 1998 Stock Option Plan. The exchange of employees' Phantom Shares for options resulted in additional compensation cost for the incremental value of the new option amortized over the vesting period of the option that is shorter than the service period of the Phantom Shares. Total unrecognized compensation cost approximated $1,672,375 at time of conversion.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

  A summary of the stock option activity at March 31, 1998 is as follows:

                                    OPTION               OPTION                OPTION
                                    SHARES               SHARES                SHARES
                              (EXERCISE PRICE $1) (EXERCISE PRICE $263) (EXERCISE PRICE $500)
                              ------------------- --------------------- ---------------------
    Options granted and
    outstanding at March 31,
    1998 (unaudited)........         9,918                 670                   705

  All of the options outstanding at March 31, 1998 have a 10 year life and an option price range from $1.00 to $500 per option share. The options vest over a period up to 5 years and at March 31, 1998 there were 8,826 options granted that vested immediately. The Company recognized compensation cost of $5,202,141 (unaudited) as of March 31, 1998 relating to options granted and recognized compensation cost of $311,592 (unaudited) for the six months ended March 31, 1998 relating to the Company's Phantom Stock plan. At March 31, 1998 compensation cost includes $2,112,640 (unaudited) for 3,401 (unaudited) options with an exercise price of $1.00 granted to certain non-employee directors and advisors related to certain directors of the Company.

  The fair value of options granted at March 31, 1998 was as follows:

                                                               OPTION FAIR VALUE
     OPTION SHARES                                             AT MARCH 31, 1998
     EXERCISE PRICE                                             (DATE OF GRANT)
     --------------                                            -----------------
                                                                  (unaudited)
     $  1.....................................................       $640
     $263.....................................................       $423
     $500.....................................................       $306

  The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model are: dividend yield 0%, volatility 30%, risk free interest rate of 6%, assumed forfeiture rate of 0% and an expected life of 3 to 5 years.

  If the Company would have recorded compensation cost for the Company's stock option plan consistent with the fair value-based method of accounting prescribed under SFAS No. 123 it would have had an immaterial effect on the net loss of the Company for the six months ended March 31, 1998.

  On April 27, 1998, the Company entered into a Stock Purchase Agreement to purchase 100% of the issued and outstanding capital stock of Oy Teleykkanen AB ("Tele 1"), a corporation formed under the laws of Finland, for $4.0 million in cash. Tele 1 is a Finnish provider of local and long distance international telecommunication services and has a carrier agreement to exchange customer traffic with Telecom Finland, the dominant carrier in Finland.

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

14.VALUATION AND QUALIFYING ACCOUNTS


  Activity in the Company's allowance accounts for the periods ended September 30, 1997, 1996 and 1995 were as follows (in thousands):

                                       DOUBTFUL ACCOUNTS
                 --------------------------------------------------------------
                     BALANCE AT         CHARGED TO                 BALANCE AT
                 BEGINNING OF PERIOD COSTS AND EXPENSE DEDUCTIONS END OF PERIOD
                 ------------------- ----------------- ---------- -------------
   1995.........        $--               $  --         $   --        $--
   1996.........        $--               $  --         $   --        $--
   1997.........        $--               $1,263        $(1,102)      $161

                                  DEFERRED TAX ASSET VALUATION
                 --------------------------------------------------------------
                     BALANCE AT         CHARGED TO                 BALANCE AT
                 BEGINNING OF PERIOD COSTS AND EXPENSE DEDUCTIONS END OF PERIOD
                 ------------------- ----------------- ---------- -------------
   1995.........       $  --              $  --           $--        $  --
   1996.........       $  --              $1,120          $--        $1,120
   1997.........       $1,120             $2,010          $--        $3,130

  See Note 5 for amounts relating to Tele8 (Predecessor).

15.GEOGRAPHIC DATA

  The Company operates as a provider of international long-distance telecommunications services. The Company is a multinational company operating in many countries including the United States, the United Kingdom, Sweden, Denmark and the Netherlands. Sales between geographic areas represent the providing of services through carrying and ultimately termination of customer traffic originated in the other geographic area and are accounted for based on established sales prices. In computing operating loss for foreign operations, no allocations of certain general corporate expenses have been made. Summary information with respect to the Company's geographic operations is as follows:

                                                       SIX MONTHS ENDED     YEARS ENDED       PERIOD FROM      PERIOD FROM
                                                          MARCH 31,        SEPTEMBER 30,     MAY 5, 1995 TO JANUARY 1, 1995 TO
                                                       -----------------  -----------------  SEPTEMBER 30,    JUNE 30, 1995
                                                         1998     1997      1997     1996         1995        (PREDECESSOR)
                                                       --------  -------  --------  -------  -------------- ------------------
                                                         (UNAUDITED)
   NET REVENUE
     North America.................................    $ 56,067  $22,302  $ 56,315  $ 8,363     $   --           $   --
     Europe........................................      34,541    8,000    24,187    7,347         547              367
     Eliminations..................................     (19,654)  (3,208)  (10,315)  (3,819)        --               --
                                                       --------  -------  --------  -------     -------          -------
       Total.......................................    $ 70,954  $27,094  $ 70,187  $11,891     $   547          $   367
                                                       ========  =======  ========  =======     =======          =======
   OPERATING LOSS
     North America.................................    $(12,856) $(2,050) $ (6,337) $(2,936)    $  (359)         $   --
     Europe........................................      (3,752)  (3,223)   (5,023)  (6,640)     (1,201)          (1,305)
                                                       --------  -------  --------  -------     -------          -------
       Total.......................................    $(16,608) $(5,273) $(11,360) $(9,576)    $(1,560)         $(1,305)
                                                       ========  =======  ========  =======     =======          =======
   ASSETS
     North America.................................    $315,643  $15,984   $25,035  $ 9,431     $   387          $   --
     Europe........................................      70,364   13,283    21,824   13,042       5,353            4,422
     Eliminations..................................     (10,192)  (1,568)   (2,842)  (1,465)        (76)             --
   --------------------------------------------------
                                                       --------  -------  --------  -------     -------          -------
       Total.......................................    $375,815  $27,699  $ 44,017  $21,008     $ 5,664          $ 4,422

                FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

16.MARKETABLE SECURITIES

  In accordance with SFAS 115, the Company's debt securities are considered either held-to-maturity or available-for-sale. Held-to-maturity securities represent those securities that the Company has both the positive intent and the ability to hold to maturity, and are carried at amortized cost. This classification includes those securities purchased and pledged for payment of interest on the Notes (see Note 13). Available-for-sale securities represent those securities that do not meet that classification of held-to-maturity, are not actively traded and are carried at fair value. Unrealized gains and losses on these securities are excluded from earnings and are reported as a separate component of capital accounts until realized.

  The amortized cost and estimated fair value of the marketable securities are as follows (unaudited):

                                                     MARCH 31, 1998
                                         ---------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
             (IN THOUSANDS)                COST       GAIN       LOSS     VALUE
---------------------------------------- --------- ---------- ---------- -------
Held-to-Maturity
 U.S. Government Securities
  Maturing in 1 year or less............  $29,312     $--        $110    $29,202
  Maturing between 1 and 3 years........   57,470      --         511     56,959
                                          -------     ----       ----    -------
Total held-to-maturity..................   86,782      --         621     86,161
                                          -------     ----       ----    -------
Available-for-sale
  Commercial paper......................   20,043      --          61     19,982
  Government backed securities..........   31,727      --          57     31,670
                                          -------     ----       ----    -------
Total available-for-sale................  $51,770     $--        $118    $51,652
                                          =======     ====       ====    =======

AS REPORTED MARCH 31, 1998 (IN THOUSANDS):
------------------------------------------
Current Assets:
  Held-to-maturity (at amortized cost)................................... $29,312
  Available-for-sale (at fair value).....................................  51,652
                                                                          -------
Total current assets..................................................... $80,964
                                                                          =======
Noncurrent Assets:
  Held-to-maturity (at amortized cost)................................... $57,470
                                                                          =======

                                                                        ANNEX A

                                   GLOSSARY

  accounting or settlement rate--The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

  CUG (Closed User Group)--A group of specified users, such as employees of a company, permitted by applicable regulations to access a private voice or data network, which access would otherwise be denied to them as individuals.

  facilities-based carrier--A company that owns or leases its international network facilities including undersea fiber optic cables and switching facilities rather than reselling time provided by another facilities-based carrier.

  FCC--Federal Communications Commission.

  IRU (Indefeasible Right of Use)--The rights to use a telecommunications system, usually an undersea fiber optic cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

  ISR (International Simple Resale)--The use of international leased lines for the provision of switched voice services to the public, by-passing the current system of accounting rates.

  MAOU (Minimum Assignable Ownership Units)--Capacity on a telecommunications system, usually an undersea fiber optic cable, acquired on an ownership basis.

  operating agreement--An agreement that provides for the exchange of international long distance traffic between correspondent international long distance providers that own facilities in different countries. These agreements provide for the termination of traffic in, and return traffic from, the international long distance providers' respective countries at a negotiated "accounting rate." Under a traditional operating agreement, the international long distance provider that originates more traffic compensates the corresponding long distance provider in the other country by paying an amount determined by multiplying the net traffic imbalance by the latter's share of the accounting rate.

  Points of Presence (PoPs)--Switches owned or leased by an interexchange carrier that is located near a local exchange carrier's switch and that enables the interexchange carrier to access to the local exchange carrier's customers and/or services.

  PSTN (Public Switched Telephone Network)--A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

  PTT (Postal, Telephone and Telegraph Company)--The dominant carrier or carriers in each country, often, but not always, government-owned or protected.

  private line--A private, dedicated telecommunications line connecting different end user locations.

  RBOC (Regional Bell Operating Company)--The seven telephone companies established by the 1982 agreement between AT&T and the Department of Justice.

  resale--Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

  switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  undersea fiber optic cable--Fiber optic cable is the medium of choice for the telecommunications industry. Fiber is immune to electrical interference and environment factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has to have more bandwidth capacity that a copper wire the size of a telephone pole. For international service, the fiber optic cable is placed at the bottom of the oceans in order to connect the various continents.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICA-TION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PRO-SPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

Available Information.....................................................    4
Disclosure Regarding Forward-Looking Statements...........................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   17
The Exchange Offer........................................................   28
Capitalization............................................................   37
Selected Consolidated Financial and Other Data............................   38
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   40
Business..................................................................   49
Management................................................................   67
Principal Stockholders....................................................   76
Certain Relationships and Related Transactions............................   77
Description of Capital Stock..............................................   79
Summary of Other Indebtedness.............................................   80
Description of Notes......................................................   82
Certain United States Federal Income Tax Considerations...................  111
Plan of Distribution......................................................  112
Legal Matters.............................................................  112
Experts...................................................................  112
Index to Financial Statements.............................................  F-1
Glossary of Terms.........................................................  A-1

                               -----------------
 UNTIL AUGUST 31, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING EX-CHANGE NOTES RECEIVED IN EXCHANGE FOR OLD NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."

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                                 $300,000,000

                                     LOGO

                                   FACILICOM
                              INTERNATIONAL, INC.

                               OFFER TO EXCHANGE

                    10 1/2% SERIES B SENIOR NOTES DUE 2008

                 FOR ANY AND ALL 10 1/2% SENIOR NOTES DUE 2008

                                   --------

                                  PROSPECTUS

                                 JUNE 2, 1998

                                   --------




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